UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Soliciting Material under §240.14a-12

JANUS HENDERSON GROUP PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE FROM OUR BOARD CHAIR

John Cassaday

Chair of the Board

March 23, 2023

Dear fellow shareholder,

On behalf of our Board of Directors, we are pleased to invite you to the 2023 Annual General Meeting of Shareholders of Janus Henderson Group plc to be held on Wednesday, May 3, 2023, at 151 Detroit Street, Denver, CO 80206, USA, starting at 3:00 p.m. local time. Please read the following Notice of Annual General Meeting and Proxy Statement, as well as our 2022 Annual Report, carefully before you vote.

While 2022 was a challenging year in many respects, it was also an exciting year of transition and progress at Janus Henderson. US stocks suffered the worst year since the financial crisis, amidst a difficult geopolitical, volatile economic, and inflationary backdrop. Despite the difficult operating environment, your company delivered solid financial results, maintained a strong balance sheet, and generated healthy cash flow, which enabled us to return over $350 million to shareholders through dividends and share repurchases. Our full-year operating margin was 22.2% versus 29.7% in 2021, and our adjusted operating margin* was 33.8% compared to 43.4% in 2021. While our financial position remains strong, we know our potential is greater than our current financial results.

The strategy we articulated in 2022, Protect & Grow, Amplify, and Diversify, is centered on the belief that a combination of relentless focus and disciplined execution across our core business will drive future success as a global active asset manager. Specifically, our strategy builds upon a strong foundation for sustained organic growth, and opportunistic inorganic growth, to create value for our stakeholders. We invite you to read more about our strategy and the progress made beginning on page 7 in this Proxy Statement. We are actively moving forward as a company, and we are excited that we are starting to see the benefits of our new strategy, our simplified operating model, and our strategic investments in technology and people.

We successfully elevated internal and added external talent across the organization, including in Investments, Distribution, Operations, and ESG. Our leadership also experienced a significant refresh during 2022, with Chief Executive Officer Ali Dibadj joining in June, and with six new Board members, including myself as Chair, bringing increased diversity and world-class, varied expertise. As our CEO reiterated on our fourth quarter 2022 results presentation, looking forward, we will continue to control what we can control, including cost discipline, investment in our business, client outreach, and investment performance.

The Board of Directors would like to thank our prior Chair, Richard Gillingwater, who retired at the end of December, for his outstanding service to Janus Henderson over his nearly 10 years on the Board. In addition to my appointment to the Board, and subsequent appointment as Chair, we were pleased to welcome five other members to Janus Henderson’s Board of Directors in 2022: Ed Garden and Brian Baldwin, who represent our largest shareholder Trian Fund Management, L.P., Alison Quirk, Anne Sheehan, and Ali Dibadj. These additions provide deep industry experience, fresh perspectives, and valuable insights to complement continuing directors’ skill sets. We are deeply thankful for the contributions of Nelson Peltz, Lawrence Kochard, and Jeffrey Diermeier, who stepped down from the Board since the 2022 Annual Meeting. Their significant contributions and insights helped guide and position Janus Henderson for future success.

As a shareholder, it is important that your shares are represented at the 2023 Annual Meeting in person or by proxy. You may vote your shares by internet, telephone, or mail pursuant to the instructions included on the proxy card or voting instruction form. Last year, approximately 85% of all eligible votes were cast by shareholders at the 2023 Annual Meeting, demonstrating the strong engagement and commitment of our shareholders to Janus Henderson.

On behalf of our Board of Directors, we thank you for your share ownership in Janus Henderson and your continued support. We hope you can attend our 2023 Annual Meeting.

Very truly yours,

John Cassaday

Chair

* For additional information, see Annex A, “Reconciliation of Non-GAAP Financial Measures.”

May 3, 2023

3:00 p.m. Denver Time

Janus Henderson Group plc
151 Detroit Street
Denver, Colorado 80206, USA

NOTICE

OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

AGENDA
1.	Elect 11 directors to serve on the Board until the 2024 Annual General Meeting of Shareholders
2.	Adopt a resolution, on an advisory basis, to approve the Company’s executive compensation
3.	Authorize the Company to repurchase its ordinary shares (“common stock”)
4.	Authorize the Company to repurchase its CHESS Depositary Interests (“CDIs”)
5.	Approve the reappointment and remuneration of auditors
6.	Any other business, if properly raised for consideration at the Meeting

By order of the Board of Directors,
Michelle Rosenberg
General Counsel & Company Secretary

WHO MAY VOTE:

Only holders of shares of the Company’s common stock, CDIs, and UK Depositary Interests on March 6, 2023 (the “Record Date”), are entitled to notice of, to attend, and to vote at the 2023 Annual General Meeting of Shareholders (the “2023 Annual Meeting” or “Meeting”) and at any adjournment or postponement thereof, provided such persons satisfy the applicable requirements described in the proxy materials. This 2023 Notice of Annual General Meeting and Proxy Statement is being mailed or made available to shareholders starting on or about March 23, 2023.

YOUR VOTE IS IMPORTANT:

Please carefully review the proxy materials and follow the instructions on page 76 to cast your vote as soon as possible in advance of the 2023 Annual Meeting.

ATTENDING THE MEETING:

Please see page 76 for instructions on how to attend the Meeting in person or listen to the Meeting via a listen-only webcast or dial-in.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2023:

Our Proxy Statement for the 2023 Annual Meeting and 2022 Annual Report are available at www.janushenderson.com/AGM2023

REVIEW OUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, or other holder of record to see which voting methods are available to you.	INTERNET Visit the website on your proxy card or voting instruction form	BY TELEPHONE* Call the telephone number on your proxy card	BY MAIL Sign, date, and return your proxy card or voting instruction form in the enclosed envelope	IN PERSON Attend the 2023 Annual Meeting in Denver, Colorado, USA. See page 76 for instructions on how to attend

* CDI holders may also return their instructions via facsimile

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	6

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PROXY STATEMENT – SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Janus Henderson Group plc (the “Board”) for the 2023 Annual Meeting to be held on Wednesday, May 3, 2023, at 3:00 p.m. Denver time. The following summary highlights selected information in this Proxy Statement. Please review this entire Proxy Statement and our 2022 Annual Report before voting your shares. Unless otherwise specified, “JHG,” “Janus Henderson,” the “Company,” “we,” “us,” “our,” and similar terms refer to Janus Henderson Group plc and “common stock” refers to JHG ordinary shares listed on the New York Stock Exchange (“NYSE”).

2023 Annual Meeting Information

Time and Date	Location	Record Date
3:00 p.m., Denver time	151 Detroit Street	Monday,
Wednesday, May 3, 2023	Denver, Colorado 80206	March 6, 2023

Company Strategy and 2022 Performance

In the summer of 2022, along with appointing a new Chief Executive Officer (“CEO”), we began the process of updating our strategic plan, which is focused on helping to define and serve our clients’ needs in a dynamic and competitive asset management landscape. Our first step was to assemble a new Strategic Leadership Team (the “SLT”) comprised of approximately 40 senior employees from different backgrounds, departments, geographies, and tenures to assist in developing and driving the Company’s strategic direction. We introduced the following three-pillar strategic framework around which we will align specific objectives that provide the best possible outcomes for all our stakeholders:

The SLT, with input from our clients, identified a broad range of opportunities aligned with the three strategic pillars above. These opportunities were filtered through a process designed to identify those particular opportunities that could provide the best possible outcomes for our clients and which we believe will lead to organic growth and attractive operating margins for the Company over time. After surfacing, triaging, and prioritizing ideas, the Strategic Leadership Team identified approximately 10 distinct initiatives, each fitting into one of the pillars where we will place additional focus and resources to drive results.

Implementing the strategic plan will happen over time and progress will be measured in several ways:

■	Financially – We want to deliver consistent annual net new revenue growth with operating margin expansion over time.
■	For our clients – Results will be measured based on investment performance and our clients’ experience with Janus Henderson.
■	Organizationally – We will measure the ability to attract and retain top talent and the level of engagement from employees.

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2022 Accomplishments

In 2022, we made significant progress on repositioning Janus Henderson to better meet the needs of our clients – and their clients – and thus positioning the Company for future growth.

Strategic Evolution

As discussed above, we assembled the SLT, which was responsible for establishing the strategic direction of our organization, and will now implement our new strategy.

Talent Acquisition

We have elevated, and added to, our talent across the organization, including the CEO, Chief Responsibility Officer, Head of Asia Distribution, Head of Operations, Head of North American Client Group, Head of Enterprise Data Management, Global Head of Product Management & Marketing, the Emerging Markets Debt Team, the Strategy Team, and the Solutions Group.

Board Refreshment

Our Board experienced significant refreshment with six new members, 55% of the Board, having joined during 2022, and the Board selected a new independent Chair. These directors bring to the Board a new energy and world-class, varied experiences, including expertise in client experience, strategic execution, culture change, and environmental, social, and governance matters (“ESG”). We are also proud of the gains we have made in expanding the diversity of our Board as 45% of our directors are women and 27% are from racially and ethnically diverse backgrounds.

Cost Efficiencies

We reviewed the cost structure of the business in 2022, seeking ways to drive efficiencies, and we identified $40 to $45 million dollars in gross run-rate cost efficiencies that we can use to provide the “fuel for growth” to reinvest strategically in the business.

Operating Model

We simplified our operating model, including the sale in March 2022 of our 97%-owned Quantitative Equities subsidiary, Intech Investment Management, LLC. We also made great progress on upgrading our order management system and expect this transformational project to significantly improve our efficiency in delivering for our clients when it is completed in the first half of 2023.

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Financial Highlights

3-year Investment Outperformance(1)	Assets Under Management ($bn)
67%	$287.3bn

US GAAP Diluted Earnings per Share (“EPS”)	US GAAP Operating Margin
$2.23	22.2%

Adjusted Diluted EPS(2)	Adjusted Operating Margin(2)
$2.60	33.8%

Net New Money Growth(3)	Dividends per Share
(8)%	$1.55

(1)	Investment performance data represents percentage of assets under management (AUM) outperforming the relevant benchmark over three years. See page 38 for additional time periods. For additional information, see the inside back cover of our 2022 Annual Report.
(2)	For additional information, see Annex A, “Reconciliation of Non-GAAP Financial Measures.”
(3)	Calculated as total flows divided by beginning of period AUM.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	9

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Your Vote Matters

We are asking our shareholders to vote on the following matters:

Proposal 1:

Election of Directors	Page 20

Current Board Highlights

Demographics
■	10 of 11 members of the Board are independent under the NYSE listing standards
■	All directors serving on the Audit, Compensation, Risk, and Nominating and Corporate Governance Committees are independent
■	We have separated the roles of Board Chair and CEO, and we have an independent, non-executive Chair of the Board
■	45% of our directors are women and 27% are from racially and ethnically diverse backgrounds
Tenure
■	Mix of short- and long-tenured directors, with six new directors joining the Board during 2022
■	The tenure of our independent directors ranges from less than 1 to over 5 years, with an average tenure of 2.8 years
Engagement
■	The Board held 12 meetings in 2022
■	Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member
■	The independent directors met in executive session at each regularly scheduled Board meeting in 2022
■	All 11 of our then-current directors attended our 2022 Annual General Meeting of Shareholders in person

Director Nominees

Qualifications, Skills, and Experience

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

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Proposal 2:

Advisory Say-on-Pay Vote on Executive Compensation	Page 65

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 3:

Renewal of Authority to Repurchase Common Stock	Page 71

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SPECIAL RESOLUTION GRANTING AUTHORITY TO REPURCHASE COMMON STOCK.

Proposal 4:

Renewal of Authority to Repurchase CDIs	Page 72

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SPECIAL RESOLUTION GRANTING AUTHORITY TO PURCHASE CDIs.

Proposal 5:

Reappointment and Remuneration of Auditors	Page 73

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR AUDITORS, TO RATIFY THEIR APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023, AND TO AUTHORIZE THE DIRECTORS TO DETERMINE THE FEES TO BE PAID TO THE AUDITORS.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	11

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BOARD OF DIRECTORS

Snapshot of Our Board Nominees

Name & Principal Occupation	Age	Director Since	Independent	Committee Memberships
John Cassaday Chair of the Board, Janus Henderson Group plc	69	2022	■	Audit Compensation Nominating and Corporate Governance – Chair Risk
Brian Baldwin Partner and Senior Analyst, Trian Fund Management, L.P.	40	2022	■	Nominating and Corporate Governance Risk
Alison Davis Managing Partner and Co-Founder, Blockchain Coinvestors	61	2021	■	Audit – Chair Nominating and Corporate Governance Risk
Kalpana Desai Former Chief Executive, Macquarie Capital Asia	55	2017	■	Audit Nominating and Corporate Governance Risk
Ali Dibadj Chief Executive Officer, Janus Henderson Group plc	47	2022		None
Kevin Dolan Former Chief Executive, La Fayette Investment Management London	69	2017	■	Audit Nominating and Corporate Governance Risk
Eugene Flood Jr. Former Executive Vice President, TIAA CREF	67	2017	■	Audit Nominating and Corporate Governance Risk – Chair
Ed Garden Chief Investment Officer, Trian Fund Management, L.P.	61	2022	■	Compensation Nominating and Corporate Governance
Alison Quirk Former Executive Vice President and Chief Human Resources Officer, State Street Corporation	61	2022	■	Compensation – Chair Nominating and Corporate Governance
Angela Seymour-Jackson Former Managing Director of Workplace Solutions, Aegon UK	56	2017	■	Compensation Nominating and Corporate Governance
Anne Sheehan Former Director of Corporate Governance, California State Teachers’ Retirement System	66	2022	■	Audit Nominating and Corporate Governance Risk

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	12

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Board Nominee Composition and Diversity

The following are highlights of the composition of our Board nominees:

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Board Nominee Qualifications, Skills, and Expertise

We believe that for the Board to effectively guide the Company to sustained, long-term success, it must be composed of individuals with expertise and experience in the many disciplines that strengthen our business. To best serve our clients and shareholders, we seek to ensure that the Board consists of directors who are highly knowledgeable in, among other disciplines, domestic and international investment and asset management, finance, economic policy, and the legal and accounting regulations that impact our business. We also believe that the Board should include directors with experience managing, overseeing, or advising comparable companies in our industry at the CEO and/or the director level. Our Board nominees’ key skills and experience are shown below.

	Baldwin	Cassaday	Davis	Desai	Dibadj	Dolan	Flood Jr.	Garden	Quirk	Seymour- Jackson	Sheehan
Asset Management Industry Experience working in the asset management industry
Executive Leadership Experience working as a CEO or other senior executive
Strategy Experience in the formulation, evaluation, and implementation of company strategic plans
International Experience working in global organizations and assessing, prioritizing, and executing business expansion into new countries
Financial & Audit Ability to understand and analyze financial statements and financial performance and to contribute to oversight of the integrity of financial reporting
Risk & Compliance Oversight Ability to identify key risks to the organization in a wide range of areas and monitor risk management frameworks and systems
Client Focus Commercial and business experience, including development of products and services and experience implementing changes to enhance the client experience
Marketing & Distribution Experience in formulating, executing, or overseeing marketing and distribution strategies and plans
Public Company Governance Knowledgeable about public company corporate governance practices
Technology & Cyber Experience in digital technology, digital marketing, social media, and cybersecurity
Human Resources & Talent Management Understanding of HR and personnel considerations for executive recruitment, compensation structure, and performance review
Mergers & Acquisitions Experience in identification, assessment, valuation, negotiation, and integration of mergers, acquisitions, joint ventures, and divestments
Legal & Regulatory Experience dealing with government, regulatory, and legal issues
Climate-Related
Knowledge and experience dealing with climate-related issues such as ESG, potential business risks and opportunities caused by climate change, and climate reporting frameworks such as TCFD

Significant Experience	Moderate Experience	Limited Experience

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Board Nominee Biographies

Set forth below are biographies for each of the 11 directors nominated by the Board for election at the 2023 Annual Meeting.

Age 40 Director since: 2022 INDEPENDENT Committees: ■ Nominating and Corporate Governance ■ Risk

BRIAN BALDWIN

Professional Background

Mr. Baldwin is a Partner and Senior Analyst at Trian Fund Management, L.P. and has been a member of Trian’s Investment Team since 2007 where he has worked on all of Trian’s investments in the asset management and financial services sector. Prior to joining Trian, Mr. Baldwin was an analyst at Merrill Lynch Global Private Equity from July 2005 to July 2007. From 2018 to 2020, Mr. Baldwin served as a director and a member of the Compensation and Governance Committees of nVent Electric plc (formerly the electrical business of Pentair plc before becoming a standalone public company).

Education

Mr. Baldwin received a BS (summa cum laude) from The Wharton School at the University of Pennsylvania.

Relevant Skills and Experience

Mr. Baldwin brings to the board 18 years of experience and expertise in the areas of corporate strategy development, finance, accounting, and mergers and acquisitions in the asset management sector. As a senior member of Trian’s investment team, he has worked with numerous public companies to implement operational, strategic, and corporate governance improvements.

Age 69 Director since: 2022 INDEPENDENT CHAIR OF THE BOARD Committees: ■ Audit ■ Compensation ■ Nominating and Corporate Governance (Chair) ■ Risk

JOHN CASSADAY

Professional Background

Mr. Cassaday served as President and Chief Executive Officer of Corus Entertainment Inc. from its inception in 1999 until his retirement in 2015. Before Corus, he held various executive roles, including Executive Vice President of Shaw Communications, President and Chief Executive Officer of CTV Television Network, and President of Campbell Soup Company in Canada and the United Kingdom. He served as Lead Independent Director, Chair of the Nominating, Governance, and Compensation Committee, and as a member of the Audit Committee for Spin Master Corp from 2015 to 2018; as an independent director for Gibraltar Growth Corp from 2015 to 2017; as Chair of the Leadership Development and Compensation Committee and member of the Nominating and Corporate Governance and Executive Committees for Sysco Corp. from 2009 to 2022; and Chair of the Board and member of the Corporate Governance and Nominating Committee for Manulife Financial Corp, a Canadian multi-national insurance company and financial services provider, from 1993 to 2023.

John currently serves as a non-executive director and member of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees of Sleep Country Canada Holdings Inc.

Education

Mr. Cassaday received a BA from the University of Western Toronto and an MBA from the Rotman School of Management of the University of Toronto.

Relevant Skills and Experience

Mr. Cassaday brings to the Board over 45 years of senior executive leadership experience and substantial knowledge of corporate strategy and development, marketing, international operations, accounting, finance, and financial reporting. In addition, his past service as Chair of the Board of a public company has provided him with a deep understanding of public company corporate governance practices, risk management frameworks, and executive compensation matters.

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Age 61 Director since: 2021 INDEPENDENT Committees: ■ Audit (Chair) ■ Nominating and Corporate Governance ■ Risk

ALISON DAVIS

Professional Background

Ms. Davis is the Managing Partner and Co-Founder of Blockchain Coinvestors, a venture firm in the blockchain industry. From 2004 to 2010, she was the Managing Partner of Belvedere Capital, a regulated bank holding company and private equity firm focused on investing in US banks and financial services firms. From 2000 to 2003, Ms. Davis was the Chief Financial Officer of Barclays Global Investors (now BlackRock), the world’s largest institutional investment firm. Earlier in her career, Ms. Davis spent 14 years as a strategy consultant and advisor to Fortune 500 CEOs, boards and executive teams with McKinsey & Company, and as a practice leader with A.T. Kearney, where she built and led the global Financial Services Practice.

She is currently a non-executive director on two public company boards: SVB Financial Group, Inc., the parent company of Silicon Valley Bank, and Fiserv, Inc., a payments and financial technology company. She also serves on the boards, including as Chair of the Audit Committee, of two privately held companies: Collibra, Inc., a data intelligence company, and Pacaso, Inc., a company specializing in shared ownership of vacation homes. She is a Board Advisor to Bitwise, a cryptocurrency asset manager.

Education

Ms. Davis received a BA (honours) and master’s in economics from Cambridge University and an MBA from the Stanford Graduate School of Business.

Relevant Skills and Experience

Ms. Davis brings to the Board extensive experience in investment and capital management, accounting and financial matters, corporate governance and oversight, business management, strategy and operations gained through her many years as a corporate executive, a public company board director, an active investor in growth companies, and a best-selling author on the topics of technology and innovation.

Age 55 Director since: 2017 INDEPENDENT Committees: ■ Audit ■ Nominating and Corporate Governance ■ Risk

KALPANA DESAI

Professional Background

Ms. Desai was Chief Executive of Macquarie Capital Asia, the Investment Banking Division of Macquarie Group Limited, headquartered in Australia, from 2009 to 2013. Before joining Macquarie, she was Head of the Asia Pacific Mergers & Acquisitions Group and a Managing Director in the Investment Banking Division of Bank of America Merrill Lynch in Hong Kong from 2001 to 2009, having joined the firm in 1997. Earlier in her career, Ms. Desai worked in the corporate finance divisions of Barclays de Zoete Wedd in London and Hong Kong and at J. Henry Schroder Wagg in London and in the financial services division of Coopers & Lybrand Consulting in London. She was a member of the Takeovers and Mergers Panel of the Securities and Futures Commission in Hong Kong from 2007 to 2014 and served as a non-executive director of Canaccord Genuity Group Inc., headquartered in Canada, from 2013 to 2019.

Ms. Desai has served as a non-executive director and member of the Transactions and Nominations Committees of UK Government Investments, a UK government company owned by His Majesty’s Treasury, since 2022.

Education

Ms. Desai received a BS in economics from the London School of Economics and Political Science, qualified as a Chartered Accountant at PricewaterhouseCoopers in London in 1991, and is a Fellow of the Institute of Chartered Accountants of England and Wales.

Relevant Skills and Experience

Ms. Desai brings to the Board over 30 years of international advisory and investment banking experience, including extensive experience in mergers and acquisitions and broad exposure to global business markets. She also brings valuable experience and knowledge of risk management, compliance, accounting standards and financial reporting rules and regulations, as well as her qualifications as a Chartered Accountant and an audit committee financial expert.

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Age 47 Director since: 2022 Committees: ■ None

ALI DIBADJ

Professional Background

Mr. Dibadj has served as our Chief Executive Officer and member of the Board since 2022. In this role, he leads the firm’s Executive Committee and is responsible for the Company’s strategic direction and overall day-to-day management. Before joining Janus Henderson, Mr. Dibadj held a number of roles at AllianceBernstein, most recently as Chief Financial Officer and Head of Strategy from February 2021 to March 2022. Prior to that, he served as Head of Finance and Strategy from March 2020 to February 2021, as Co-Head of Strategy and Senior Analyst from [month] 2019 to March 2020, as Equities Portfolio Manager and Senior Analyst from [month] 2017 to [month] 2019, and as Senior Analyst from 2006 to [month] 2017. Previous to his time with AllianceBernstein, Ali spent almost a decade in management consulting, including with McKinsey & Company and Mercer, and worked for the law firm Skadden, Arps.

Mr. Dibadj currently serves as a director and member of the Audit and Sustainability Committees for Sysco Corporation and sits on the Board of the Young People’s Chorus of New York City.

Education

Mr. Dibadj received a BS (magna cum laude) in engineering sciences with a specialization in electrical engineering from Harvard College and a juris doctorate (cum laude) with a focus on law and business from Harvard Law School.

Relevant Skills and Experience

Over his nearly 25-year career, Mr. Dibadj has gained substantial experience in finance and accounting, leadership, communications, investor relations, risk management, mergers and acquisitions, and strategy development. He was ranked the number one analyst 12 times in a row by Institutional Investor and received an induction into the Institutional Investor Hall of Fame.

Age 69 Director since: 2017 INDEPENDENT Committees: ■ Audit ■ Nominating and Corporate Governance ■ Risk

KEVIN DOLAN

Professional Background

Mr. Dolan has been in the financial services industry for 37 years and has held a number of senior executive positions, including as Chief Executive of La Fayette Investment Management in London from 2007 to 2009, Chief Executive of the Asset Management Division of Bank of Ireland Group from 2004 to 2007, and Chief Executive of Edmond de Rothschild Asset Management from 2001 to 2004. Earlier in his career, he spent nine years with the AXA Group, where he was Chief Executive Officer of AXA Investment Managers Paris and Global Deputy Chief Executive Officer of AXA Investment Management. Mr. Dolan was a director of Meeschaert Gestion Privée, is the Founding Partner of Anafin LLC, and is a Senior Advisor to One Peak Partners.

Education

Mr. Dolan received a BS in business administration from Georgetown University.

Relevant Skills and Experience

Mr. Dolan brings to the Board demonstrated strategic, financial, accounting, regulatory, business management, corporate finance and industry expertise gained through his many years of experience in senior executive roles, including as the former Chief Executive Officer of three investment management firms. He also has extensive experience in transformational corporate transactions, including mergers and acquisitions in Europe and the US.

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Age 67 Director since: 2017 INDEPENDENT Committees: ■ Audit ■ Nominating and Corporate Governance ■ Risk (Chair)

EUGENE FLOOD JR.

Professional Background

Mr. Flood was Executive Vice President of TIAA CREF from 2011 until his retirement in 2012, serving on the CREF Board of Trustees and the TIAA CREF Mutual Fund Board of Trustees for seven years, including as Chair of the Investment Committee. Prior to joining TIAA CREF in 2011, he spent 12 years with Smith Breeden Associates, a North Carolina-based fixed income asset manager, as President and Chief Executive Officer. Earlier in his career, Mr. Flood held a range of trading and investment positions with Morgan Stanley from 1987 to 1999 and was an Assistant Professor of Finance at Stanford Business School from 1982 to 1987. Mr. Flood currently serves as a Senior Advisor to Selby Lane Digital, an investment firm specializing in venture capital and global private equity fund investment portfolios.

Mr. Flood has served as Chair of the Advisory Board for the Institute for Global Health and Infectious Diseases at the University of North Carolina Chapel Hill since 2014, as a director of the Research Corporation for Science Advancement since 2015, as a member of the Board of Directors of Grubb Properties since 2022, and as an independent director and member of the Risk and Trust Committees of First Citizens BancShares since 2023. Previously, he served as a trustee of the Financial Accounting Foundation from 2016 to 2020 and as a director of The Foundation for the Carolinas from 2012 to 2015.

Education

Mr. Flood received a BA in economics from Harvard University and a Ph.D. in economics from the Massachusetts Institute of Technology.

Relevant Skills and Experience

Mr. Flood brings to the Board extensive investment management, mutual fund, investment adviser and financial expertise gained through his more than 31 years of experience in the asset management industry. He also has an academic background in economics, which enables him to provide valuable insights on economic trends, business strategy, global markets, and financial matters.

Age 61 Director since: 2022 INDEPENDENT Committees: ■ Compensation ■ Nominating and Corporate Governance

ED GARDEN

Professional Background

Mr. Garden has been Chief Investment Officer and a Founding Partner of Trian Fund Management, L.P. since 2005, and is also currently a director of General Electric Company, where he is a member of the Management Development & Compensation Committee. Mr. Garden previously served as a director on the boards of The Wendy’s Company from 2004 to 2015, Family Dollar Stores, Inc. from 2011 to 2015, Pentair plc from 2016 to 2018, The Bank of New York Mellon Corporation from 2014 to 2019, Legg Mason, Inc. from 2019 to 2020, and Invesco Ltd from 2020 to 2022. In 2014, he was named to CNBC’s Next List, composed of 100 next-generation trailblazers expected to change the face of business over the next 25 years.

Previously, Mr. Garden served as Vice Chair and a director of Triarc Companies, Inc., where he was also Head of Corporate Development. Prior to joining Triarc, Mr. Garden was a Managing Director of Credit Suisse First Boston, where he served as a senior investment banker and BT Alex Brown, where he was Co-Head of Equity Capital Markets.

Education

Mr. Garden received a BA from Harvard College.

Relevant Skills and Experience

Mr. Garden has over 25 years of experience in advising, financing, operating and investing in companies, including several in the asset management industry. Mr. Garden has worked with management teams and boards to implement growth initiatives as well as operational, strategic and corporate governance improvements. Mr. Garden brings a network of relationships with institutional investors and investment banking/capital markets experience to the Board.

Age 61 Director since: 2022 INDEPENDENT Committees: ■ Compensation (Chair) ■ Nominating and Corporate Governance

ALISON QUIRK

Professional Background

Before retiring from State Street Corporation in 2017, Ms. Quirk held several executive roles beginning in 2002, including Executive Vice President, Chief Human Resources and Corporate Citizenship Officer, and as a member of the Management Committee, which was the company’s senior-most strategy and policy-making group. She served as a Director for Boston Financial Data Services from 2009 to 2017 and as an Independent Director, Chair of the Compensation Committee, and member of the Finance and Nominating and Governance Committees for Legg Mason Global Asset Management, a diversified asset management firm.

Ms. Quirk currently serves as an Independent Director and Compensation Committee member of Clean Harbors Inc. and is a member of the Independent Compliance Committee for Wynn Resorts.

Education

Ms. Quirk received a BA from the University of New Hampshire.

Relevant Skills and Experience

Ms. Quirk has over 30 years of experience in the financial industry and significant board-level experience advising on corporate strategy, mergers and acquisitions, and company growth objectives. Additionally, she brings to Board valuable human resources expertise in developing corporate citizenship and evolving talent management in support of company strategy.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	18

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Age 56 Director since: 2017 INDEPENDENT Committees: ■ Compensation ■ Nominating and Corporate Governance

ANGELA SEYMOUR-JACKSON

Professional Background

Ms. Seymour-Jackson has over 30 years of experience in retail financial services. Over the course of her career, she has held various executive leadership roles with Norwich Union Insurance, General Accident Insurance, CGU plc and Aviva plc. She was Chief Executive Officer of RAC Motoring Services Limited from 2010 until 2012. She joined Aegon UK in 2012 and worked as Managing Director of the Workplace Solutions Division from 2012 to 2016. Ms. Seymour-Jackson was a Senior Advisor to Lloyds Banking Group (insurance) from 2016 to 2017 and a non-executive director of Rentokil Initial plc from 2012 to 2021. She currently serves as a non-executive director of Page Group plc, Chair of Future plc, senior independent director of Trustpilot Group plc, and Investment Director at Pikl, a start-up insurance business.

Education

Ms. Seymour-Jackson received a BA (honours) in French and European studies from the University of East Anglia, a diploma from the Chartered Institute of Marketing, and an MSc in marketing.

Relevant Skills and Experience

Ms. Seymour-Jackson brings to the Board substantial expertise in retail financial services, risk management, regulatory matters, mergers and acquisitions, and business management gained through her many years in various senior marketing and distribution roles at large multinational insurance companies.

Age 66 Director since: 2022 INDEPENDENT Committees: ■ Audit ■ Nominating and Corporate Governance ■ Risk

ANNE SHEEHAN

Professional Background

Ms. Sheehan served as the Director of Corporate Governance for the California State Teachers’ Retirement System (CalSTRS), the largest educator-only public pension fund in the world, from 2008 to 2018, as the former Chair of the US Securities and Exchange Commission’s Investor Advisory Committee from 2012 to 2020, and as a member and then Co-Chair of the NASDAQ Listing and Hearings Council from 2010 to 2015. Currently, she serves as an Independent Director for Cohn Robbins Holdings Corp and as an Independent Director, Chair of the Nominating and Governance Committee, and member of the Human Capital and Compensation Committee for Victoria’s Secret & Co.

Ms. Sheehan is a founder of the Investor Stewardship Group, serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware, is a member of the Advisory Board of Rock Center for Corporate Governance of Stanford Law School, a Senior Advisor at PJT Camberview, and a Stakeholder Advisory Committee Member for Wells Fargo & Company.

Education

Ms. Sheehan received a BA in political science and history from the University of Colorado.

Relevant Skills and Experience

Ms. Sheehan brings to the Board over 30 years of senior management and leadership experience addressing complex legislative, regulatory, and public finance issues. She has led corporate governance and ESG teams and worked with management and boards to drive cultural and organizational change and accelerate digital transformation.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	19

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PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated 11 directors to serve on the Board until the 2024 Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified or their earlier resignation or removal. All of the nominees currently serve on our Board of Directors.

If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of directors. Each of the nominees has consented to serve as a nominee, to be named in this Proxy Statement, and to serve on the Board if elected.

The text of the resolutions in respect of Proposal 1 (which are proposed as ordinary resolutions) is as follows:

RESOLVED,

■	That Brian Baldwin be elected as a director of the Company.
■	That John Cassaday be elected as a director of the Company.
■	That Alison Davis be elected as a director of the Company.
■	That Kalpana Desai be elected as a director of the Company.
■	That Ali Dibadj be elected as a director of the Company.
■	That Kevin Dolan be elected as a director of the Company.
■	That Eugene Flood Jr. be elected as a director of the Company.
■	That Ed Garden be elected as a director of the Company.
■	That Alison Quirk be elected as a director of the Company.
■	That Angela Seymour-Jackson be elected as a director of the Company.
■	That Anne Sheehan be elected as a director of the Company.

Vote Required and Recommendation

As an ordinary resolution, a director will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast on this matter. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	20

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CORPORATE GOVERNANCE

Our Board’s Leadership Structure

The Board is led by Mr. John Cassaday, our independent Chair. Our current structure is the result of the Board’s succession planning process and regular evaluation of the Company’s leadership structure. In September 2022, the Company announced that Richard Gillingwater, our former Chair of the Board, would retire effective December 31, 2022. In November 2022, the Board, after careful consideration, appointed Mr. Cassaday to succeed Mr. Gillingwater as Chair of the Board following his retirement. The Board believes that Mr. Cassaday’s breadth and depth of experience, leadership skills, understanding of the industry, and fresh perspective makes him an ideal person to lead our refreshed Board into the Company’s next growth phase.

At least annually, the Board reviews its leadership structure — including whether the positions of Chair and CEO should be combined or separated — and the responsibilities and composition of its standing committees. The structure and composition of the Board and its committees are intended to promote effective oversight and the best interests of our shareholders.

The Board believes at this time that its current leadership structure, in which the roles of Chair and CEO are separated, best enables the Board to carry out its duties. However, the Board recognizes that the optimal leadership structure may change as circumstances evolve. Should the Board determine to combine the roles of Chair and CEO in the future, the Board’s independent directors will select an independent Lead Director, as required by the Company’s Corporate Governance Guidelines.

Director Independence

Our Corporate Governance Guidelines require that a majority of the Board consist of independent directors and include criteria for determining if a director is independent, consistent with the director independence requirements set forth in the NYSE listing standards. In determining the independence of the directors and director nominees, the Board reviewed and considered all relationships between each director (and any member of his or her immediate family) and the Company in light of these independence criteria. Based on that review, the Board affirmatively determined that, except for Mr. Dibadj, all of our current directors and director nominees are independent. In addition, all members of the Board’s four standing committees are independent.

Director Criteria and Nomination Process

The Company seeks a Board with an appropriate balance of skills, knowledge, experience, independence, and diversity of background among its members to enable it to discharge its duties and responsibilities effectively. The Board has delegated the process for identifying and screening potential director candidates to the Nominating and Corporate Governance Committee. When the Nominating and Corporate Governance Committee determines it is desirable to add a director or fill a vacancy on the Board, it identifies one or more qualified individuals and recommends them to the Board. The Nominating and Corporate Governance Committee may engage a third-party search firm to help identify qualified candidates. When engaging a third-party search firm to identify potential director candidates, the Nominating and Corporate Governance Committee instructs the search firm to include in its initial candidate list qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity.

In evaluating candidates for potential membership on the Board, the Nominating and Corporate Governance Committee considers the qualifications of each candidate, the collective experience and expertise represented on the existing Board, and the following criteria set forth in our Corporate Governance Guidelines, among others:

■	Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility.
■	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would benefit the Company.
■	Candidates should be willing to spend the necessary time required to function effectively as a director.
■	Candidates’ other outside involvement and possible conflicts of interest.
■	Candidates should be able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director.
■	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics.
■	Candidates should be willing to form and articulate independent opinions in a constructive manner.

Based on that evaluation, the Nominating and Corporate Governance Committee recommends to the Board for nomination individuals whom it believes possess experience and expertise that will enhance the Board’s ability to serve our shareholders.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	21

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Process for Shareholder Recommendation and Nomination of Directors

The Nominating and Corporate Governance Committee will utilize the same criteria to consider candidates recommended by shareholders as those nominees recommended by management or other Board members. Shareholder nominations for election at the 2024 Annual General Meeting of Shareholders (the “2024 Annual Meeting”) must be submitted to the Company by the deadlines found on page 81 of this Proxy Statement.

In February 2022, the Board welcomed two new members, Nelson Peltz and Ed Garden, each of whom was recommended for the Board by, and is a partner of, Trian Fund Management, L.P., the Company’s largest shareholder (“Trian”). In November 2022, Mr. Peltz resigned from the Board and was succeeded by Brian Baldwin, a Partner and Senior Analyst at Trian. The Board has agreed to allow for replacement of such directors with another Trian partner if either Mr. Garden or Mr. Baldwin ceases to serve as a director of the Company before his term expires.

Board Refreshment and Tenure

We recognize the importance of Board refreshment to help ensure that our directors collectively possess the skills, experience, and qualifications necessary for the Board to successfully carry out its duties. Our Board also recognizes the value of having directors with significant Company knowledge and experience. To help ensure the Board’s composition strikes an appropriate balance, our Corporate Governance Guidelines contain director tenure and age limits. In particular, a director may not stand for re-election after serving for 10 years (though any director who was a Board member on May 30, 2017, may serve for 15 years from the date of their original appointment to the board of Henderson Group plc or Janus Capital Group Inc., as applicable). In addition, a director typically may not stand for re-election after reaching age 75.

In 2022, the Board added six new directors who currently make up 55% of the Board, including three directors who are women or ethnically diverse. We believe that the fresh perspectives these new directors bring to the Board, combined with the knowledge and experience of longer-tenured directors, provides an appropriate balance of expertise, experience, continuity, diversity, and new viewpoints to our Board to serve the best interests of our shareholders.

Meaningful Refreshment In 2022

During 2022, three independent directors retired from the Board: Richard Gillingwater, our former Board Chair, Jeffrey Diermeier, and Lawrence Kochard. The Board thanks Messrs. Gillingwater, Diermeier, and Kochard for their many valuable contributions during their years of distinguished service to the Company.

JANUS HENDERSON GROUP PLC ■ 2023 Proxy Statement	22

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Committees and Membership

The Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Risk. Each committee is composed entirely of directors who meet the applicable independence requirements under the NYSE listing standards. The following table provides the current membership of each committee and the number of meetings each held in 2022.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
John Cassaday
Brian Baldwin
Alison Davis
Kalpana Desai
Kevin Dolan
Eugene Flood Jr.
Ed Garden
Alison Quirk
Angela Seymour-Jackson
Anne Sheehan
Number of meetings each committee held in 2022	7	9	7	5

  Chairperson           Member

Our Board periodically evaluates the composition of the Board’s committees and considers ways to strengthen them, including by rotating committee members. In connection with such evaluation, and in light of the significant Board refreshment that occurred during 2022, the Board has determined it is in the best interest of the Company and its shareholders to rotate committee memberships, effective May 2, 2023, as shown below:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
■ Alison Davis (Chair) ■ Kalpana Desai ■ Kevin Dolan ■ Anne Sheehan	■ Alison Quirk (Chair) ■ Eugene Flood ■ Ed Garden ■ Angela Seymour-Jackson	■ Kalpana Desai (Chair) ■ John Cassaday ■ Brian Baldwin ■ Alison Davis ■ Kevin Dolan ■ Anne Sheehan	■ Eugene Flood (Chair) ■ Ed Garden ■ Alison Quirk ■ Angela Seymour-Jackson

The functions performed by each committee, which are set forth in greater detail in their respective charters, are summarized below. The charter for each committee is available on our website at ir.janushenderson.com under “Corporate Governance – Governance Policies & Statements.” The Board is currently reviewing the mandates of all four standing committees in light of the significant Board refreshment that occurred in 2022 and expects to make certain changes to the committee mandates before the 2023 Annual Meeting. The most significant of these changes are discussed below, where applicable.

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The Audit Committee

The Audit Committee is responsible for assisting the Board in, among other things:

■	overseeing the integrity, reliability, and appropriateness of our financial statements;
■	reviewing the qualifications, independence, and performance of our independent auditor (as well as being responsible for its appointment, reappointment, and removal);
■	assessing the performance and procedures of our internal audit function;
■	obtaining reports from management and the independent auditor concerning the Company’s compliance with legal and regulatory requirements and the requirements of our Code of Business Conduct;
■	reviewing and approving related party transactions in accordance with the Company’s policies and procedures;
■	overseeing our policies and procedures with respect to major financial risk exposures and coordinating with the Risk Committee, as appropriate; and
■	monitoring the appropriateness and effectiveness of our internal systems and controls.

The Board has determined that each member of the Audit Committee is financially literate and possesses accounting or related financial management expertise (as defined in the NYSE listing standards). The Board has also determined that each of Alison Davis and Kalpana Desai qualify as an “audit committee financial expert” as defined under SEC rules.

The Compensation Committee

The Compensation Committee is responsible for assisting the Board in, among other things:

■	determining the compensation of our CEO and certain other executive officers;
■	reviewing and recommending to the Board the compensation of our non-executive directors;
■	reviewing the Company’s compensation philosophy, strategy, and principles;
■	overseeing human capital matters, including key initiatives, policies, and practices relating to diversity, equity, and inclusion (“DEI”), employee pay and gender pay equity, and the Company’s culture;
■	overseeing compliance with the compensation rules, regulations, and guidelines of the NYSE and other applicable laws;
■	establishing, amending and, where appropriate, terminating incentive compensation plans, equity-based plans, and other bonus arrangements; and
■	reviewing the Company’s stock ownership guidelines for non-executive directors and members of our Executive Committee, and monitoring compliance with such guidelines.

In recognition of the Compensation Committee’s leading role in overseeing human capital matters, including key initiatives, policies, and practices relating to employee pay, DEI, workplace environment, engagement and culture, and talent recruitment and development, the Board expects to change the name of this committee in 2023 to the “Human Capital and Compensation Committee”. The Board also anticipates moving responsibility for oversight of non-executive director compensation and stock ownership guidelines to the Nominating and Corporate Governance Committee to enable the Human Capital and Compensation Committee to increase focus on its broad range of other responsibilities. Oversight of stock ownership guidelines for members of our Executive Committee is expected to remain with the Compensation Committee.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in, among other things:

■	identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, including criteria related to seeking candidates who reflect diverse backgrounds, including diversity of gender, race, or ethnicity;
■	recommending to the Board nominees for election and directors to serve on each standing Board committee;
■	monitoring governance trends and shaping the Company’s corporate governance, including recommending to the Board any changes to our Corporate Governance Guidelines;
■	overseeing the annual evaluation of the Board; and
■	considering the size, composition, expertise, and balance of the Board, as well as succession planning for non-executive directors and senior executives (including the CEO).

In recognition of the Nominating and Corporate Governance Committee’s leadership role in shaping the Company’s corporate governance, the Board expects to change the name of this committee in 2023 to the “Governance and Nominations Committee”. The Board also expects to expand the responsibilities of the Governance and Nominations Committee in 2023 to include principal oversight of ESG, as well as oversight of compensation and stock ownership guidelines applicable to our non-executive directors. In addition, the Board expects to move responsibility for CEO succession planning to the full Board, and succession planning for other members of our Executive Committee and senior executives is expected to move to the Human Capital and Compensation Committee.

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The Risk Committee

The Risk Committee is responsible for assisting the Board in its oversight of risk, including by:

■	helping ensure that the key risks facing the Company, including cybersecurity and information technology risks, are covered and identified in a regular and timely fashion either by the committee, the Board, or by one of the other Board committees;
■	advising on the Company’s risk profile and risk appetite in setting our future strategy;
■	anticipating forward-looking and emerging risks that relate to the industry or the Company specifically, and monitoring these risks and considering mitigating actions on an ongoing basis;
■	overseeing the effectiveness of the Company’s risk management procedures, and the principal risks and uncertainties relating to the Company and the steps being taken to mitigate them; and
■	reviewing reports prepared by the Company’s Chief Risk Officer.

Board Meetings

During 2022, the Board held 12 meetings and approved 10 matters via unanimous written consent. Each of our directors who served on the Board in 2022 attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member, and all 11 of our then-current directors attended our 2022 Annual General Meeting of Shareholders (the “2022 Annual Meeting”) in person, in accordance with the expectations set forth in the Company’s Corporate Governance Guidelines.

The independent directors met in executive session, presided by the Chair, at each of the Board’s regular meetings in 2022, consistent with the Company’s Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

Audit Committee

■  Has primary responsibility for overseeing major financial risk exposures

■  Discusses the Company’s major financial risk exposures with management

■  Coordinates with the Risk Committee, as appropriate, in overseeing our risk assessment and risk management policies related to financial risks

■  Oversees the steps management has taken to monitor and control our major financial risk exposures

Risk Committee

■  Advises the Board regarding the establishment and maintenance of a supportive risk management culture throughout the Company

■  Evaluates whether the Company is effectively managing and monitoring its risks, including cybersecurity and information technology risks

■  Assists the Board in identifying forward-looking and emerging risks that relate to the industry or the Company specifically and monitors these risks on an ongoing basis

■  Reviews and approves the appointment of the Chief Risk Officer and oversees that executive’s effectiveness

Nominating and Corporate Governance Committee

■  Assists the Board in managing risks associated with corporate governance issues

■  Helps ensure that proper corporate governance standards are maintained, that the Board and its committees consist of qualified directors, and that appropriate succession plans for non-executive directors and senior executives (including the CEO) are in place

■  Reviews any proposed material amendments to the Company’s Code of Business Conduct and Senior Officer Code of Ethics

Compensation Committee

■  Coordinating with the Risk Committee as appropriate, annually reviews our compensation policies and practices to determine whether any such policies or practices encourage excessive risk taking or are reasonably likely to have a material adverse effect on the Company

■  In conjunction with the Chair of the Risk Committee, oversees the compensation arrangements for our Chief Risk Officer

Chief Risk Officer	■ Communicates regularly with the Chair of the Risk Committee and is responsible for elevating issues to the Chair of the Risk Committee where appropriate

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Board Evaluations

The Board believes that a constructive evaluation process is key for maintaining and improving the effectiveness of the Board and its committees. The Board and each of its committees conduct an annual evaluation to assess how they are functioning. Throughout the evaluation process, which is overseen by the Nominating and Corporate Governance Committee, each director is given substantial opportunity to provide feedback. In 2022, each director completed a comprehensive annual questionnaire covering a range of topics including Company strategy, management, Board materials and meeting practices, Board and committee composition, shareholder engagement, and other areas specific to each committee. A report was prepared for the Board and each committee summarizing the questionnaire responses, and the results of the performance evaluation were discussed with the full Board and each standing committee.

Director Orientation and Continuing Education

When new directors join the Board, we provide an orientation program to familiarize them with the Company’s business; strategic plans; significant financial, accounting and risk management issues; compliance programs; conflicts policies; Code of Business Conduct; Corporate Governance Guidelines; principal officers and business leaders; and internal and independent auditors. During Board meetings, the Company’s management team frequently presents on the Company’s goals and strategies and the current competitive environment. Further, the Board frequently receives presentations on various topics, including key industry trends, topical business issues, ESG, DEI, risk management, cybersecurity, and corporate governance. These presentations help our directors understand the Company and its industry and maintain and develop their expertise.

In addition, each director is expected to participate in continuing education programs, at the Company’s expense, to maintain the necessary level of expertise to perform his or her responsibilities.

Shareholder Engagement

We conduct an active investor relations program, maintaining open dialogue with shareholders across our two listings on the NYSE and the Australian Securities Exchange (“ASX”). We proactively engage with shareholders on a range of topics, including corporate governance, our philosophy, and practices relating to ESG, executive compensation, strategic priorities, and financial and business performance.

In 2022, management and the Investor Relations team conducted over 150 individual or group meetings with existing shareholders, representing approximately 55% of our common stock outstanding, and potential investors in Australia, the UK, and the US. The majority of our shareholder engagement meetings were conducted virtually during the year, but in-person engagement increased in 2022 with a non-deal roadshow to Australia, participation in industry conferences, and meetings at investors’ offices.

The Board regularly receives feedback on shareholder sentiment and sell-side analysts’ views of the Company and the wider industry.

The Chair of the Board also conducted a number of outreach meetings during the year with major shareholders representing approximately 47% of our common stock outstanding. Board members welcome the opportunity to learn more about shareholders’ interests in the Company. Equally, management receives updates on shareholder engagement, topics raised, and key discussion points.

Trian Fund Management, L.P. is the Company’s largest shareholder and owns approximately [19.2]% of our outstanding common shares. In February 2022, Messrs. Garden and Peltz (each a Founding Partner of Trian) joined our Board. In November 2022, Mr. Peltz resigned from the Board and Mr. Baldwin (Partner and Senior Analyst at Trian) was appointed to the Board. We are pleased to have Trian as a major shareholder and to have the opportunity to benefit from the deep industry experience, fresh perspectives, and valuable insights that Messrs. Garden and Baldwin bring to our Board as we continue to help clients define and achieve their desired investment outcomes while delivering significant long-term shareholder value.

The following table provides examples of our engagement efforts and topics discussed with our current and prospective shareholders:

Types of Engagement	Topics Covered

■  Quarterly earnings calls with updates to the market

■  Non-deal roadshows

■  Participation in industry conferences

■  Calls and meetings initiated by shareholders

■  Respond to inquiries concerning broad range of topics

■  Outreach, calls and meetings with investors’ corporate governance departments

■  Financial performance and goals

■  Corporate and business strategy

■  Board composition

■  Executive compensation (see “Compensation Discussion & Analysis – Shareholder Outreach” for more details)

■  Corporate governance, human capital, DEI, and other ESG considerations

■  Regulatory considerations

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Communications with the Board

Any interested party may communicate with the Chair of our Board or our non-executive directors as a group at the following address:

Janus Henderson Group plc
151 Detroit Street
Denver, Colorado 80206
USA
Attention: Company Secretary and General Counsel

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. The Secretary and General Counsel will not forward communications that are unrelated to the duties and responsibilities of the Board or otherwise inappropriate.

Governance Documents

We offer many critical policies and other disclosures on our website at ir.janushenderson.com under “Corporate Governance — Governance Policies & Statements,” including:

■	Corporate Governance Guidelines;
■	Code of Business Conduct;
■	Officer Code of Ethics; and
■	Charters for each of the Board’s standing committees.

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BOARD COMPENSATION

Our Compensation Philosophy for Non-Executive Directors

The Compensation Committee of our Board is responsible for periodically reviewing non-executive director compensation and benefits and recommending changes, if appropriate, to the full Board. Our non-executive director compensation program is designed to accomplish several objectives:

■	Attract and retain a diverse mix of capable and highly qualified directors with the ability, integrity, experience, and judgment required to serve on the board of a public company;
■	Provide competitive compensation commensurate with the scope of responsibilities and time commitment required by the Company’s directors, including service on Board committees; and
■	Align the interests of our non-executive directors with those of our shareholders.

Fees and Other Compensation in 2022

The Compensation Committee conducts a review of non-executive director compensation every other year. The table below shows the annual service fees for the Chair of the Board and other non-executive Board members as well as committee services fees for the period commencing on the 2022 Annual Meeting date through the 2023 Annual Meeting.

Annual Service Fees
Chair of the Board(1)
Cash	$250,000
Stock	$285,000
TOTAL	$535,000
Board Members
Cash	$100,000
Stock	$150,000
TOTAL	$250,000
Cash per each Committee
Audit Chair	$40,000
Other Committee Chair	$20,000
Per Committee	$15,000
(1)	The Chair does not receive separate committee fees.

The annual retainer and fees noted above are prorated for the period of time during the calendar year that each director held the position. Annual cash service fees are paid in arrears in quarterly increments. Stock awards are paid in fully vested shares of Company stock, though directors who have met the ownership requirement have the option to receive all or part of their stock awards in cash. Pursuant to the Director Deferred Fee Plan, US non-executive directors can elect to defer payment of their director fees and certain stock awards made under our director compensation programs. Deferred stock awards earn dividend equivalents, which are paid in the form of fully vested restricted stock units (“RSUs”) that are granted on each dividend payable date. The Company also reimburses travel expenses for Board meetings, which are not included in the compensation tables below.

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Stock Ownership Guidelines

To ensure that directors own a meaningful amount of Company stock to more closely align their economic interests with those of other shareholders, the Compensation Committee has set minimum stock ownership guidelines for non-executive directors, which were adopted by the Board in the Corporate Governance Guidelines. Non-executive directors are required to own shares or share equivalents of our common stock with a value of at least $300,000 within four years of joining the Board. All of our current non-executive directors have satisfied the ownership guidelines as of December 31, 2022, except for John Cassaday, Alison Davis, Alison Quirk, and Anne Sheehan, each of whom joined the Board within the past four years, and Eugene Flood. While Mr. Flood was previously in compliance with the guidelines and did not sell any shares in 2022, the decline in the Company’s stock price during the year caused the value of his shares to fall below the ownership guidelines as of year-end. In addition, solely for purposes of satisfying the ownership guidelines, all of the shares of Company common stock beneficially owned by Trian Fund Management, L.P. are deemed to be owned directly by Ed Garden and Brian Baldwin, so Messrs. Garden and Baldwin have each satisfied the ownership guidelines.

2022 Annual Compensation for Non-Executive Directors

The following table shows the compensation that each non-executive director was paid for his or her services in fiscal year 2022:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian Baldwin(4)	16,508	—	—	16,508
John Cassaday(5)	23,016	—	—	23,016
Alison Davis	150,198	150,000	—	300,198
Kalpana Desai	145,000	150,000	—	295,000
Kevin Dolan	145,000	150,000	—	295,000
Eugene Flood(6)	175,000	150,000	—	325,000
Ed Garden	119,167	150,000	—	269,167
Alison Quirk(7)	23,810	—	—	23,810
Angela Seymour-Jackson(8)	130,000	150,000	—	280,000
Anne Sheehan(9)	23,016	—	—	23,016
Jeffrey Diermeier(10)	156,369	150,000	11,260	317,629
Richard Gillingwater(11)	246,667	285,000	—	531,667
Lawrence E. Kochard(12)	126,786	150,000	65,172	341,958
Nelson Peltz(13)	91,270	150,000	—	241,270
Glenn S. Schafer(14)	56,250	—	—	56,250
(1)	Amounts represent the annual cash fees for serving as members of the Board of Directors, including non-executive Chair and committee membership fees.
(2)	Amounts represent the value of the annual 2021/2022 stock award which was fully vested on grant. Company shares were awarded (after applicable taxes were deducted) using the closing price of shares on the NYSE on May 5, 2022, of $27.14. Messrs. Schafer, Flood, Diermeier, Garden, and Peltz elected to receive the value of their stock awards in cash. Mr. Gillingwater elected to receive his stock award paid as $185,000 in stock and $100,000 in cash. None of our directors hold unvested stock awards.
(3)	“All Other Compensation” represents the value of dividend equivalents awarded in the form of fully vested RSUs in 2022 on all grants deferred under the Director Deferred Fee Plan.
(4)	Brian Baldwin joined the Board, effective November 15, 2022.
(5)	John Cassaday joined the Board, effective November 3, 2022.
(6)	Mr. Flood earns an additional observation fee of $10,000 on the Janus Henderson UK (Holdings) Limited board.
(7)	Alison Quirk joined the Board, effective November 3, 2022.
(8)	Ms. Seymour-Jackson also earns additional annual board fees of $25,000 for serving on the Janus Henderson UK (Holdings) Limited board and $74,000 for service on the Janus Henderson Investors UK Limited board.
(9)	Anne Sheehan joined the Board, effective November 3, 2022.
(10)	Mr. Diermeier resigned from the Board, effective November 3, 2022.
(11)	Mr. Gillingwater resigned from the Board, effective December 31, 2022.
(12)	Mr. Kochard resigned from the Board, effective November 3, 2022.
(13)	Mr. Peltz resigned from the Board, effective November 15, 2022.
(14)	Mr. Schafer’s term on the Board expired at the close of the 2022 Annual Meeting on May 4, 2022.

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RESPONSIBLE INVESTING

Embedding Responsibility Across Our Business

Being a global asset management organization comes with important responsibilities. As an active manager, integrating ESG factors into our investment decision-making and ownership practices is fundamental to delivering the results our clients seek. ESG issues can have a material impact on the financial outcomes of our investments. Furthermore, ESG issues, including climate change, demand active and ongoing engagement. At Janus Henderson, we are committed to maintaining our focus on ESG as a foundation for long-term investment returns. We also recognize that the ESG investment world is evolving, and we seek to partner with clients and act as a guide on that journey.

■	Our commitment to responsibility starts with us. At a corporate level, ESG principles influence our people, our culture, and our choices, helping to make us a better company.
■	At an investment level, we integrate material ESG factors into our analysis and processes, as appropriate, to help us identify opportunities and risks, and influence positive change to drive long-term performance as we engage with companies in which we invest.
■	Recognizing that there is a lack of consistency in ESG implementation and articulation across the industry, we seek to be clear in our communication and to provide insight and education to our clients.

To help ensure that strategic issues relating to ESG are appropriately identified and managed across the Company in the best interest of our clients, we established an ESG Program Steering Committee. This body, which is chaired by our CEO, includes several members of our Executive Committee and senior representatives responsible for ESG activities within our Distribution and Investment teams.

Under this ESG Program Steering Committee, individual initiatives have been created to ensure that:

■	ESG practices within Investments continue to evolve and grow;
■	our funds and mandates respect emerging regulation pertaining to ESG; and
■	there is sufficient awareness of the Company’s activities relating to corporate social responsibility.

In addition to this governance structure, regular management meetings are organized around various topics relating to ESG. Our approach to incorporating ESG-related risks and opportunities into our management structure has broadly been to integrate with existing frameworks, rather than creating a parallel structure specifically for ESG. ESG is not something distinct from investing, and we believe that the financial impact of material ESG risks and opportunities should be incorporated at various stages of the research process.

Our Commitment to Clients

“Responsible Investing” involves considering material financial ESG factors when making portfolio decisions and engaging in stewardship activities. Janus Henderson understands Responsible Investing continues to evolve and mature. We are committed to maintaining an open dialogue with our clients, shareholders, employees, industry groups, and regional regulators to ensure we continue to meet their expectations and hold true to our values as a steward of our clients’ capital. This includes listening to client needs and developing new products to meet changing requirements.

As part of our dedication to communication, we seek to provide our clients and shareholders insights from our Investment teams that are widely available through a variety of mediums, including white papers, articles, podcasts, videos, and panel debates. We refer to this approach of open sharing of information with our clients as “Knowledge Shared”. We provide access to manager insights on how they see ESG issues reshaping the investment landscape, as well as our ESG policies, voting records, and our annual ESG engagement and voting review on our website at ir.janushenderson.com under “Corporate Governance – Corporate Social Responsibility”.

Our Approach to Responsible Investing

Responsible Investing demands active and ongoing engagement, and our heritage and expertise in fundamental research allow us to target long-term sustainable returns and positive outcomes.

Our Responsible Investing Principles for Long-Term Investment Success
1.	Investment portfolios are built to maximize long-term, risk-adjusted returns for our clients
2.	Evaluation of material ESG factors is a fundamental component of our investment processes
3.	Corporate engagement is vital to understanding and promoting business practices that position the companies we invest in for future success
4.	Investment teams should have the freedom to interpret and implement ESG factors in the way best suited to their asset class and strategy objective, as they do for any fundamental investment factor

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Our first priority is to smartly manage and grow our clients’ capital and fulfil our fiduciary responsibilities. In every market, client demand for processes that incorporate ESG and sustainability is increasing, and ESG factors are integral to how we think about risk. Among our clients, attitudes towards ESG and sustainability vary as much as their individual risk profiles. We are respectful of this diversity of values and offer strategies and products accordingly.

ESG considerations are a key component of the active investment processes employed by our Investment teams. These teams operate and are structured in ways that are best suited to their respective asset classes. Aside from the expectations outlined under our Responsible Investing Principles above, the precise approach to ESG integration is left to the discretion and judgment of each team to determine in a way that best aligns with their respective investment processes. The teams apply their differentiated perspectives, insights, and experience to identify sustainable business practices that can generate long-term value for investors. Commitments and accountability for the execution of ESG integration factors therefore rests with the relevant Investment teams, supported by ESG subject-matter experts within our centralized ESG Investment team.

ESG Investment Team

Governance & Stewardship	ESG Research	ESG Strategy & Development
This team is focused on evolving Janus Henderson’s engagement and voting policy and process, as well as leading on collaborative and thematic engagements.	This team supports investment desks with ESG research and insights.	This team focuses on ESG data, product design, and ESG thought leadership.

Our ESG Investment team, created in 2021, operates under three focused pillars – Governance and Stewardship, ESG Investment Research, and ESG Strategy & Development. The team’s mission is to promote ESG integration across Janus Henderson, serve as a resource for all Investment teams, and support each of our Investment teams with data, investment platforms, risk management tools, stewardship, and ESG research, including the following:

■	Internal Research Platform. Investment teams are able to access and share relevant ESG research produced in-house by analysts across a centralized platform.
■	ESG Risk Reporting. ESG data is incorporated into our risk reporting tools, covering issues such as exposure to companies with low ESG ratings, controversies, weak corporate governance, and climate risk.
■	ESG Research, Data, and Ratings. We subscribe to a broad range of external ESG information providers and make this information available directly to the Investment teams.

Stewardship and Engagement

Stewardship is an integral and natural part of Janus Henderson’s long-term, active approach to investment management. Strong ownership practices, such as management engagement, can help protect and enhance long-term shareholder value. We support several stewardship codes, such as the UK and Japanese stewardship codes, and broader initiatives around the world including the UN Principles for Responsible Investment.

Above and beyond the expectation that the Investment teams incorporate ESG considerations in issuer engagement as appropriate to individual circumstances, we also ask the teams to proactively engage on three core sustainability themes: climate change, DEI, and good corporate governance.

Proxy Voting

Corporate governance regimes vary significantly depending on factors such as the relevant legal system, extent of shareholder rights, and level of dispersed ownership. Janus Henderson varies its voting and engagement activities according to the market and pays close attention to local market codes of best practice. However, we consider certain core principles to be universal:

■	Disclosure and transparency
■	Board responsibilities
■	Shareholder rights
■	Audit and internal controls

A key element of our approach to proxy voting is to support these principles and to foster the long-term interests of our clients. We also recognize that, in some instances, joint action by shareholders has the potential to be more effective than acting alone. This is especially true when shareholders have a clear common interest. Where appropriate, we proactively collaborate with other investors on governance and wider environmental and social engagement issues, directly and through industry bodies.

Janus Henderson has a Proxy Voting Committee, which is responsible for positions on major voting issues and creating guidelines to oversee the voting process. The Committee is comprised of representatives with experience in investment portfolio management, corporate governance, accounting, and legal and compliance matters. Additionally, the Proxy Voting Committee is responsible for monitoring and resolving possible conflicts of interest with respect to proxy voting. We make our voting records publicly available on our website at ir.janushenderson.com under “Corporate Governance – Corporate Social Responsibility”

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2022 Update

Responsibility is a journey. We continually aim to strengthen our corporate responsibility practices and our ESG capabilities to enable our clients to benefit from leading ESG research, data, and tools. In addition, we aim to equip clients with the latest insights from our Investments and ESG teams in the form of thought leadership, educational guides, and annual reports.

In 2022, we made progress in embedding ESG at the heart of our investing proposition through further investments in ESG personnel, data, infrastructure, and fund capabilities. Key accomplishments include:

■	Specialist ESG Resources. In the fourth quarter of 2022, we hired a new Chief Responsibility Officer to work with Janus Henderson’s ESG Investment teams to define the optimal approaches and frameworks for our Responsible Investing and corporate responsibility efforts. The ESG Strategy & Development team was also expanded with new members in Denver and Edinburgh who are working with Investment teams on ESG integration.
■	ESG Governance. To emphasize the importance of our responsibility efforts and to ensure they are embedded across the Company, we realigned our governance structure so that our new Chief Responsibility Officer reports directly to the CEO and is a member of our Strategic Leadership Team. Our Chief Responsibility Officer will guide and shape our ESG efforts and governance structure in 2023 and beyond.
■	ESG Data and Tools. We continued to develop a centralized ESG data solution by working with MSCI as our strategic ESG data partner alongside our existing ESG data providers and by building out our cloud-based infrastructure to automate and feed ESG data into front office and reporting systems. An ESG risk dashboard was developed to enable oversight of ESG portfolio risks. We expect to further enhance this dashboard throughout 2023.
■	ESG Fund Developments. Driven by client interest and following regulatory guidance, we expanded and diversified our suite of products that incorporate ESG or sustainability factors and aligned 31 products with the European Union’s Sustainable Finance Disclosure Regulation (SFDR), transitioning 28 funds to Article 8 status and three funds to Article 9 status under this framework. While discussions continue for further fund conversions in 2023, this milestone was a significant step in our 2022 ESG journey and is another example of the collaborative effort from all teams involved in the development of our ESG capabilities. Additionally, we introduced a suite of sustainable model portfolios to advisors in the US and the Janus Henderson Sustainable Multi-Asset Allocation Fund to our Direct platform.
■	ESG Research. During the year, the ESG Research team generated a range of thematic research covering a broad array of sectors and topics. The ESG Research team also developed an interactive tool to highlight investment ideas aligned with a comprehensive array of sustainability themes which was rolled out to Investment desks across the business in the latter half of 2022.
■	Internal ESG Training. During 2022, we continued our efforts to upskill our colleagues’ knowledge and expertise in ESG. By early 2023, over 90% of client-facing Distribution personnel across the US, EMEA, and Asia had obtained an external ESG certification, and approximately half of our Investment personnel, including 100% of those associated with an SFDR Article 8 or 9 Fund, undertook over four hours of mandatory ESG subject matter training. These included teach-ins on ESG data and third-party vendors, climate data, climate scenario analysis, financial materiality, DEI, and human capital management, delivered by our ESG Strategy & Development team. In 2023, we plan to undertake further training for Investment personnel on human rights and supply chain, environment health and safety, and ethics and integrity.
■	ESG Insights. Following our Knowledge Shared approach, we generated approximately 40 thought leadership and educational pieces on a variety of ESG topics, including climate change and the clean energy transition, nuclear energy, green hydrogen, biodiversity loss, and deforestation and made these papers available to our clients on our website at ir.janushenderson.com under “Corporate Governance – Corporate Social Responsibility.”

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CORPORATE RESPONSIBILITY

Commitment to Diversity, Equity, and Inclusion

We are committed to creating an inclusive environment that promotes equality, cultural awareness, and respect by implementing equitable policies, benefits, training, recruiting, and recognition practices to support our employees. Diversity, equity, and inclusion (“DEI”) is about valuing our differences, creating equal opportunities, and continually identifying ways to improve our cultural intelligence, which ultimately leads to better decision-making and a more tailored client experience.

DEI is critical to our overall business success. As we mature and evolve, it is important to use qualitative and quantitative diagnostic data to monitor our overall impact. In September 2021, we established goals to increase the number of women in senior management positions from 25% to 30% by 2023 and to increase the number of racial and ethnically diverse employees in senior management positions from 11% to 16% by 2023. We are proud to report that we exceeded our goal for racially and ethnically diverse employees in senior management by 1%, but we saw a slight decline in women in senior management roles by 1% to 22%. The current economic landscape is quite different than it was in 2021, so we are using this time to evaluate our goals and time horizon. As we mature and evolve, it is important to use qualitative and quantitative diagnostic data to monitor our overall DEI impact.

Our DEI Goals
30%	16%
Women in senior management positions	Racially and ethnically diverse employees in senior management positions

To measure and drive results, we use activity metrics such as the number of employees that participate in DEI-related events. Process metrics are used to evaluate and determine gaps that could occur in our performance management and recruitment efforts. We leverage lagging and leading indicators such as representation data, employee engagement scores, and talent pipeline to provide insight into our inclusion and equity efforts. In addition to disclosing these measurable objectives for achieving diversity, we also disclose how we support DEI with our leadership and talent development curriculum as well as share the future state of DEI at Janus Henderson Investors in our Impact Report, which is available on our website at ir.janushenderson. com under “Corporate Governance – Corporate Social Responsibility.”

Employees value our Employee Resource Groups, which include the Ability Alliance, Gender Diversity Alliance, the Black Professional Network, and Janus Henderson Pride, to name just a few.

KEY DEI ACCOMPLISHMENTS IN 2022:

■	Enhanced our US parental leave coverage and leave pay.
■	Approved a new benefit, which will be implemented in 2023, that provides employees a global lifetime reimbursement of $50K for costs associated with adoption, surrogacy, fertility, and gender affirmation (where these services are not covered under existing health plans).
■	Increased the number of employees with disabilities by 2% to 7% compared to 2021 and increased the number of employees that identify as LGBT+ by 1% to 5%.
■	Exceeded our ethnically diverse employees in senior management goal by 1% and increased our ethnic diverse employee population by 2% to 24%.
■	Introduced new DEI initiatives, including requiring diverse interview panels and candidates for open roles.
■	Continued the #StrongerTogether initiative to educate employees on racial injustice, privilege, allyship, and systemic racism and launched Global Diversity Awareness month, which focused on engaging, connecting, and educating employees regarding DEI in the workplace.
■	Achieved a DEI employee engagement score of 85%, which is 2% higher than the 75th percentile industry benchmark set by Newmeasures, LLC, a nationally certified women-owned enterprise that designs and executes employee lifecycle survey tools and benchmark data.
■	Sustained our commitment to CEO Action for Diversity & Inclusion pledge and the Equity Collective, which represents 23 firms dedicated to educating, empowering, and developing the next generation of diverse leaders in the industry. As a member, we have entered into a multi-year commitment which includes exclusive sponsorships with Boys & Girls Clubs of America, Hello HIVE, and Team IMPACT.
■	Recognized by Bloomberg Gender Equality, LGBT Great, and Human Rights Campaign Index for our transparent and inclusive practices.
■	Continued our partnerships with #10000BlackInterns, Investment 2020, and Greenwood Project internship programs.
■	Improved our gender pay gap in 2022 versus 2021.*
■	Identified and partnered with four new diverse-owned brokers to execute trades and enhance our commitment to business diversity.
*	We take a global approach to managing compensation and strive to ensure that our compensation and reward programs are externally competitive and internally equitable to support Company strategy and to attract, motivate and retain talented employees. We have a gender pay gap primarily due to a greater proportion of men than women in the highest paying positions.

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*	Data as of December 31, 2022
**	Data includes overall representation of women, ethnically diverse, LGBTQ+, veterans, and employees with disabilities

Environmental Sustainability

Climate change, biodiversity loss, and pollution are some of the greatest challenges we, as a society, face today, and we recognize that urgent action is imperative to prevent irreversible consequences to the planet. We are committed to reducing our environmental impact and embedding sustainable practices throughout our business.

Our environmental highlights:

■	In 2021, we reached our target of reducing our carbon footprint by 15% per full-time employee over three years, based on 2018 consumption, on both actual emissions (which were lowered significantly due to the impact of COVID-19) and business-as-usual modeling (which aims to normalize this reduction). In 2022, we set new science-based aligned reduction targets on our global upstream operational emissions using 2019 as a new baseline, as discussed in our Impact Report.
■	In 2022 we improved our carbon data collection process by expanding its scope to include fugitive gases, working-from-home emissions, and electricity transmission and distribution losses.
■	We procured 100% renewable electricity for our largest offices in London and Denver, as well as Luxembourg, Melbourne, and Sydney through energy contracts, renewable energy certificates, and guarantees of origin.
■	We are a signatory to the Carbon Disclosure Project and have been responding to its Climate Change Questionnaire since 2010. In 2022 we achieved a ‘B’ score, outperforming our peers in over half of the scoring categories, as well as scoring higher than the Financial Services Average (B-) and Global Average (C). A ‘B’ Score is in the Carbon Disclosure Project’s ‘Management’ band, indicating that we have addressed the environmental impacts of our business and ensure good environmental management.

Through our carbon offsetting portfolio, we contributed to high quality, independently verified emission reduction and removal projects, and advanced the UN Sustainable Development Goals. Our 2022 Offset Portfolio includes:

■	Domestic Energy Systems, India
■	Seneca Meadows Landfill Gas, USA
■	Solar Water Heating, India
■	Truck Stop Electrification, USA
■	Wind Power Portfolio, Turkey

UN Sustainable Development Goals advanced through our offset portfolio:

For further details on our environmental initiatives and operational emissions, please see the latest version of our Impact Report.

Community Involvement

We believe it is important to be actively engaged in the global community in which we operate. By contributing to communities through local initiatives, as well as through our investment activity and corporate engagement, we are fulfilling what we view as our civic responsibility to set a positive example.

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Through financial donations, service projects, and paid volunteer hours, employees are able to positively engage in the areas where we work and live, strengthening our communities and cultivating meaningful partnerships. In 2022, we were able to engage in some of our traditional philanthropic efforts like participating in bike builds and community projects, serving meals at soup kitchens, and teaching financial literacy in the classroom. Our employees volunteered approximately 2,000 hours in the community which was an increase compared to the 1,345 hours recorded in 2021. In addition, they continued to organize fundraising campaigns for those in need. Employees in Australia raised over AUD34,000 for 59 charities in their region. During our global month of service campaign, our employees:

■	Taught financial literacy concepts to students at the Boys and Girls Club.
■	Educated students on a range of important concepts about business and entrepreneurship, from pricing goods and services and international trade to competition and interview skills through our partnership with Junior Achievement.
■	Built and donated 48 bikes and helmets to second-grade students through Wish for Wheels.
■	Rallied together to support efforts to feed the vulnerable in West London, Singapore, and London, as well as to create awareness and motivate local communities and families to volunteer in different ways to help the vulnerable gain back their dignity and their place in society.
■	Assisted Dress for Success with front-of-house services as well as behind-the-scenes sorting and organizing clothing donations, admin tasks, and offering clients interview guidance.
■	Cleared an overgrown area at Lavender Pond Nature Reserve in East London in partnership with the Conservation Volunteer.
■	Renovated a playground in need of repair by partnering with Childhood Trust.

The Janus Henderson Foundation

The Janus Henderson Foundation is the primary charitable giving arm of Janus Henderson Group. The Foundation seeks to make a difference in our community by helping youth achieve their full potential through access to better educational opportunities. We invest in innovative programs that prepare our youth to achieve academic success and evolve to be the future leaders of tomorrow, including those described below.

Select 2022 Partnerships:

■	Junior Achievement (JA) Titan Global. Currently in year four of a six-year partnership with Janus Henderson, JA Titan is a simulation-based program in which high school students compete as business CEOs in the phone industry, experiencing firsthand how an organization evaluates alternatives, makes decisions, examines the outcomes of those decisions, and then plans what to do next. With a focus on financial literacy and insights into the workforce, JA Titan brings business economics to life. In 2022, they:
■	Executed the first virtual national competition with 89 students competing on 29 teams.
■	Created eight user videos to help JA Areas train their educators and volunteers.
■	Developed and released several new key features to improve the user experience.

JA Titan was delivered to 11,318 students in 432 classrooms during the 2021-2022 school year – a 59% increase in students from the previous school year.

■	Colorado Gives Day. Janus Henderson was a proud sponsor of Colorado Gives Day, an annual effort to celebrate and increase online philanthropy for Colorado non-profits. In partnership with Community First Foundation and FirstBank, we encouraged all Coloradans to “Give Where You Live” by donating to local non-profits. The Janus Henderson Foundation donated $50,000 to the state-wide incentive fund, which was used to match donations made by the community. In addition, we encouraged our employees to take part in a corporate challenge that encouraged them to make donations to their favorite charity. Through this collective impact initiative, Colorado Gives Day raised $53 million for 3,336 non-profits. There were 10,909 donors and 246,600 donations.
■	The Centre for Financial Capability. Janus Henderson has been a long-time supporter of The Centre for Financial Capabilities (“TCFC”). In 2022, TCFC continued to build upon their mission of ensuring every child receives high-quality and effective financial education. Our annual contribution enables TCFC to fund expert-led money lessons in schools administered by MyBnk, a UK-based non-profit providing 3,000 young people with tools, knowledge, and confidence to manage money. Our support helped TCFC raise awareness through national, broadcast, and trade media of critical issues challenging the UK’s financial wellbeing, including the dangers of ‘Buy Now Pay Later’ schemes for young and vulnerable consumers and the rise in the number of households unable to pay council tax. Our support has ensured that TCFC is able to continue advocating for effective financial education in Parliament and calling on the Government to enable more sustainable funding for financial education through the extension of the Dormant Assets Scheme.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy and the principal elements used to compensate our CEO and other Named Executive Officers (“other NEOs” and, together with the CEO, “NEOs”) identified below. We also outline the 2022 compensation decisions taken by our Compensation Committee (the “Committee”) and describe how compensation for the CEO and our other NEOs aligns with the Company’s performance and strategic priorities.

LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Dear Fellow Shareholders,

On behalf of the Compensation Committee and the entire Board of Directors, I am pleased to present our CD&A for 2022. This section of our Proxy Statement provides insights into our compensation program, including the decisions made by the Compensation Committee throughout the year.

Our Transformation

2022 was a year of significant change and the beginning of a Janus Henderson transformation. The Company refreshed and further diversified its Board of Directors, adding six new members, including a new Chair. I was appointed as an independent non-executive director and the Chair of the Compensation Committee. I am excited to join the Committee with two additional new directors – John Cassaday, our new non-executive Board Chair, and Ed Garden, the Chief Investment Officer and founding partner of Trian Fund Management, L.P., our largest shareholder.

In June 2022, Janus Henderson welcomed Ali Dibadj as its CEO. In addition, the Company added external talent or promoted from within across several key roles and departments, including: Head of North American Client Group, Chief Responsibility Officer, Head of Asia Distribution, Emerging Market Debt Team, Solutions Group, Strategy Team, Head of Enterprise Data Management, Head of Operations, and Global Head of Product Management & Marketing. Two of our former NEOs left the Company during the year: Richard Weil, our former CEO, retired in March 2022, and Suzanne Cain, our former Global Head of Distribution, departed in July 2022.

These key leadership changes were augmented by a robust strategy development process led by our newly assembled Strategic Leadership Team comprised of approximately 40 senior employees from different backgrounds, departments, geographies, and tenures. The Company’s broader strategy was unveiled in the fourth quarter of 2022 and, to help fund investments in our strategic plan, we initiated our “fuel for growth” program. Finally, the Company continues to simplify its operating model, successfully completing the sale of Intech in 2022 and making significant progress transitioning to a new order management system.

Overview of our Compensation Program

Our refreshed Compensation Committee is focused on aligning the interests of our executive team with those of our shareholders through the design of a performance-based compensation program focused on achieving rigorous financial and strategic goals. As such, we made three fundamental changes to the 2022 compensation framework for our NEOs:

■	Our Scorecard Approach has been revised to reflect the Board’s expectations of the leadership team and to ensure executives are rewarded for strong Company performance and value creation for our shareholders over the long term. The Scorecard Approach will now be used to evaluate performance and determine variable compensation for the CEO and our other NEOs.
■	The Committee increased the percentage of long-term, stock-based incentive compensation relative to short-term, cash-based incentive compensation. For the CEO, 70% of 2022 variable compensation is awarded as long-term incentive (“LTI ”) compared to 50% in 2021. For our other NEOs, 60% of 2022 variable compensation is awarded as LTI versus an average of 46% in 2021.
■	For grants made in 2023, related to 2022 performance, the Committee expanded the use of performance-based share units (“PSUs”) to include our other NEOs in addition to the CEO. In addition, the Committee increased the percentage of LTI awarded in PSUs relative to the percentage awarded in time-based restricted stock units (“RSUs”). For the CEO, 70% of LTI is awarded in PSUs versus 50% for the former CEO. For our other NEOs, 50% of their LTI is awarded in PSUs versus 0% in 2021. The Committee also changed the PSU vesting criteria from a relative TSR-based target that vested if the Company’s three-year relative TSR ranking was at the 50th percentile to a matrix-based target derived from a combination of annual net new revenue growth and adjusted operating margin to more closely align compensation with performance measures that management can directly influence.

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Our program is now heavily weighted toward LTI and significantly linked to at-risk and performance-based compensation, particularly for our CEO and our other NEOs. The Committee believes that LTI awards better align our compensation programs with the experience of our shareholders.

Shareholder Engagement

The Company and the Committee view engagement with our shareholders as a top priority. Shareholders were supportive of our approach to executive compensation in 2021, as represented by our say-on-pay vote (92.4% in favor) at our 2022 Annual Meeting.

In 2022, we reached out to investors representing 64% of our shares outstanding and engaged with all those interested. The agenda for each of these meetings was driven by our shareholders and covered a number of topics ranging from leadership transitions, our strategy, ESG and executive compensation where we specifically requested feedback on the proposed changes to the executive compensation program. Based on discussions with our shareholders, they were very supportive of the 2022 changes to the program.

Pay and Performance for 2022

2022 provided a challenging market backdrop. Stocks and bonds both had negative returns and US treasuries suffered their worst losses since 1788, leading to net outflows for the year. As a result, our financial outcomes fell short of our targets for the year. Based on 2022 performance and the performance-based design of our program, 2022 average total compensation for our other NEOs was down approximately 37% year-over-year. This year-over-year decrease in compensation is reflective of the challenging economic and financial markets environment, however, we are optimistic about the future given the strategic plan, new talent, and the opportunities ahead now that we have repositioned the Company for future growth.

Additional details on our financial performance can be found in the “2022 Company Highlights” section of this CD&A.

In Summary

The rest of the Board and I would like to thank you very much for your interest in the Janus Henderson. We hope our shareholders recognize and support the changes made to our leadership team and executive compensation programs during 2022. We are committed to implementing a compensation program that pays for performance, aligns with ongoing shareholder interests, and motivates our new leadership team as we continue to transform the Company and navigate challenging market conditions.

On behalf of the Compensation Committee and the Board of Directors, thank you again for your feedback and we respectfully ask for your continued support at our 2023 Annual Meeting.

Sincerely,

Alison Quirk
Compensation Committee Chair

Named Executive Officers

Our 2022 NEOs include the following current Company executives:

As a result of leadership changes at the Company, our other NEOs also include two former executives who left the Company during the year: Richard Weil, former CEO, and Suzanne Cain, former Global Head of Distribution. Mr. Weil retired from the Company effective March 31, 2022, and was succeeded by Ali Dibadj, who joined the Company and was appointed to the Board effective June 21, 2022. To ensure a seamless transition and assist with an orderly transfer of responsibilities, Roger Thompson served as the Company’s Interim CEO from April 1, 2022, through June 20, 2022, and Mr. Weil remained an adviser to the Company through June 30, 2022. Ms. Cain left the Company on July 15, 2022.

Compensation Principles

Our Compensation Committee oversees our overall compensation program for Company employees. In terms of executive compensation, the Compensation Committee is responsible for the program’s overall design, the review and approval of goals and objectives relevant to our CEO’s performance assessment and compensation decisions, and approval of the compensation of our executive officers based on an evaluation of each executive’s performance. Our executive compensation program is designed to:

■	Attract and retain highly-skilled individuals critical to our long-term success;
■	Fully align pay with our strategic priorities and reinforce a strong performance culture through rewards that reflect Company-wide, department, team, and individual performance;
■	Align management, client, and shareholder interests, deferring a significant portion of compensation into JHG stock awards;

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■	Manage risk-taking and conflicts of interest in our incentive plans, maintaining an appropriate balance between base salary, short-term cash incentives, and long-term deferred incentives; and
■	Ensure that compensation processes and procedures comply with regulatory requirements, are consistent with market practice, and include effective risk management controls.

2022 Company Highlights

The macro environment and market conditions were challenging throughout 2022. Tightening monetary policy from central banks, inflation, geopolitical tension, lower consumer confidence, and liquidity concerns all continue to impact markets, investor sentiment, and our results. It is during these times of market uncertainty that our clients – and our clients’ clients – need us the most. In this environment, it is critical that we increase client outreach, share our market insights, and partner with our clients.

Financial results for the year were disappointing. Adjusted operating margin declined compared to 2021, short-term investment performance fell short of expectations, and the Company ended the year in net outflows. However, long-term investment performance remains solid with 67%, 70% and 75% of assets outperforming benchmarks on a three-, five- and ten-year basis. Our balance sheet, with approximately $1.2 billion in cash and cash equivalents, is robust and we generate significant free cash flow. We continue to manage what we can control: delivering strong long-term investment performance, providing best-in-class client service, deepening and broadening client relationships, and reducing costs significantly to create “fuel for growth” and to protect operating margins. Financial outcomes, investment performance, and several highlights are described below.

Financial Outcomes

Total Shareholder Return (“TSR”)

TSR for JHG in 2022 was -40.5%, compared to a median TSR of -18.7% for the JHG Peer Group (as defined on page 48), -25.1% for the S&P US BMI Asset Management & Custody Banks Index and -18.1% for the S&P 500.

Adjusted Revenue*

A 22% decrease in average AUM led to a 23% decrease in adjusted revenue for the year to $1,705 million from $2,213 million in 2021.

Adjusted Operating Margin* (%)

Adjusted operating margin of 33.8% decreased 9.6 percentage points from 43.4% in 2021.

* In addition to financial results reported in accordance with GAAP, we report certain financial measures on a non-GAAP basis. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may differ from the non-GAAP financial measures used by other companies. For additional information, see Annex A, “Reconciliation of Non-GAAP Financial Measures.”

Investment Performance

Solid long-term investment performance with 41%, 67%, 70% and 75% of assets under management outperforming relevant benchmarks on a one-, three-, five-, and 10-year basis, respectively.

% of AUM outperforming benchmarks as of December 31, 2022

Capability	1-year	3-year	5-year	10-year
Equities	58%	54%	57%	64%
Fixed Income	18%	78%	89%	90%
Multi-Asset	5%	96%	96%	99%
Alternatives	34%	100%	100%	100%
Total	41%	67%	70%	75%

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Strategy Evolution

In the summer of 2022, we assembled our new Strategic Leadership Team comprised of approximately 40 senior employees from different backgrounds, departments, geographies, and tenures to assist in driving the Company’s strategic direction. After surfacing, triaging, and prioritizing ideas, we introduced a strategic framework around which we will align specific objectives that we believe provide the best possible outcomes for our clients and shareholders.

■	Protect and Grow our core business – There are many opportunities that exist in our core business where we can increase our market share, including regional intermediary distribution and good performing strategies that are sub-scale.
■	Amplify strengths not fully leveraged – Our research, portfolio management, and client service strengths can be amplified with adjacent products, channels, geographies, and vehicles.
■	Diversify where clients give us the right to win – We have capability in spaces where our clients are seeking more solutions from us and new capabilities that can open new client types.

Client Engagement

Over the second and third quarters of 2022, we identified strategic opportunities that fit within this new strategic framework. The process to identify these opportunities included input from internal and external constituents, importantly, including our clients. We brought the client to the forefront in our process, seeking their input upfront so that their voice would be woven into our strategic evolution from the beginning. These opportunities were filtered through a process designed to identify those particular opportunities that could provide the best possible outcomes for our clients and which we believe will lead to organic growth and attractive operating margins for the Company over time. This more refined list of opportunities was then evaluated along two dimensions, which were our right to win and how these opportunities measure against future client and industry importance, to arrive at the final list of initiatives included in our strategic plan. A few examples include initiatives to protect and grow our US Intermediary business, and to amplify our existing strengths in Institutional and Diversified Alternatives.

Fuel for Growth

Our philosophy has always been to maintain strong financial discipline and invest in the business where it strategically makes sense while looking to operate more efficiently to provide the “fuel for growth”. During 2022, executive leadership reviewed the business and identified $40 to $45 million in gross run-rate cost efficiencies. Management intends to reinvest the savings from these efficiencies back into the business to enable us to be more dynamic and move faster, enhance accountability, and most importantly, to increase our investments in research, new product development, and distribution to deliver for our clients and shareholders.

Alignment of Pay and Performance

For our CEO and other NEOs, the Compensation Committee uses a structured scorecard to evaluate performance and determine total variable compensation on an annual basis. The scorecard approach was revised in 2022 to reflect the Board’s expectations of leadership and to ensure executives are rewarded for strong Company performance and value creation for our shareholders over the long term. The Board believes that strategy and culture are critical foundations to creating client, employee, and shareholder value. Additionally, the Board believes that the appointment of Mr. Dibadj as CEO will be a catalyst to develop a more rigorous strategy and initiate changes that can positively transform Janus Henderson’s culture. As such, and in consideration of 2022 being a transition year, the Compensation Committee elected to increase the weightings of Strategy and Culture in this year’s scorecard.

The specific performance measures included in the scorecard are the same measures we use to evaluate our business. The performance categories, measures and weightings used in the 2022 scorecard were the following:

■	Financial Outcomes (25% weighting). Deliver strong financial results for shareholders measured by revenue growth, cost management, operating margin expansion, and total shareholder return.
■	Client Outcomes (25% weighting). Deliver superior investment performance and client service measured by three-year investment performance relative to benchmark, client satisfaction, and net AUM flows.
■	Strategy (25% weighting). Transform and articulate the Company’s strategy to position the organization for growth.
■	Culture (25% weighting). Embed new purpose, mission, and values, create a high-performance culture focused on delivering positive client outcomes, attract and retain diverse talent, drive cross-functional collaboration and communication, and reinforce our commitment to Corporate Responsibility.

After the end of each year, the Compensation Committee uses the scorecard to evaluate the CEO’s performance relative to the specific performance measures established at the beginning of the year. Following this assessment, the Committee determines the total variable compensation award for the CEO. This same scorecard approach is used by the CEO to evaluate the performance of our other NEOs. The CEO recommends total variable compensation awards to the Committee for consideration.

Once the amount of total variable compensation is determined, it is apportioned into short-term incentives (“STI ”), such as cash bonuses,

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and deferrals into long-term incentives (“LTI ”), including time-vested restricted stock units (“RSUs”) and performance-vested share units (“PSUs”). Our NEOs no longer have the option to defer into time-vested fund units. As set forth above in the “Letter from the Chair of our Compensation Committee”, the Committee increased the percentage of variable compensation awarded in LTI and the percentage of LTI awarded in PSUs for the 2022 performance period.

■	For our CEO, 70% of 2022 variable compensation is deferred into LTI versus 50% for the former CEO, and 70% of the LTI is granted in PSUs versus 50% for the former CEO.

CEO Total Variable Compensation Mix

Other NEO Total Variable Compensation Mix

■	For the other NEOs, 60% of 2022 variable compensation is deferred into LTI versus 46% on average in 2021, and 50% of the LTI is granted in PSUs versus 0% in 2021.

Time-vested RSUs vest in equal installments over a three-year period. Performance-vested PSUs cliff vest on the third anniversary of the grant date using a matrix-based target, measured at the end of the three-year period, derived by a combination of annual net new revenue growth and adjusted operating margin*. Previously PSUs applied only to the CEO and vested at 100% of target if the Company’s three-year relative TSR ranking was at the 50th percentile. The Committee believes the new 2022 PSU vesting targets have a stronger correlation to relative shareholder returns and better align to performance measures that management can directly influence.

The scorecard approach used to determine total variable compensation each year, combined with the rigorous PSU vesting conditions, are intended to ensure NEO variable compensation is aligned with shareholder interests and linked to performance over the long term.

■	To receive a variable compensation award, executives must first deliver results against the performance measures as outlined in the scorecard; and
■	To fully vest in the deferred PSUs, the Company’s performance must meet or exceed certain annual net new revenue growth and adjusted operating margin targets as established by the Compensation Committee for each PSU grant.

These performance measures reinforce the Compensation Committee’s dedication to pay for performance, establishing rigorous performance standards, and align executive pay with shareholder interests over the short and long term.

*	In addition to financial results reported in accordance with GAAP, we report certain financial measures on a non-GAAP basis. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may differ from the non-GAAP financial measures used by other companies. For additional information, see Annex A, “Reconciliation of Non-GAAP Financial Measures.”

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Elements of Compensation

Our Compensation Committee emphasizes performance-based variable incentives as the primary element of compensation paid to our CEO and other NEOs, reinforcing our strong pay-for-performance culture. In the 2022 performance year, 92% of CEO total compensation and 81% of other NEO total compensation consisted of performance-based variable incentives.

The charts below illustrate the mix of total compensation awarded in respect of the 2022 performance year. Total compensation includes base salary plus total variable compensation delivered in the form of STI, such as cash bonuses, and deferrals into LTI, including time-vested RSUs and performance-vested PSUs.

We strive to maintain competitive compensation and benefits for all employees at the Company. Compensation, including an appropriate balance of base salary and variable compensation, is designed to; attract and retain highly-skilled and diverse talent, reinforce a strong pay-for-performance culture, and align the interests of management with our clients and shareholders. The table below provides further detail regarding compensation and benefits at Janus Henderson.

Component	Purpose	Pay Type	Pay Element	Details
Base Salary	Provides fixed pay for performing day-to-day job responsibilities	Fixed	Cash

•  Constitutes a small portion of total annual compensation.

•  Reviewed periodically to maintain market competitiveness.

•  Provides market competitive base salary reflective of the responsibilities and scope of the position, as well as the experience and calibre of our executive talent.

At Risk Performance- Based Variable Compensation

•  Performance-based variable compensation reinforces our pay-for-performance culture

•  Recognizes current year achievement of goals and objectives

•  Total award amount determined and divided into short and long-term incentive based on standard deferral methodology

•  All long-term incentive awards are subject to malus and clawback provisions

		Short-Term Incentive	Cash	The portion of total variable compensation paid in cash is intended to reward current year achievements.
		Long-Term Incentive	Time-Based Restricted Stock Units	A portion of total variable compensation is deferred into RSUs which are typically subject to a three-year ratable, time-based vesting schedule. Cash dividend equivalents are paid on unvested RSUs and are included in taxable compensation.
			Performance- Based Share Units	A portion of total variable compensation is also deferred into PSUs, subject to a three-year cliff vest on the third anniversary of the grant date based on a combination of annual net new revenue growth and adjusted operating margin.

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Other Benefits	Provides market competitive employee benefits	Benefits	• Medical and dental insurance • Life and disability insurance • Employee stock purchase opportunities • Charitable matching gift programs	The Compensation Committee annually reviews other benefits provided to the NEOs. We generally provide benefits to our NEOs that are similar to (if not the same as) those offered to all Company employees.
Retirement Plans	Provides the opportunity for participant elected deferrals of compensation and certain Company discretionary and matching contributions	Varies by Country		We provide retirement plan benefits to all employees to assist them in their retirement planning. The contribution amounts vary geographically, and amounts are based on plan formulas that apply to all employees in those locations. Plans offered vary based on local market practices and regulations.

2022 Compensation for the CEO and Other NEOs

2022 CEO Variable Compensation

In connection with his appointment as CEO, Mr. Dibadj’s compensation package was designed to align with shareholder interests and deliver compensation that is driven by Company performance and value creation over the long term. The Committee reviewed a range of information when establishing his compensation package and constructing the terms of the offer, including competitive benchmarking data provided by the Committee’s independent compensation consultant, CEO compensation packages disclosed by other public financial services firms, and insights from shareholders and external legal counsel. Mr. Dibadj’s total compensation of $9.25 million is situated below the market median of the JHG Peer Group and is comprised of base salary and performance-based variable compensation.

The Committee used the scorecard approach to assess Mr. Dibadj’s performance and discuss his contributions during his first six months as CEO. A summary of Mr. Dibadj’s 2022 compensation and scorecard assessment are set forth below.

Ali Dibadj | Chief Executive Officer

2022 Compensation (in 000s)

Responsibilities

Mr. Dibadj joined the Company on June 21, 2022. In his first six months as CEO, he convened cross-functional teams to develop and articulate the new strategic framework noted above and refresh the Company’s mission, values, and purpose. He assembled a strong senior leadership team by attracting new talent and retaining individuals with a proven track record. Mr. Dibadj engaged with clients, regulators, shareholders, and employees to understand the unique perspectives of each of these key stakeholders.

Base Salary	$725
Performance-Based Variable Compensation
Annual Cash Bonus	$2,550
JHG Restricted Stock (“RSUs”)	$1,785
Performance-Based Share Units (“PSUs”)	$4,165
Total Variable Compensation	$8,500
Total Annual Compensation	$9,225
One-time New Hire Grant	$5,000

Compensation Decisions

The terms of Mr. Dibadj’s 2022 compensation were agreed in his offer of employment, a copy of which was filed as an exhibit to the Company’s 10-Q for the quarter ended March 31, 2022. Performance-based variable compensation of $8.5 million is apportioned 30% cash with 70% deferred into time-vested RSUs and performance-vested PSUs. 2022 total variable compensation of $8.5 million was committed to Mr. Dibadj as part of his offer of employment and was not prorated based on his hire date, however, payout of the full amount is not guaranteed. The $4.2 million portion of his variable compensation deferred into PSUs will cliff vest on the third anniversary of the grant date subject to achievement of a matrix-based target derived from annual net new revenue and adjusted operating margin. Much of the $5 million inducement award is in respect of unvested equity awards at his previous employer that were forfeited in connection with his commencement of employment with the Company. This award will vest in equal installments over three years.

As mentioned above in the “Alignment of Pay and Performance” section, the scorecard was revised in 2022 to reflect the Board’s expectations of leadership and (1) ensure executives are rewarded for strong Company performance and value creation for our shareholders over the long term, and (2) reflect the Board belief that strategy and culture are critical foundations to creating client, employee, and shareholder value. While the Mr. Dibadj’s 2022 variable compensation was committed as part of his offer of employment, the scorecard approach was used to evaluate his performance in 2022.

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2022 CEO Scorecard Outcomes

Financial Outcomes (25% weighting)

2022 financial results were disappointing given the combination of declining financial markets and net client outflows. We will continue to control what we can control and maintain strong financial discipline given ongoing market volatility.

■	Annual net new revenue for 2022 was negative $127 million due to net outflows of $31 billion excluding Intech.
■	Adjusted operating margin of 33.8% was down compared to 43.4% in 2021 due to lower average assets affecting both revenue and expenses.
■	Total Shareholder Return for JHG in 2022 was -40.5%, compared to the median TSR of -18.7% for the JHG Peer Group, -25.1% for the S&P US BMI Asset Management & Custody Banks Index and -18.1% for the S&P 500 Index (returns of both indices were also calculated on a total return basis).
■	Following an extensive review of expenses as part of the “fuel for growth” initiative, we identified $40 to $45 million in gross run-rate cost efficiencies (including both compensation and non-compensation related expenses). We are on track to deliver those savings and reinvest them in long-term growth by the end of 2023.

Client Outcomes (25% weighting)

Continued market volatility weighed on relative performance in our mutual funds, but overall long-term investment results remain solid.

■	Based on Company-wide fund performance, on an AUM-weighted basis, the percentage of assets outperforming their respective benchmarks over the three-year investment period ending December 31, 2022, was 41%, 67%, and 70% over the 1-, 3-, and 5-year time periods respectively.
■	The Company continued to experience redemptions in 2022 resulting in net outflows of $36.5 billion in 2022 as compared to $16.2 billion in 2021. Total firm organic growth declined from (4)% in 2021 to (8)% in 2022, due in part to the challenged market environment active managers faced. We did see pockets of improvement, including in our Alternatives franchise which experienced 10.3% organic growth.
■	In the spirit of bringing the client voice forward, Mr. Dibadj met with dozens of clients and consultants in his first six months as CEO. He contributed to several mandates wins in Emerging Market Debt, Fixed Income, and Equities. Under his leadership, client interactions increased over 15% in our US Intermediary business compared to 2021. In the institutional space, consultant meetings increased 40% compared to 2021, and gross sales increased more than 35% compared to 2021.

Strategy (25% weighting)

Mr. Dibadj inspired and drove a strategy development process that resulted in a new strategic framework and specific, actionable business opportunities that we expect will lead to revenue growth over time.

■	He assembled a new Strategic Leadership Team comprised of approximately 40 senior employees from different backgrounds, departments, geographies, and tenures to gather our best thinking. Under his direction, this group identified approximately 200 ideas, clustered them into more clearly defined opportunities, profiled and conducted a deeper evaluation of the 25 leading ideas, and ultimately filtered these down to less than 10 strategic opportunities that are planned for execution.
■	The new strategy framework and roadmap were articulated to all employees in December 2022. Attention shifted toward aligning the 2023 performance management process to reinforce objective setting and performance scorecards around the roadmap. Mr. Dibadj is leading our effort to further embed the scorecards to drive accountability tied to delivery of the Company’s strategic priorities, introducing performance scorecards to his direct reports in 2022, with the intention of driving them deeper into the organization in 2023.
■	Mr. Dibadj and our Corporate Strategy and Development team actively considered merger and acquisition, lift-out, and partnership opportunities in targeted areas to fill gaps in our product line-up and enable us to expand into new areas where clients want to work with us. We are disciplined in our approach to identifying where to buy, build, or partner. The addition of our Emerging Market Debt team in the third quarter of 2022 is a testament to what we can do, with that strategy having quickly grown from zero to $1 billion in committed capital in less than six months.

Culture (25% weighting)

Following a series of leadership changes, Mr. Dibadj joined the Company and engaged with employees at all levels to understand the culture, particularly as the employee base had recently experienced a series of leadership changes.

■	Mr. Dibadj visited nine offices, hosted dozens of discovery sessions with cross sections of employees, conducted several firmwide town halls, and joined department meetings across the Company. He kept employees informed and engaged, releasing nine videos on topics from hybrid working to headcount reductions, fostering a culture of transparency and open communication.
■	In partnership with Human Resources, our branding team and others, Mr. Dibadj set out to create a clear vision for our future which included a refresh of the Company’s mission, values, and purpose centered around helping our clients – and their clients – invest in a brighter future together.
■	Mr. Dibadj was responsible for attracting critical new talent to the Company, including filling the key roles of Head of Strategy and Corporate Development, Chief Responsibility Officer, and Head of North America Client Group, and he has been instrumental in retaining key talent at the senior leadership level in the midst of transition and change.
■	In addition to his client outreach, Mr. Dibadj engaged with the Company’s mutual fund and investment trust boards, our regulators, and other key stakeholders to understand expectations and requirements and strengthen even the most long-standing relationships.

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2022 Compensation for Other NEOs

The Compensation Committee is responsible for oversight and approval of compensation paid to the other NEOs who are eligible to receive total variable compensation awards from the Company. The scorecard approach for our other NEOs includes the same categories, measures, and outcome weightings as the CEO scorecard described above.

The CEO, in conjunction with the Committee, agreed to apply the same scorecard approach to our other NEOs to drive individual accountability and alignment between Company and business unit outcomes, and to strengthen the link between compensation and performance over the long term. At the end of the year, each of the other NEOs completes a self-assessment, and the CEO uses the scorecard approach to evaluate their performance on a Company, department, and individual level. He then recommends total variable compensation awards for each other NEO to the Committee for consideration.

In determining total variable compensation for the other NEOs, the CEO and the Committee consider:

■	Other NEO performance based on the scorecard approach;
■	demonstration of certain behavioral competencies included in the self-assessment;
■	competitive benchmarking data for similar roles as compared to the JHG Peer Group; and
■	the direction of the Company profit pools, which are funded based on Company profits.

Variable compensation paid to most employees at the Company is paid from these pools, effectively creating a “profit share” arrangement between our employees and shareholders. Total variable compensation awards to the other NEOs are generally directionally consistent with the variable compensation awards paid to all employees funded from the profit pools.

Total annual compensation and performance against the scorecard measures for the other NEOs for the 2022 performance period are summarized below. Please note that in 2021, the Compensation Committee considered the uncertainty caused by the former CEO’s retirement, combined with an increase in shareholder activism, and decided to grant one-time Transition Awards to Mr. Thompson and Mses. Fogo, Rosenberg, and Krueger to reinforce leadership stability during this period of transition and change. Although these awards were granted in March 2022, they are not included in the 2022 compensation shown in the tables below because they were earned in a prior year. Additional details about these transition awards can be found in the “Executive Compensation Tables” section of this Proxy Statement.

Roger Thompson  |  Chief Financial Officer

2022 Compensation (in 000s)

Responsibilities

Mr. Thompson serves as Chief Financial Officer and is a member of the Executive Committee. He is responsible for planning, implementing, managing, and controlling all corporate financial-related activities of the Company. He also oversees Corporate Finance, Accounting, Tax, Investor Relations, and Procurement. He also served as Interim CEO until Mr. Dibadj commenced his employment with the Company.

Base Salary	$443
Performance-Based Variable Compensation
Annual Cash Bonus	$941
JHG RSUs	$706
JHG PSUs	$706
Total Variable Compensation	$2,353
Total Annual Compensation	$2,796

Compensation Decisions for Mr. Thompson

The Compensation Committee approved $2.353 million in total variable compensation for Mr. Thompson. This award recognizes his contributions as Chief Financial Officer and as Interim CEO in 2022. Mr. Thompson’s total compensation for 2022 (including his one-time Transition Award) declined 40% on a constant currency basis compared to 2021. He did not receive a salary increase in 2022.

Under Mr. Thompson’s leadership as Interim CEO, the Company remained focused on moving the business forward during the transition between CEOs. He led the Executive Committee, chaired the ESG steering committee, partnered with the Board of Directors, met with external investors, clients, fund and investment trust boards, and consultants, and effectively demonstrated leadership stability at the Company.

Mr. Thompson’s compensation is determined in Great British Pounds (“GBP”) and converted to USD using an annual average exchange rate between GBP and USD equal to 1.2299.

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2022 Scorecard Outcomes for Mr. Thompson

Financial Outcomes (25% weighting)

■	Under Mr. Thompson’s leadership, the Company continued to effectively manage costs, maintain a strong balance sheet, and return capital to shareholders notwithstanding market conditions that generated considerable volatility.
■	Mr. Thompson’s business unit costs and headcount have not increased despite increased business and regulatory complexity. He remained within his set 2022 budget.

Client Outcomes (25% weighting)

■	Mr. Thompson maintains strong client relationships which enabled him to take on oversight of several internal distribution teams and responsibility for our Asia Pacific distribution effort following the departure of the Global Head of Distribution in 2022.
■	His team delivered strong performance on audits, successfully delivered the required periodic reporting, and effectively managed share repurchases and seed capital investments.

Strategy (25% weighting)

■	Mr. Thompson led work on the “fuel for growth” initiative, maintaining expense discipline while investing for growth. The initiative actioned between US$40 and US$45 million in gross run-rate cost efficiencies that will be utilized to offset investments in our business and infrastructure to fuel growth.
■	He acted as a driver on the Strategic Leadership Team formed to increase collaboration across the business in order to research and debate ideas leading to the creation of a new strategy for the Company.
■	Mr. Thompson led the sale of Intech which simplified our operating model, enabling us to increased focus on our core businesses.

Culture (25% weighting)

■	Mr. Thompson is actively involved on the Diversity, Equity & Inclusion Committee and the Corporate Social Responsibility Committee, and he is a visible leader giving back to the community through the TutorMate program.
■	His department scores continue to be high for cross-functional collaboration and effective communication from senior leadership.

Georgina Fogo  |  Chief Risk Officer

2022 Compensation (in 000s)

Responsibilities

Ms. Fogo serves as Chief Risk Officer and Chief Compliance Officer with responsibility for the Global Risk and Compliance functions. She is a member of the Executive Committee and currently chairs the Diversity, Equity & Inclusion Committee. Ms. Fogo is an Executive Director of the Henderson Investment Funds Limited Board.

Base Salary	$369
Performance-Based Variable Compensation
Annual Cash Bonus	$584
JHG RSUs	$877
JHG PSUs	$0
Total Variable Compensation	$1,461
Total Annual Compensation	$1,830

Compensation Decisions for Ms. Fogo

The Compensation Committee approved $1.461 million in total variable compensation for Ms. Fogo. Her total compensation for 2022 (including her one-time Transition Award) declined 40% on a constant currency basis compared to 2021. For the 2022 performance period, Ms. Fogo’s performance-based variable compensation was awarded in time-vested RSUs and did not include PSUs given her role as the Chief Risk Officer. Ms. Fogo did not receive a salary increase in 2022.

Ms. Fogo’s compensation is determined in GBP and converted to USD using an annual average exchange rate between GBP and USD equal to 1.2299.

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2022 Scorecard Outcomes for Ms. Fogo

Financial Outcomes (25% weighting)

■	Ms. Fogo achieved business unit financial goals including realizing cost savings targets.
■	She demonstrated an efficient use of capital through maintenance of a strong operational risk framework.

Client Outcomes (25% weighting)

■	Under Ms. Fogo’s leadership, the teams delivered strong regulatory exam results and ensured positive engagement with regulators in a number of areas, including implementation of new ESG-related regulatory standards in the European Union.
■	She partnered effectively with business leaders, board members, and board committees working constructively on key strategic initiatives, providing guidance on external events impacting risk factors, and reporting on relevant issues to further advance the Company’s global risk and compliance framework.

Strategy (25% weighting)

■	Ms. Fogo and her teams delivered key enhancements to risk and compliance technology that increased automation and efficiency such as, risk reporting, integration of compliance monitoring risk assessments and findings, and improved pre-trade functionality and monitoring of complex trading.
■	Ms. Fogo’s compliance workstream portion of the Order Management System transition remained on track with timelines and partnered creatively with technology teams to ensure risk was mitigated through a test environment.

Culture (25% weighting)

■	As the chair of the Diversity, Equity & Inclusion Committee, Ms. Fogo led a thorough review of the Company’s parental leave, surrogacy, and adoption policies and, in partnership with Human Resources, implemented improved parental benefits for employees.
■	She worked with the Diversity, Equity & Inclusion Committee to drive adoption of required actions for talent acquisition such as the simplification of job specifications, use of diverse interview panels, and the creation of diverse slates of candidates for open positions.

Michelle Rosenberg  |  General Counsel and Company Secretary

2022 Compensation (in 000s)

Responsibilities

Ms. Rosenberg serves as General Counsel and Company Secretary and is responsible for global oversight of the Legal and Internal Audit teams. She is a member of the Executive Committee and represents the Company with global regulators and industry groups. In 2022, she took on the role of President and Chief Executive Officer of Janus Investment Fund and Janus Aspen Series.

Base Salary	$350
Performance-Based Variable Compensation
Annual Cash Bonus	$680
JHG RSUs	$510
JHG PSUs	$510
Total Variable Compensation	$1,700
Total Annual Compensation	$2,050

Compensation Decisions for Ms. Rosenberg

The Compensation Committee approved $1.7 million in total variable compensation for Ms. Rosenberg. Ms. Rosenberg’s total compensation for 2022 (including her one-time Transition Award) declined 32% as compared to 2021. Ms. Rosenberg did not receive a base pay increase for 2022.

2022 Scorecard Outcomes for Ms. Rosenberg

Financial Outcomes (25% weighting)

■	Ms. Rosenberg effectively managed costs within her business unit by tracking below budget for 2022 and exceeding planned cost savings targets.

Client Outcomes (25% weighting)

■	Ms. Rosenberg engaged with the Board on a process of director refreshment through which six non-executive directors joined the Board. She and her team delivered an effective onboarding program for the new directors, continued to provide timely notice and socialization on legal and regulatory issues, completed a full-scale corporate governance policy review versus best practices, and delivered board training.
■	Ms. Rosenberg and her team created an entirely new proxy statement for the Company to align with SEC disclosure requirements following JHG’s exit from foreign private issuer status in January 2022.
■	Under Ms. Rosenberg’s leadership, the Legal team completed the management buyout of the Company’s former subsidiary, Intech, effectively managed litigation balancing strategy and cost considerations, and partnered with the business on numerous regulatory changes globally.

Strategy (25% weighting)

■	Ms. Rosenberg reorganized her department to focus on key activities, align resources against Company priorities, and established new procedures to ensure close focus on outside legal fees to maximize efficiency and achieve savings.
■	She and her team engaged with Compliance on a significant SEC regulatory compliance examination, resolved an SEC enforcement matter related to the Company’s private funds, and collaborated with other internal teams to ensure that any procedure gaps were addressed to mitigate risk of errors.

Culture (25% weighting)

■	Ms. Rosenberg is actively involved on the Diversity, Equity & Inclusion Committee and sponsored an Employee Resource Group and Greenwood Project interns within her department.
■	Her department scores continue to be high for cross-functional collaboration and effective communication from senior leadership.

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Tiphani Krueger  |  Global Head of Human Resources

2022 Compensation (in 000s)

Responsibilities

Ms. Krueger serves as Global Head of Human Resources and is a member of the Executive Committee. She is responsible for driving business results through the engagement, development and retention of employees. Ms. Krueger is also President of the Janus Henderson Foundation where she sets the strategic direction and leads the affairs of the Foundation and its directors.

Base Salary	$350
Performance-Based Variable Compensation
Annual Cash Bonus	$344
JHG RSUs	$258
JHG PSUs	$258
Total Variable Compensation	$860
Total Annual Compensation	$1,210

Compensation Decisions for Ms. Krueger

The Compensation Committee approved $860,000 in total variable compensation for Ms. Krueger. Her total compensation for 2022 (including her one-time Transition Award) declined 42% as compared to 2021. Ms. Krueger did not receive a salary increase in 2022.

2022 Scorecard Outcomes for Ms. Krueger

Financial Outcomes (25% weighting)

■	Ms. Krueger effectively managed costs within her business unit and exceeded planned cost savings targets.
■	Ms. Krueger and her team partnered with business leaders to implement the “fuel for growth” cost efficiencies that included role eliminations globally, successfully managing risk, ensuring fair and consistent practices, and thoughtfully driving effective communications with relevant stakeholders.

Client Outcomes (25% weighting)

■	Ms. Krueger partnered with the Board of Directors and Compensation Committee on the former CEO’s exit, selection and onboarding of the new CEO, and the onboarding of six newly appointed non-executive directors.
■	Ms. Krueger’s team successfully launched several visible and impactful leadership and development programs across the Company globally, including the Leadership Excellence and Developement program, which invests in and rewards high-potential employees.

Strategy (25% weighting)

■	Under Ms. Krueger’s leadership, the team revised guidance for performance ratings and calibration to ensure that compensation paid for performance aligns with desired outcomes, actively engaged with shareholders to solicit feedback on the Company’s CEO compensation and executive compensation framework, and secured approval from shareholders on the Company’s 2022 say-on-pay advisory resolution.
■	Ms. Krueger partnered with the CEO and CFO to assemble the Strategic Leadership Team that was created in 2022 to help define the strategic focus for our future growth. She also led a Company-wide project to define our mission, values, and purpose that will be a key driver needed to support the cultural changes required as we implements our new strategic plan.

Culture (25% weighting)

■	Continuing to navigate the changing landscape driven by the global pandemic, Ms. Krueger led efforts to define the future state of work and a new hybrid working environment that strikes an appropriate balance between employees’ interests and driving the business forward to achieve the best culture and results for our clients.
■	Ms. Krueger, in conjunction with each Executive Committee member and their leadership team, created a customized DEI strategy for each business unit, incorporating key data points such as employee survey results, department turnover, and other key department metrics to further drive toward achieving the Company’s DEI goals.

2022 Compensation for the Former CEO and Other NEOs

2022 compensation for two former executives who left the Company during the year, Richard Weil and Suzanne Cain, can be found in the Summary Compensation Table in the “Executive Compensation Tables” section of this Proxy Statement. A summary of the material terms of their agreements can be found in the “Service Agreements and Settlement Arrangements with Executive Officers” section.

■	Mr. Weil, our former CEO, retired effective March 31, 2022, and served as an adviser to the Company through June 30, 2022.
■	Ms. Cain, our former Global Head of Distribution, departed on July 15, 2022, to pursue other opportunities.

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The Compensation Process

JHG Peer Group

The Compensation Committee, with assistance from its independent compensation consultant, periodically reviews the composition of our peer group to ensure that it continues to serve as an appropriate market reference for executive compensation purposes. In reviewing the composition of our peer group, the Compensation Committee considers various factors, including our revenue, total AUM, and business model as compared to a select group of companies in our industry.

The Compensation Committee does not determine executive pay levels solely based on those of the JHG Peer Group (the “JHG Peer Group,” as shown below). Rather, the Compensation Committee uses data from the JHG Peer Group as one of multiple reasonable reference points for consideration when determining NEO pay. The Compensation Committee believes that reference to the JHG Peer Group is useful to ensure that NEO variable compensation is competitive relative to compensation levels at other asset management firms with which we compete for executive talent.

Below is the compensation peer group that we used for 2022:

JHG PEER GROUP
• abrdn Plc • Affiliated Managers Group, Inc. • AllianceBernstein Holding LP • Ameriprise Financial, Inc. • Artisan Partners Asset Management, Inc.	• Federated Hermes, Inc. • Franklin Resources, Inc. • Invesco Ltd. • M&G Plc • Schroders Plc	• T. Rowe Price Group, Inc. • Victory Capital Holdings, Inc. • Virtus Investment Partners, Inc.

Role of the Independent Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate any compensation consulting firm directly assisting it in the evaluation of director or executive compensation. The Compensation Committee also has the sole authority to approve fees and other retention terms for its consultant.

In 2022, the Committee retained McLagan AON as its independent compensation consultant to provide objective analyses of, and counsel on, our executive compensation program and practices during the year. Throughout the year, the independent consultant is asked to review and comment objectively on management proposals and presentations to the Compensation Committee covering all elements of compensation paid to the NEOs, including an evaluation of the market competitiveness of our executive compensation packages, an assessment of pay in relation to performance, and input into CEO and other executive pay designs. The independent consultant also provides counsel on general market trends and technical developments, as well as input on the amount and structure of pay for the non-executive directors serving on our Board. The independent consultant is required, on an annual basis and upon the reasonable request of the Compensation Committee, to report to the Committee on any consulting services performed for management and their related fees. There were no such services provided to management during 2022.

The Compensation Committee recognizes that it is essential to receive objective advice from compensation consultants that are independent. The Compensation Committee selects its compensation consultant only after taking into consideration all factors relevant to the consultant’s independence, including the following:

■	the provision of other services to the Company by the consultant;
■	the amount of fees paid by the Company to the consultant as a percentage of the consultant’s total revenue;
■	the policies and procedures of the consultant designed to prevent conflicts of interest;
■	any business or personal relationships between the consultant or its personnel assigned to work on the Company’s account and any Compensation Committee member or executive officer of the Company; and
■	whether the consultant owns any shares of the Company’s common stock.

During 2022, the Company paid McLagan AON a total of $183,850 in consulting fees directly related to services performed for the Compensation Committee.

Shareholder Outreach

Our executive compensation and other governance matters are informed by shareholder feedback. In 2022, 92.4% of our shareholders supported the Company’s advisory say-on-pay proposal. During 2022, we reached out to our top 10 shareholders, representing 64% of our shares outstanding in 2022, to discuss our executive compensation program, and we engaged with all of those who expressed an interest in providing feedback. We received support for our executive compensation program, specifically:

■	shareholders were complimentary of the engagement process and welcomed the opportunity to share their perspectives on executive compensation;
■	shareholders were supportive of the CEO scorecard approach and complimentary of our decision to expand the scorecard to the other NEOs in order to improve alignment of individual performance with Company performance; and
■	in respect of our other NEOs, shareholders appreciated that the significant majority of total variable compensation is deferred into LTI awards and the introduction of PSUs with the double hurdle this creates, both of which underscore the Committee’s dedication to pay for performance.

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Compensation Risk Assessment

On an annual basis, the Company undertakes an assessment of existing compensation programs and practices, including the material terms of our compensation plans, design elements that could potentially encourage excessive risk-taking or are reasonably likely to have a material adverse impact on the Company, and any risk mitigation features in place. The Compensation Committee receives the results of this assessment for its review and consideration.

In 2022, the Compensation Committee concluded that the Company’s compensation programs and practices discourage excessive risk-taking due to the mix of fixed and variable compensation, use of deferred incentives (including both RSUs and PSUs), and the Compensation Committee’s ability to claw back both deferred and previously paid awards.

Other Compensation Policies

We are committed to ensuring that our executive compensation program and practices reflect principles of good governance as demonstrated by the following key aspects comprising our program and by those practices that we do not engage in.

What We Do
Incorporate sound risk management and risk avoidance in our incentive plan design, including robust Board and management processes to identify and monitor risk
Significant majority of NEO compensation is at-risk (92% for the CEO, 81% for other NEOs)
At least 60% of our NEOs’ total variable compensation consists of long-term incentive awards
70% of CEO equity awards granted as PSUs, with vesting contingent on a further three-year performance period
Robust stock ownership guidelines (10x base salary for CEO and 3x for other NEOs)
Regularly review the governance of our programs and revise to align with market best practices
Active shareholder engagement program to seek and incorporate feedback
Malus and clawback policies require us to recapture long-term incentive awards paid to an executive who engages in financial misconduct (including the misstatement of financial results)
What We Don’t Do
No change-in-control agreements or single-trigger vesting of award in connection with a change in control of the Company
No gross-ups for potential excise taxes
No dividends or dividend equivalents paid on unvested or unearned PSUs
No automatic acceleration of vesting on long-term incentive awards on termination of employment, except upon death
No short-selling, hedging, or pledging of JHG shares
No special executive retirement pension benefits
No excessive perquisites
No decisions made solely based on market data
No encouragement of excessive risk taking

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Stock Ownership Guidelines

To ensure our NEOs and other executive officers make a meaningful investment in our common stock to align their economic interests more closely with those of other shareholders, the Compensation Committee has set minimum stock ownership guidelines for non-executive directors and members of the Company’s Executive Committee. We believe this commitment to stock ownership will continue to play a significant role in driving our success and creating long-term value, further aligning our senior leaders’ interests with those of our shareholders. Our CEO joined the Company in June 2022. He currently owns 6.8x his annual base salary in JHG stock and is in a position to exceed the ownership guideline in the near term. Each of our other NEOs have satisfied the applicable stock ownership guidelines, which are set forth below.

Shares that count towards this ownership guideline include shares of our common stock owned directly, common stock equivalents, and JHG fund holdings. The CEO, other NEOs, and other Executive Committee members must meet these requirements within five years of becoming subject to the ownership requirement.

Hedging and Pledging

Our Share Trading Policy prohibits our employees and directors from engaging in hedging designed to offset or reduce the risk of price fluctuations in our common stock or any other transactions that include the use of derivatives (including contracts for difference, spread betting, prepaid variable forward contracts, equity swaps, collars, or exchange funds) in relation to our common stock or similar transactions with respect to our common stock that would allow them to continue to own the securities without the full risks and rewards of ownership.

In addition, our Share Trading Policy prohibits our employees and directors from trading in options, warrants, puts, calls, and similar instruments linked to the value of our securities. Given the relatively short term of publicly traded options, transactions in options may create the appearance that an employee or director is trading based on material non-public information and focus attention on short-term performance at the expense of the Company’s long-term objectives.

Our Share Trading Policy also prohibits our directors and employees from engaging in short sales of our common stock. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales of our common stock.

Because a margin sale or foreclosure sale could occur at a time when the holder is aware of material non-public information or otherwise is not permitted to trade in JHG common stock, our Share Trading Policy prohibits employees and directors from holding shares of our common stock in a margin account or otherwise pledging our stock as collateral for a loan.

Certain aspects of this policy do not apply to Trian Fund Management, L.P. and its affiliates, including the funds and investment vehicles managed by Trian. Trian is our largest shareholder and an institutional investment manager with which two of our non-executive directors –Ed Garden and Brian Baldwin – are affiliated. Mr. Garden is Chief Investment Officer and a Founding Partner of Trian, and Mr. Baldwin is a Partner and Senior Analyst at Trian. However, our Share Trading Policy applies to each of Mr. Garden and Mr. Baldwin in his individual capacity.

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Clawback

The Company maintains a clawback policy applicable to long-term incentive awards, including equity-based compensation, granted to our NEOs on or after January 1, 2020, to the extent such individuals were NEOs at the time of grant. Upon a breach of the policy, the Compensation Committee (or the Board) may cause such awards to be forfeited or, in the case of previously settled or paid awards, clawed back. The policy applies under the following circumstances: (i) if the NEO is found to have engaged in certain types of material misconduct, (ii) in case of certain situations involving a material misrepresentation (regardless of whether the NEO’s actions caused the misrepresentation) in relation to the financial performance of the Company, its subsidiaries, business units, funds or other investment vehicles managed by a member of the Company group, including upon a misstatement of financial results or other errors or discrepancies, or relating to the performance of the NEO, which formed the basis of certain incentive compensation determinations, (iii) upon significant changes in the overall financial situation of the Company group and (iv) upon a material failure of risk management. The Company expects to update its clawback policy as may be necessary to comply with New York Stock Exchange listing standards to be issued in connection with new rules promulgated by the SEC under the Dodd-Frank Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that this CD&A be included in the Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted by the Compensation Committee:

Alison Quirk (Chair)
John Cassaday
Edward Garden
Angela Seymour-Jackson

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2022

The Summary Compensation Table below provides information regarding compensation during the years ended December 31, 2022, 2021, and 2020 for each of our NEOs. The information presented in this table differs from the compensation information presented in the “Alignment of Pay and Performance” section of the CD&A for three reasons:

■	The CD&A describes compensation decisions made with respect to the 2022 performance year, regardless of when such compensation was actually paid or granted.
■	By contrast and as required by SEC rules, the Summary Compensation Table reports LTI awards in the calendar year in which they were granted. Our annual LTI awards relating to each performance year are granted shortly after year-end. Therefore, in accordance with SEC rules:
■	LTI awards determined based on 2021 performance and granted in 2022 (including the one-time Transition Awards discussed below) are included in 2022 compensation in the Summary Compensation Table below, and
■	LTI awards determined based on 2022 performance and granted in 2023 will be included in 2023 compensation in next year’s Summary Compensation Table.
■	2022 total compensation shown below for certain NEOs includes one-time Transition Awards determined by the prior Compensation Committee during the 2021 performance year to reinforce leadership stability following the former CEO’s retirement prior to Mr. Dibadj’s appointment.
■	Following our regular LTI grant process, these Transition Awards were granted in March 2022 after the end of the 2021 performance year.
■	An unintended consequence of this timing is that the Transition Awards determined in 2021 are included in 2022 compensation in the Summary Compensation Table, which could be interpreted to suggest that our NEOs received compensation increases for disappointing performance in 2022.
■	Therefore, on page 54 we have included a Supplemental Performance Year Compensation Table that shows LTI awards, including the Transition Awards, in total compensation for the performance year in which the value was determined rather than the year in which they were granted.

In accordance with SEC rules, compensation shown in the Summary Compensation Table below includes not only non-equity compensation awarded for services in the applicable year but, in the case of LTI awards granted in the years reported in the table, compensation awarded for performance in prior years and forward-looking performance-vested compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ali Dibadj Chief Executive Officer	2022	384,464	2,550,000	5,000,022	—	13,329	7,947,815
	2021	n/a	n/a	n/a	n/a	n/a	n/a
	2020	n/a	n/a	n/a	n/a	n/a	n/a
Roger Thompson Chief Financial Officer Interim Chief Executive Officer(6)	2022	442,764	941,119	2,336,443	597,917	47,092	4,365,335
	2021	494,856	1,513,965	514,591	620,102	57,970	3,201,484
	2020	461,412	1,155,994	478,612	452,707	53,318	2,602,043
Georgina Fogo Chief Risk Officer	2022	368,970	584,448	1,484,795	322,894	43,015	2,804,122
	2021	412,380	998,490	555,399	237,285	50,039	2,253,593
	2020	384,510	771,483	266,841	88,325	45,143	1,556,302
Michelle Rosenberg General Counsel & Company Secretary	2022	350,000	680,000	1,359,994	209,568	38,697	2,638,259
	2021	350,000	930,000	485,035	117,511	40,525	1,923,071
	2020	350,000	680,000	197,502	28,927	40,156	1,296,585
Tiphani Krueger Global Head of Human Resources	2022	350,000	344,000	906,258	152,750	37,776	1,790,784
	2021	n/a	n/a	n/a	n/a	n/a	n/a
	2020	n/a	n/a	n/a	n/a	n/a	n/a
Richard Weil(7) Former Chief Executive Officer	2022	362,496	805,000	1,000,027	2,018,145	330,225	4,515,893
	2021	725,000	4,675,000	1,950,007	1,908,765	58,274	9,317,046
	2020	725,000	3,900,000	1,856,267	1,231,497	676,030	8,388,794
Suzanne Cain(8) Former Global Head of Distribution	2022	216,666	787,500	3,288,781	386,587	19,104	4,698,638
	2021	400,000	1,845,000	635,019	178,486	16,821	3,075,326
	2020	400,000	1,480,000	835,026	—	15,604	2,730,630

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(1)	Compensation for Mr. Thompson and Ms. Fogo was paid in British pounds and has been converted to US dollars using the average annual exchange rate for the applicable year (for 2022, 1 GBP = 1.2299 USD). Exchange rate differences account for the varying salaries shown for Mr. Thompson and Ms. Fogo from year to year. For Messrs. Dibadj and Weil, and Ms. Cain, 2022 salary amounts represent actual salary earned during the partial year of employment with the Company.
(2)	Amounts in this column represent the portion of the annual performance-year bonus paid in cash for the respective fiscal year, as reported in the CEO and NEO performance descriptions in the “Compensation Discussion and Analysis” section above. For Mr. Weil and Ms. Cain, 2022 amounts represent the cash portion of a pro-rated bonus awarded for the 2022 performance year, in accordance with their respective settlement agreements (see the “Service Agreements and Settlement Arrangements with Executive Officers” section below for more information).
(3)	In accordance with SEC rules, the amounts in this column for 2022 are the aggregate grant date fair values of the RSUs granted during 2022, even though the value awarded was based on 2021 performance. As such, this column includes the Transition Awards granted by the Compensation Committee to Mr. Thompson and Mses. Cain, Fogo, Rosenberg, and Krueger in February 2022 to reinforce leadership stability during a period of uncertainty and change at the Company. These awards were granted in 2022 in the form of time-based RSUs that cliff vest at the end of two years. The aggregate grant date fair values of the awards shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The assumptions made, if any, when calculating the amounts in this column are found in Note 16 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The amounts reported in the Summary Compensation Table for the PSUs are the values at the grant date as determined in accordance with ASC 718, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amounts of the awards made by the Compensation Committee, which are divided by the Company’s common stock price as determined on the grant date to yield a target number of PSUs. For Ms. Cain, the 2022 amount includes the RSU portion of a pro-rated bonus awarded for the 2022 performance year, granted in 2022, in accordance with her Separation Agreement (see “Service Agreements and Settlement Arrangements with Executive Officers” section).
(4)	In accordance with SEC rules, the amounts in this column for 2022 represent fund unit awards vesting in 2022 based on the cash value of such awards at the time of vesting (which includes any appreciation in the funds in which the awards were nominally invested following the grant date) even where performance related to prior years. SEC rules require the presentation of such awards that vested during calendar year 2022, not awards made in respect of performance in 2022.
(5)	The table below details the amounts included in the “All Other Compensation” column for 2022.

	Contributions to Retirement and 401(k) Plans(a)	Insurance Premiums	401(k) ESOP Dividends	Relocation & Other(b)	Total
Ali Dibadj	2,038	11,291	—	—	13,329
Roger Thompson	39,849	5,767	—	1,476	47,092
Georgina Fogo	38,742	4,273	—	—	43,015
Michelle Rosenberg	15,250	22,630	817		38,697
Tiphani Krueger	15,250	18,730	3,287	509	37,776
Richard Weil	15,250	15,297	911	298,767	330,225
Suzanne Cain	15,250	1,354	—	2,500	19,104
(a)	Amounts of contributions paid by the Company vary by jurisdiction. In the US, this represents 401(k) match contributions up to 5% of eligible compensation (capped at $305,000 per the IRS annual compensation limit). In the U.K., this represents employer contributions to the Company’s defined contribution pension plan at 10.5% of eligible compensation, or a taxable cash alternative of 9%.
(b)	Amounts in this column represent, where applicable, mark to market on mutual fund retained units distributed during the year and Company matching charitable contributions under the Janus Henderson Matching Gift programs. For Mr. Weil, amounts shown also include Tax Equalization and other relocation benefits, and wire fees.

(6)	Mr. Thompson served as our Interim CEO from April 1, 2022, until Mr. Dibadj’s appointment on June 21, 2022.
(7)	Mr. Weil retired from the Company, effective March 31, 2022. Amounts in the All Other Compensation column for 2021 and 2020 have been adjusted for refunds of Tax Equalization benefits previously paid and reported by the Company for 2021 and 2020.
(8)	Ms. Cain left the Company on July 15, 2022.

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Supplemental Performance Year Compensation Table

As discussed above, the Compensation Committee determined 2022 variable compensation for our NEOs in January 2023 after completing its review of 2022 performance as described in the “Alignment of Pay and Performance” section of the CD&A on page 39. The table below shows the Committee’s compensation decisions for our current NEOs for the 2022 and 2021 performance years. The amounts shown in this table differ from those shown in the Summary Compensation Table above because LTI awards are shown in the performance year in which the value was determined rather than the calendar year in which they were granted. This includes the one-time Transition Awards which were determined toward the end of the 2021 performance year and granted in March 2022.

In the table below, the Transition Awards are included in 2021 total compensation, which is the performance year in which the value was determined. As previously described, these awards were granted to reinforce leadership stability following the former CEO’s retirement prior to Mr. Dibadj’s appointment.

2022 Compensation Decisions for Current NEOs*

NEO	Year	Base Salary ($)	Cash Bonus ($)	RSUs ($)(1)	Fund Unit Awards ($)(2)	PSUs ($)(1)(3)	Transition Awards ($)(4)	Total Compensation ($)	Change in 2022 Total Compensation (%)
Ali Dibadj(5)	2022	725,000	2,550,000	1,785,000	—	4,165,000	—	9,225,000	—
Roger Thompson(6)	2022	443,000	941,000	706,000	—	706,000	—	2,796,000	(40)
	2021	443,000	1,355,000	583,000	583,000	—	1,700,000	4,664,000
Georgina Fogo(6)	2022	369,000	584,000	877,000	—	—	—	1,830,000	(40)
	2021	369,000	893,000	353,000	353,000	—	1,100,000	3,068,000
Michelle Rosenberg	2022	350,000	680,000	510,000	—	510,000	—	2,050,000	(32)
	2021	350,000	930,000	360,000	360,000	—	1,000,000	3,000,000
Tiphani Krueger(7)	2022	350,000	344,000	258,000	—	258,000	—	1,210,000	—

*	All amounts in USD rounded to the nearest thousand.
(1)	The 2022 awards reflect grants made in 2023 based on 2022 performance. In accordance with SEC rules, these grants are not included in the Summary Compensation Table above and will be reported in the Summary Compensation Table in our 2024 proxy statement. These grants are subject to additional vesting requirements.
(2)	Fund Unit Awards were not granted as part of 2022 compensation.
(3)	Performance-vested share units (PSUs) were added to the compensation program in 2022 to further align the interest of our NEOs with shareholders. PSUs cliff vest on the third anniversary of the grant date using a matrix-based target, measured at the end of the three-year period, derived from a combination of annual new net revenue growth and adjusted operating margin. While granted in February 2023, the NEOs will not be eligible to receive any portion of this award until the third anniversary of the grant date, except in the event of a termination of employment due to death or disability.
(4)	The one-time Transition Awards were granted in connection with the former CEO’s retirement in order to ensure a seamless transition until Mr. Dibadj was appointed as our CEO. The Transition Awards were granted in the form of time-based RSUs that cliff vest on the second anniversary of the grant date.
(5)	Mr. Dibadj became the CEO in 2022. Upon appointment, Mr. Dibadj received a $5 million one-time grant, the majority of which was to account for unvested equity awards at his previous employer that were forfeited in connection with his commencement of employment with the Company. This award is not considered to be part of his 2022 performance year compensation.
(6)	Mr. Thompson and Ms. Fogo are in the United Kingdom and paid in British pounds. Both performance years are converted to USD using an annual average exchange rate between GBP and USD equal to 1.2299 to ensure year-over-year comparisons are Fx neutral.
(7)	Ms. Krueger became a Named Executive Officer in 2022 and was not a NEO for 2021.

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Grants of Plan-Based Awards for Fiscal Year 2022

The table below shows the non-equity incentive and equity award opportunities granted to our Named Executive Officers in 2022. These awards were based on 2021 performance and funded from the 2021 total incentive pool.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Target (#)	Maximum (#)
Ali Dibadj	6/21/2022						209,031	(4)	5,000,022
Roger Thompson	2/28/2022		541,596
	2/28/2022						18,869		636,451
	2/28/2022						50,400		1,699,992
Georgina Fogo	2/28/2022		384,952
	2/28/2022						11,409		384,826
	2/28/2022						32,611		1,099,969
Michelle Rosenberg	2/28/2022		360,000
	2/28/2022						10,673		360,000
	2/28/2022						29,647	(5)	999,993
Tiphani Krueger	2/28/2022		206,250
	2/28/2022						6,115		206,259
	2/28/2022						20,753	(5)	699,999
Richard Weil(7)	2/28/2022		3,675,000
	2/28/2022						29,648		1,000,027
Suzanne Cain(8)	2/28/2022		755,000
	2/28/2022						29,648		1,000,027
	2/28/2022						59,294	(5)	1,999,987
	7/29/2022		288,750
	7/29/2022						11,258	(6)	288,768
(1)	The amounts represent the total grant date value of fund unit awards granted in 2022 based on the nominal amount of the awards made by the Compensation Committee on the grant date. The 2022 fund unit awards were granted in respect of 2021 performance and are eligible to vest ratably over the three-year period after the grant date, generally subject to continued service. More detailed information about the terms of these awards appears on page 41.
(2)	Represents the number of RSUs granted in 2022 in respect of 2021 performance. The 2022 RSUs are eligible to vest ratably over the three-year period after the grant date, generally subject to continued service. More detailed information about the terms of these awards appears on page 41.
(3)	The assumptions used in determining grant date fair value are the same as those set forth in footnote 3 to the Summary Compensation Table. These amounts do not necessarily represent the actual value that may be realized by the Named Executive Officer.
(4)	Represents a sign-on grant of RSUs that is subject to vest ratably over the three-year period after the grant date, generally subject to continued service.
(5)	Represents a retention grant of RSUs that is subject to vest ratably over the two-year period after the grant date, generally subject to continued service.
(6)	Represents the number of RSUs granted in 2022 per the mutual separation agreement in respect of 2022 performance that is eligible to vest ratably over the three-year period after the grant date.
(7)	Mr. Weil retired from the Company, effective March 31, 2022.
(8)	Ms. Cain left the Company on July 15, 2022.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ali Dibadj	209,031	(1)	4,916,409
Roger Thompson	88,652	(2)	2,085,095
Georgina Fogo	71,652	(3)	1,685,255
Michelle Rosenberg	54,605	(4)	1,284,239
Tiphani Krueger	40,010	(5)	941,035
Richard Weil(8)	80,548	(6)	1,894,489
Suzanne Cain(9)	128,293	(7)	3,017,451
(1)	Includes a new hire RSU award of 209,031 in 2022.
(2)	Includes the following RSU awards: 7,648 from a 2020, 11,735 from 2021, and 18,869 in 2022 plus a retention award of 50,400 also in 2022.
(3)	Includes the following RSU awards: 10,702 from a new hire buyout award in 2018, 4,264 from 2020, 6,965 from 2021, plus an additional discretionary award of 5,701 in 2021, and 11,409 from 2022 plus a retention award of 32,611 also in 2022.
(4)	Includes the following RSU awards: 3,220 from 2020, 5,360 from 2021 plus a discretionary award of 5,702 also in 2021, and 10,673 in 2022 plus a retention award of 29,647 also in 2022.
(5)	Includes the following RSU awards: 2,303 from 2020 plus a discretionary award of 1,630 also in 2020, 3,507 from 2021 plus a discretionary award of 5,702 also in 2021, and 6,115 in 2022 plus a retention award of 20,753 also in 2022.
(6)	Includes the 2021 PSU award of 50,900 and a 29,648 RSU award in 2022.
(7)	Includes the following RSU awards: 8,721 from 2020 plus a discretionary award of 4,890 also in 2020, 14,482 from 2021, and 29,648 from 2022 plus a retention award of 59,294 also in 2022. Also included is 11,258 in 2022 as agreed upon mutual separation.
(8)	Mr. Weil retired from the Company, effective March 31, 2022.
(9)	Ms. Cain left the Company on July 15, 2022.

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Stock Vested for Fiscal Year 2022

The following table reflects vesting of stock awards held by our Named Executive Officers during fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ali Dibadj	—	—
Roger Thompson	19,771	625,703
Georgina Fogo	28,387	812,248
Michelle Rosenberg	12,952	416,018
Tiphani Krueger	11,573	371,725
Richard Weil(1)	372,756	7,478,672
Suzanne Cain	48,648	1,681,742
(1)	As a result of Mr. Weil’s retirement in March 2022, no PSUs were granted to him in 2022 in respect of the 2021 performance year. Time-based fund unit awards granted in 2020, 2021, and 2022 will continue to vest ratably over a three-year period notwithstanding Mr. Weil’s termination of employment, provided that he refrains from certain competitive services during the vesting period. PSUs granted in 2020 and 2021 will cliff vest on the third anniversary of the grant date (notwithstanding Mr. Weil’s termination of employment, provided that he refrains from certain competitive services during the vesting period), with the level of vesting determined based on the Company’s three-year relative TSR ranking versus the JHG Peer Group. PSUs will be measured as of the last trading date prior to the termination of employment (determined using the average closing stock price for the shares of the Company’s common stock for the 90-day trading period immediately preceding the termination of employment).

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Potential Payments Upon Termination or Change-in-Control

Service Agreements with Executive Officers

In connection with his appointment, Mr. Dibadj and the Company entered into an Offer Letter of Employment, dated March 23, 2022 (the “CEO Offer Letter”). The CEO Offer Letter, which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, provides for an initial term of employment of three years, which may be extended for additional periods as agreed by the Company and Mr. Dibadj. In addition, the Company entered into a Severance Rights Agreement with Mr. Dibadj, dated March 23, 2022 (the “Severance Rights Agreement”), which provides that upon a termination of his employment by the Company without Cause or by Mr. Dibadj for Good Reason, in either case, prior to the end of the initial term, Mr. Dibadj will receive a lump sum amount equal to three times his annual total cash compensation, plus any previously unpaid portion of his variable cash compensation from a prior completed fiscal year, plus a prorated annual cash bonus at the target level of performance. In the event that the qualifying termination occurs prior to payment of Mr. Dibadj’s guaranteed variable compensation target for 2022, the cash portion of Mr. Dibadj’s annual compensation for purposes of the Severance Rights Agreement will be $3,275,000. In addition, the Company will provide Mr. Dibadj with 18 months of continued health and welfare coverage. The CEO Offer Letter further provides that any unvested time- or performance-based restricted stock units held by Mr. Dibadj will remain outstanding and will continue to vest in accordance with their terms. The foregoing severance entitlements are subject to the execution of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants, including 12 months’ non-competition and non-solicitation of clients, employees, and contractors restrictions.

In addition to the arrangements with Mr. Dibadj, we remain party to a service agreement with Mr. Thompson that was entered into prior to the merger of Janus Capital Group Inc. and Henderson Group plc in 2017 (the “Merger”), and we entered into a service agreement with Ms. Fogo on March 15, 2018, at the time of hire. Mr. Thompson’s service agreement provides for his employment to continue until terminated by Mr. Thompson on six months’ notice or by the Company on 12 months’ notice. Ms. Fogo’s service agreement provides for her employment to continue until terminated by either party with six months’ notice. In each case, during the notice period, the Company may place Mr. Thompson and Ms. Fogo on garden leave for up to six months with full salary and benefits.

Settlement Arrangements with Executive Officers

In connection with Mr. Weil’s retirement from the role of CEO effective March 31, 2022, Janus Capital Management LLC entered into a settlement agreement with Mr. Weil on November 18, 2021, which provides that, from the period commencing on March 31, 2022, and ending on June 30, 2022, Mr. Weil would remain an employee of the Company and serve as non-executive special advisor to the Company assisting in the transition of the chief executive officer duties. During this period, Mr. Weil continued to receive his base salary and was eligible for employee benefits as well as a pro-rata bonus of $1.4 million for the first quarter of 2022. Subject to the execution of a release of claims and adhering to certain limitations on the types of services that Mr. Weil may provide during the one-year period following his termination date, Mr. Weil will be entitled to continued vesting of any PSUs, RSUs, and fund unit awards held by him under the Company’s variable compensation program, valued at approximately $7.6 million as of December 31, 2022. The Compensation Committee determined that Mr. Weil was entitled to such treatment under the existing terms of such awards applicable to terminations other than for cause. The settlement agreement includes covenants not to solicit, not to disparage, to maintain confidentiality, and to cooperate with the Company and its affiliates.

On July 15, 2022, Suzanne Cain, former Global Head of Distribution, left the Company to pursue other opportunities. In connection with her departure, Janus Henderson Investors US LLC, a wholly-owned subsidiary of the Company, entered into a Separation and Release Agreement (the “Separation Agreement”) with Ms. Cain. The Separation Agreement provides that, subject to execution of a release of claims, Ms. Cain would be entitled to receive certain benefits in accordance with the previously disclosed terms of the Company’s compensation and benefit plans, including a pro-rated bonus of approximately $1.4 million for the portion of the 2022 calendar year preceding the Separation Date, paid in a mix of cash, Janus Henderson restricted stock units, and mutual fund units, and subject to employment through the Separation Date. Ms. Cain was also eligible to receive subsidized health care coverage for 12 months following the Separation Date and continued vesting of outstanding equity awards, valued at approximately $4.7 million as of December 31, 2022, to the extent previously provided by, and in accordance with, the terms of the respective award agreements. The Separation Agreement includes covenants not to solicit, not to disparage, to maintain confidentiality, and to cooperate with the Company and its affiliates.

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The tables below describe the potential termination payments for our currently employed NEOs under various termination of employment scenarios. Post-termination compensation and benefits paid to our NEOs are typically addressed by the plan or award agreement relating to each element of compensation. For purposes of estimating the compensation and benefits that would apply to our NEOs, these amounts have been calculated as if each NEO’s employment had been terminated as of December 31, 2022, using the closing value of our common stock on December 30, 2022 ($23.52 per share).

The numbers disclosed in the tables are calculated in USD and are subject to other estimates and assumptions, therefore, the actual amounts the NEO may receive may differ materially from those shown in these tables. Additional information on the calculations for any payments are outlined in the footnotes of each table.

Voluntary Resignation

Upon a voluntary resignation (not constituting a retirement), no NEO is entitled to any compensation or benefit and any unvested LTI awards, including fund unit awards and stock options under the Sharesave program (a UK tax approved plan), will forfeit.

Involuntary Termination

Upon an involuntary termination of employment without cause, the CEO will be entitled to severance in accordance with his Severance Rights Agreement. Payments would include:

■	A lump sum amount equal to three times annual total cash compensation,
■	Any unpaid portion of variable cash compensation from a completed fiscal year,
■	A cash payment equal to the target cash bonus for the year of termination, prorated through the date of termination,
■	Any unvested LTI awards, including PSUs, would continue to vest subject to achievement of performance criteria, and
■	A cash payment equal to the value of continued benefits for a period of 18 months following date of termination.

Except with respect to Mr. Dibadj, our NEOs will not be entitled to severance in the event of an involuntary termination of employment that is not the result of a role elimination. In the unlikely event that the Company were to eliminate the role of an NEO, he or she would be entitled to the severance benefits in place at the time of the role elimination, and consistent with the severance benefits offered to all other employees in the event of a role elimination. If the termination had occurred on December 31, 2022, severance payments would include:

■	A cash payment equal to a number of months of base salary (determined by tenure), and subject to a minimum of three and a maximum of 12 months.
■	A payment in lieu of notice, if applicable, as described in the service agreements with certain NEOs.
■	A pro-rata portion of total variable compensation based on the previous year’s actual variable compensation (assuming termination after July 1).
■	Any unvested LTI awards including fund unit awards would continue to vest, and he or she will have six months following termination of employment to exercise any stock options under the Company’s Sharesave program (a UK tax approved plan).
■	Where applicable, a cash payment equal to the value of continued benefits (determined by tenure), and subject to a minimum of three and a maximum of 12 months.
Elimination of Position	A. Dibadj	R. Thompson	G. Fogo	M. Rosenberg	T. Krueger
Severance Payment ($)(1)	12,375,000	2,703,320	1,599,485	2,050,000	1,210,000
Payment in Lieu of Notice ($)(2)	—	442,764	184,485	—	—
Long-term Incentive Vesting ($)(3)	4,916,409	3,072,029	2,299,203	1,823,830	1,273,881
Benefits ($)(4)	33,873	—	—	22,630	18,730
TOTAL ($)	17,325,282	6,218,113	4,083,173	3,896,460	2,502,611
(1)	For the CEO, this includes a lump sum amount equal to three times annual total cash compensation and the unpaid portion of variable cash compensation from a prior completed fiscal year. For the other NEOs, this includes a cash payment equal to a number of months of base salary determined as described above and a pro-rata portion of total variable compensation assuming a December 31, 2022, termination date. Variable compensation payments to the other NEOs are subject to deferral in accordance with the terms of the plan rules.
(2)	Mr. Thompson and Ms. Fogo are entitled to payment in lieu of a notice period if the Company elects to end their services instead of completing the notice period. The amounts in this row assume payment for the full notice period.
(3)	Long-term incentive award vesting reflects continued vesting of RSUs and fund unit awards (as applicable to each participant).
(4)	Benefits include medical, dental and vision premiums typically paid on behalf of active employees.

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Death, Disability, or Retirement

If a NEO’s employment is terminated due to death or disability, unvested LTI awards including fund unit awards will vest.

If a NEO meets the age and service requirements of retirement or qualifies for retirement following an assessment of the Company’s retirement criteria, his or her unvested LTI awards shall continue to vest subject to certification of the terms of the award agreements. Unvested LTI awards granted for retention purposes forfeit upon retirement.

Death or Disability	A. Dibadj	R. Thompson	G. Fogo	M. Rosenberg	T. Krueger
Bonus Payment ($)(1)	8,500,000	2,352,799	1,461,121	1,700,000	860,000
Payment in Lieu of Notice ($)(2)	—	442,764	184,485	—	—
Long-term Incentive Vesting ($)(3)	4,916,409	3,072,029	2,299,203	1,823,830	1,273,881
Benefits ($)	—	—	—	—	—
TOTAL ($)	13,416,409	5,867,592	3,944,809	3,523,830	2,133,881
(1)	Includes a pro-rata portion of total variable compensation assuming a December 31, 2022, termination date. The variable compensation payment is not subject to deferral.
(2)	Mr. Thompson and Ms. Fogo are entitled to payment of lieu of a notice period as outlined in their service agreements. The amounts in this row assume payment for the full notice period.
(3)	Long-term incentive award vesting reflects acceleration of RSUs and fund unit awards (as applicable to each participant).

Retirement	A. Dibadj	R. Thompson	G. Fogo	M. Rosenberg	T. Krueger
Bonus Payment ($)(1)	8,500,000	2,352,799	1,461,121	1,700,000	860,000
Payment in Lieu of Notice ($)	—	—	—	—	—
Long-term Incentive Vesting ($)(2)	—	1,886,621	1,532,192	1,126,533	785,770
Benefits ($)	—	—	—	—	—
TOTAL ($)	8,500,000	4,239,420	2,993,313	2,826,533	1,645,770
(1)	Includes the full 2022 total variable compensation. The variable compensation payment is subject to deferral in accordance with the terms of the plan rules.
(2)	Long-term incentive award vesting reflects continued vesting of RSUs, fund unit awards, subject to complying with limitations on the types of services that may be provided to competitors during the vesting period.

Change-in-Control

The Company is not party to any individual change-in-control agreements with any of the NEOs. In addition, beginning with LTI incentive grants made in 2020, LTI incentive awards including fund unit awards do not contain change-in-control provisions.

Pay Versus Performance Table for Fiscal Year 2022

The Pay Versus Performance Table below discloses the relationship between the compensation actually paid to the executive officers and the Company’s financial performance during the years ended December 31, 2020, 2021, and 2022. The compensation information presented in this table is different from compensation information presented in the Summary Compensation Table above. The differences can largely be attributed to variation in the treatment of stock awards in each of these tables.

■	The compensation presented in the “2022 Compensation for the CEO and Other NEOs” section of the CD&A illustrates compensation paid or granted to NEOs based on their performance during the 2022 performance period as determined by the scorecard approach. The stock awards shown as “JHG Restricted Stock” in these tables include the portion of 2022 total variable compensation that will be deferred into JHG RSUs when it is granted in March 2023.
■	In accordance with SEC rules, the Stock Awards column in the Summary Compensation Table includes the aggregate grant date fair values of the RSUs granted during 2022, even though the number of RSUs granted was determined based on the 2021 performance of the executive officers.
■	The Pay Versus Performance Table below differs from both the information presented in the CD&A and in the Summary Compensation Table, because it calculates actual compensation based on different methodologies, including the value of outstanding unvested stock awards as of December 31, 2022.

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					Average SCT	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Ali Dibadj ($)	Summary Compensation Table Total for Richard Weil ($)	Compensation Actually Paid to Ali Dibadj ($)(1)	Compensation Actually Paid to Richard Weil ($)(1)	Total for Non-PEO Named Executive Officers ($)(2)	Actually Paid to Non-PEO Named Executive Officers ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)	Net Income (millions) ($)	Adjusted Operating Margin (%)(4)(5)
2022	7,947,815	4,515,893	8,027,246	(672,772)	3,259,428	2,189,421	113.22	128.15	372.4	33.8
2021	—	9,317,046	—	11,431,332	2,613,369	3,185,241	190.36	171.06	620.0	43.4
2020	—	8,388,794	—	9,923,655	2,046,390	2,565,353	141.94	115.88	130.3	38.1
(1)	The amounts in the following table represent each of the amounts deducted and added to the equity award values for our Principal Executive Officer (“PEO”), which in our case is the CEO, for the applicable year for purposes of computing the “compensation actually paid” (“CAP”) amounts appearing in these columns of the Pay Versus Performance Table:

Year	PEO Name	Grant Date Fair Value of Equity Awards Granted During Applicable Year ($)	Year-End Fair Value of Equity Awards Granted During Applicable Year ($)(i)	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End ($)	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year ($)	Fair Value as of the Prior Year-End of Awards Forfeited During Applicable Year ($)	Dollar Value of Any Dividends or Other Earnings Paid on Stock Awards Prior to the Vesting Date ($)(ii)	Total Equity Value Adjustments Reflected in Compensation Actually Paid ($)(iii)
2022	Ali Dibadj	(5,000,022)	4,916,409	—	—	—	163,044	79,431
2022	Richard Weil	(1,000,027)	697,321	(937,578)	(2,878,873)	(1,104,196)	34,688	(5,188,665)
2021	Richard Weil	(1,950,007)	3,238,942	1,704,906	(101,092)	(780,110)	1,646	2,114,285
2020	Richard Weil	(1,856,267)	3,151,292	1,176,953	3,233	(971,105)	30,756	1,534,862
(i)	Represents the deduction of amounts reported in the Stock Awards column of the Summary Compensation Table.
(ii)	Represents dividends paid or accrued on stock awards in 2022 prior to the vesting date(s) that are not otherwise reflected in the Compensation Actually Paid to the applicable PEO.
(iii)	Represents the total adjustments to the Summary Compensation Table in respect of equity awards for the applicable year, as reflected in Compensation Actually Paid.
(2)	The amounts in the following table represent each of the amounts deducted and added to the equity award values for the non-PEO NEOs for the applicable year for purposes of computing the “compensation actually paid” amounts appearing in the Pay Versus Performance Table:
Year	NEO Names	Grant Date Fair Value of Equity Awards Granted During Applicable Year ($)	Year-End Fair Value of Equity Awards Granted During Applicable Year ($)	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End ($)	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year ($)	Fair Value as of the Prior Year-End of Awards Forfeited During Applicable Year ($)	Dollar Value of Any Dividends or Other Earnings Paid on Stock Awards Prior to the Vesting Date ($)(i)	Total Equity Value Reflected in Compensation Actually Paid ($)
2022(ii)	2022 AVERAGE	(1,875,254)	1,320,305	(377,728)	(236,237)	—	98,908	(1,070,007)
2021(iii)	2021 AVERAGE	(547,511)	781,573	284,199	(11,677)	—	65,288	571,872
2020(iv)	2020 AVERAGE	(444,495)	692,739	249,241	(32,744)	—	54,222	518,963
(i)	Represents dividends paid or accrued on stock awards in 2022 prior to the vesting date(s) that are not otherwise reflected in the Compensation Actually Paid to the applicable PEO.
(ii)	2022 NEOs include: Mr. Thompson, Mses. Cain, Fogo, Rosenberg, and Krueger. Mr. Thompson served as our Interim Chief Executive Officer from April 1, 2022, until Mr. Dibadj’s appointment on June 21, 2022. In connection with Mr. Thompson’s interim role, he continued to receive the same salary he received in 2022 for his role as Chief Financial Officer. Accordingly, Mr. Thompson’s 2022 compensation has been included in the average compensation column for our non-PEO NEOs.
(iii)	2021 NEOs include: Mr. Thompson, Mses. Cain, Fogo, and Rosenberg.
(iv)	2020 NEOs include: Mr. Thompson, Mses. Cain, Fogo, and Rosenberg.
(3)	The companies included in the peer group total shareholder return calculations are the publicly traded companies included in the S&P U.S. BMI Asset Management & Custody Banks Index used by the Company for purposes of disclosing our cumulative total shareholder return in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The S&P US BMI Asset Management & Custody Banks Index is a market-value weighted index of 40 asset management companies.
(4)	In addition to financial results reported in accordance with GAAP, we report certain financial measures on a non-GAAP basis. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may differ from the non-GAAP financial measures used by other companies. For additional information, see Annex A, “Reconciliation of Non-GAAP Financial Measures”.
(5)	Adjusted operating margin is adjusted operating income divided by adjusted revenue for 2022. This measure has been designated as the “Company-Selected Measure” for 2022, in accordance with SEC rules, and represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs in 2022.

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Description of the Relationship Between Pay and Performance

Using the values reflected in the Pay Versus Performance table, below are graphical representations of the relationship, for the last three fiscal years:

■	between the “Compensation Actually Paid” to the PEO and each of the Company’s (x) Total Shareholder Return, (y) net income and (z) the “Company-Selected Measure”;
■	between the average “Compensation Actually Paid” to the other NEOs and each of the Company’s (x) Total Shareholder Return, (y) net income and (z) the “Company-Selected Measure”; and
■	between the Company’s Total Shareholder Return and the Total Shareholder Return of the peer group for which disclosure is included in the Pay Versus Performance table.

Note:	The SEC requires companies to compare compensation actually paid to our NEOs (including the PEO) and net income, however, we do not rely on net income in the determination of NEO compensation.
(1)	The “CAP to PEO” amount for 2022 represents compensation paid to Ali Dibadj. “CAP to PEO” amounts for 2021 and 2020 represents compensation paid to Richard Weil.

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Most Important Performance Measures to Determine Compensation Actually Paid

The four items below represent the most important performance measures we used to determine compensation actually paid to our named executive officers in 2022, as described in the “Compensation Discussion and Analysis” section titled “2022 Compensation for the CEO and Other NEOs”.

Most Important Performance Measures
Adjusted Operating Margin
Annual Net New Revenue
Total Shareholder Return
% Assets Outperforming Benchmarks

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of Mr. Ali Dibadj, our CEO, and our employees (other than our CEO).

For 2022, our median employee was identified by calculating 2022 compensation for all employees, excluding our CEO, who were employed on December 31, 2022. All active employees were included, whether employed on a full-time or part-time basis. 2022 total compensation included base salary plus variable compensation (including sales commissions if applicable) before deferrals. Variable compensation was annualized for employees who were hired after the start of the 2022 fiscal year. Compensation to our non-US employees was converted to US dollars based on the average monthly exchange rates for the 2022 fiscal year.

Upon identifying the median employee, total compensation was calculated for this individual using the same methodology as used for the CEO (and other NEOs) in the Summary Compensation Table. Accordingly, our median employee’s 2022 annual total compensation was $154,934. In 2022, Mr. Dibadj had an annual total compensation of $8,301,680, determined by annualizing the total compensation reflected in the Summary Compensation Table, as the selected approach for a year in which there were multiple CEOs.

As a result for 2022, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (other than our CEO) was 54 to 1.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee. None of the individuals who served on our Compensation Committee during 2022, and none of our current Compensation Committee members, are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of our Compensation Committee or who served as members of our Compensation Committee during 2022 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

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Equity Compensation Plan Information

The following table presents information, determined as of December 31, 2022, about outstanding awards and shares remaining available for issuance under our equity-based LTI plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by shareholders	422,755(1)	19.94(2)	12,447,878(3)
TOTAL	422,755	—	12,447,878
(1)	Includes awards outstanding under the Save as You Earn Plan and performance share units issued under the Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan (the “2010 Deferred Incentive Plan”) to the CEO. There are an additional 14,729 options and 5,641,839 restricted stock units outstanding under the Company’s equity compensation plans, which are not included in column (a) because shares have been purchased on the open market to cover their issuance and such shares are therefore already reflected in the Company’s financial statements as currently outstanding shares of common stock.
(2)	The Save As You Earn Plan had 371,855 shares outstanding with a weighted average exercise price of $19.94 as of December 30, 2022. The performance share units are full value awards and do not have an exercise price, and, therefore, PSUs are not included in the weighted-average exercise price in column (b).
(3)	Includes shares remaining available for future issuance under the 2022 Deferred Incentive Plan as of December 31, 2022. None of the Company’s other shareholder-approved equity plans contain a specified share pool.

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PROPOSAL 2
ADVISORY SAY-ON-PAY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain individuals critical to our long-term success by providing total reward opportunities that, subject to performance:

■	are competitive within our defined markets;
■	fully align pay with our strategic priorities and reinforce a strong performance culture through rewards that reflect Company-wide, department, team, and individual performance;
■	align management, client, and shareholder interests by deferring a significant portion of compensation into Company stock awards and/or fund unit awards;
■	manage risk-taking and conflicts of interest in our incentive plans, maintaining an appropriate balance between base salary, short-term cash incentives, and long-term deferred incentives; and
■	ensure that compensation processes and procedures comply with regulatory requirements, are consistent with market practice, and include effective risk management controls.

We urge our shareholders to review the “Executive Compensation” section of this Proxy Statement, including the compensation tables and related narrative discussion included therein for more information.

The text of the resolution in respect of Proposal 2 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that the shareholders of the Company hereby approve, on a nonbinding basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis and in the other tabular and narrative executive compensation disclosures in this Proxy Statement.

Vote Required and Recommendation

As an advisory vote, this proposal is not binding upon us. However, our Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. This proposal will be approved, on an advisory basis, if the number of votes cast “FOR” exceeds 50% of the total number of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Related Party Transaction Policy provides that related party transactions must be approved in advance by the Audit Committee. Related party transactions include any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons may include the Company’s directors, executive officers, significant shareholders, and immediate family members and affiliates of such persons.

Although the Audit Committee does not have detailed written procedures concerning the approval of related party transactions, our Related Party Transaction Policy provides that the Audit Committee will consider all relevant facts and circumstances in reviewing transactions subject to the policy, including:

■	whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders;
■	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;
■	the availability of other sources for comparable products or services;
■	the benefits to the Company;
■	the impact on the director’s independence, if the transaction is with a director or an affiliate of a director; and
■	the possibility that the transaction may raise questions about the Company’s honesty, impartiality, or reputation.

Related Party Transactions

Certain of our directors and executive officers, as well as their immediate family members, from time to time may personally invest in Janus Henderson funds on substantially the same terms and conditions as other similarly situated investors who are not our directors, officers, or employees.

Except as described below, none of our directors, executive officers, or their immediate family members has or has had any material interest in any transaction in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K. There are no outstanding loans or guarantees provided by us or any of our subsidiaries for the benefit of our directors or executive officers.

In the ordinary course of their asset management businesses, subsidiaries of the Company may from time to time (i) invest client assets in companies for which one or both of Mr. Garden and Mr. Baldwin serves as a director or in which Mr. Garden, Mr. Baldwin, their affiliates or investment funds managed by Trian and/or its affiliates may be significant stockholders or (ii) invest client assets in investment funds or other investment vehicles managed by Trian and/or its affiliates.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Shareholders

The table below sets forth information regarding beneficial ownership of our outstanding common stock as of March 6, 2023, or as otherwise noted, by beneficial owners of more than 5% of our outstanding common stock who have publicly disclosed their ownership. We have no knowledge of any arrangement that would, at a subsequent date, result in a change-in-control of the Company.

Shares of Common Stock Beneficially Owned
Name	Number	Percentage
Trian Fund Management, L.P.(1)	[•]	[•]%
BlackRock, Inc.(2)	[•]	[•]%
Silchester International Investors LLP(3)	[•]	[•]%
The Vanguard Group Inc.(4)	[•]	[•]%
The Capital Group Companies, Inc.(5)	[•]	[•]%
(1)	Information is based on a Schedule 13D/A filed with the SEC on [•], 2023, by Trian Fund Management, L.P. and its affiliates, including Edward Garden and Brian Baldwin. All shares are directly held by Trian Partners AM Holdco II, Ltd. (“Trian AM Holdco”), of which Trian serves as the management company and therefore shares dispositive power and voting power with respect to such shares. Edward Garden and Brian Baldwin, among others, by virtue of their relationships to Trian AM Holdco described in the Schedule 13D/A, may be deemed to have shared voting power and shared dispositive power with regard to such shares. The address of Trian is 280 Park Avenue, 41st Floor, New York, NY 10017.
(2)	Information is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on [•], relating to such shares beneficially owned as of December 31, 2022. Such report provides that BlackRock has (i) sole voting power with respect to [•] shares, (ii) shared voting power with respect to [•] shares, (iii) sole dispositive power with respect to [•] shares and (iv) shared dispositive power with respect to [•] shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(3)	Information is based on a Schedule 13G/A filed by Silchester International Investors LLP (“Silchester”) with the SEC on [•], 2023, relating to such shares beneficially owned as of December 31, 2022. Such report provides that Silchester has (i) sole voting power with respect to [•] shares, (ii) shared voting power with respect to [•] shares, (iii) sole dispositive power with respect to [•] shares and (iv) shared dispositive power with respect to [•] shares. Silchester’s address is 780 Third Avenue, 42nd Floor, New York, NY 10017.
(4)	Information is based on a Schedule 13G/A filed by The Vanguard Group Inc. (“Vanguard”) with the SEC on [•], 2022, relating to such shares beneficially owned as of December 31, 2021. Such report provides that Vanguard has (i) sole voting power with respect to [•] shares, (ii) shared voting power with respect to [•] shares, (iii) sole dispositive power with respect to [•] shares and (iv) shared dispositive power with respect to [•] shares. Vanguard’s address is 100 Vanguard Blvd. Malvern, PA 19355.
(5)	Information is based on a Schedule 13G/A filed by The Capital Group Companies, Inc. (“CGC”) with the SEC on [•], 2023, relating to such shares beneficially owned as of December 31, 2022. Such report provides that CGC has (i) sole voting power with respect to [•] shares, (ii) shared voting power with respect to [•] shares, (iii) sole dispositive power with respect to [•] shares and (iv) shared dispositive power with respect to [•] shares. CGC’s address is 399 Park Avenue, 34th Floor, New York, NY 10022.

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Security Ownership of Management

The table below sets forth information regarding beneficial ownership of our outstanding common stock as of March 6, 2023, by (i) each Named Executive Officer (as defined above), (ii) each member of our Board of Directors, and (iii) all of our Named Executive Officers and directors as a group. Unless otherwise stated below, the principal address of each person is c/o Janus Henderson Group plc, 201 Bishopsgate, London EC2M 3AE, United Kingdom.

Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage
John Cassaday, Chair of the Board of Directors	[•]	*
Ali Dibadj, CEO and Director	[•]	*
Brian Baldwin, Director(2)	[•]	*
Alison Davis, Director	[•]	*
Kalpana Desai, Director	[•]	*
Kevin Dolan, Director	[•]	*
Eugene Flood Jr., Director	[•]	*
Edward Garden, Director(3)	[•]	[•]%
Alison Quirk, Director	[•]	*
Angela Seymour-Jackson, Director	[•]	*
Anne Sheehan, Director	[•]	*
Georgina Fogo, Chief Risk Officer	[•]	*
Tiphani Krueger, Global Head of Human Resources	[•]	*
Michelle Rosenberg, General Counsel & Company Secretary	[•]	*
Roger Thompson, Chief Financial Officer	[•]	*
Richard Weil, Former CEO	[•]	*
All Directors and Named Executive Officers as a Group (15 Persons)	[•]	[•]%
*	Less than 1% of the outstanding shares.
(1)	Ownership, both direct and indirect, is based on the number of shares outstanding as of March 6, 2023. Unvested PSUs and RSUs are excluded from this table, but unvested RSUs that will vest within 60 days of March 6, 2023, and any shares that may be acquired upon the exercise of options within 60 days of March 6, 2023 are included.
(2)	Mr. Baldwin is a Partner at Trian, which beneficially owns an additional [•] shares. Mr. Baldwin disclaims beneficial ownership of these additional shares held by Trian.
(3)	Includes all shares beneficially owned by Trian and affiliates, as described in footnote (1) to the table under “Security Ownership of Principal Shareholders.” The shares beneficially owned by Trian and affiliates are counted only once for purposes of the total shares held by all directors and Named Executive Officers as a group.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires certain officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of copies of such reports, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during fiscal year 2022, except for the initial Form 3 filing for Brian Baldwin, who was appointed to the Board in November 2022.

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OUR EXECUTIVE OFFICERS

In addition to Ali Dibadj, whose information is set forth above under “Board Nominee Biographies,” below is a list of our executive officers as of the date of this Proxy Statement.

GEORGINA FOGO Chief Risk Officer Age 49

Georgina Fogo is Chief Risk Officer at Janus Henderson Investors, a position she has held since joining the Company in 2018. She is responsible for the Global Risk and Compliance functions. Ms. Fogo reports to the CEO and is a member of the Executive Committee. She also chairs the Diversity, Equity & Inclusion Committee. She came to Janus Henderson from BlackRock, where she served in various roles since 2009, most recently as Managing Director and Global Chief Compliance Officer from 2015. Prior to that, she had numerous positions with Barclays Global Investors Limited (BGI) from 2002, the last being Principal, Head of Product Advisory Compliance based in San Francisco. Earlier, she was with Merrill Lynch Investment Managers in various roles from 1998. She began her career in 1997 with Merrill Lynch Investment Bank as an Equity Sales Assistant.

Ms. Fogo received a BA in history and political science and an MA (honours) in political science from the University of Auckland, New Zealand. She holds the Investment Management Certificate and has 25 years of financial industry experience.

TIPHANI KRUEGER Global Head of Human Resources Age 49

Tiphani Krueger is Global Head of Human Resources at Janus Henderson Investors, a position she has held since 2021. Prior to this, she was Co-Head of Human Resources at the Company from 2017. She is a member of the Janus Henderson Executive Committee and Diversity, Equity & Inclusion Steering Committee. Prior to the Merger, Ms. Krueger was Janus Capital Group’s Executive Vice President and Global Head of Human Resources from 2006. She acts as a strategic partner to the Company and is responsible for driving business results through the engagement, development, and retention of its employees. She is also a member of the Janus Henderson Senior Leadership Group and Ethics and Conflicts committee and is President of the Janus Henderson Foundation board. Prior to Janus, she was Human Resources Director for six years at Level 3 Communications, where she led a variety of human capital initiatives. Earlier in her career, she spent three years at PricewaterhouseCoopers focused on human resources and recruiting.

Ms. Krueger received a BA in sociology with a minor in psychology and human relations from the University of Iowa. She has 19 years of financial industry experience.

JAMES R. LOWRY Global Chief Operating Officer Age 56

James R. (JR) Lowry is Global Chief Operating Officer at Janus Henderson Investors, a position he has held since joining the Company in 2021. He oversees operations, technology, data governance and architecture, change management, and strategic vendor oversight. He is also a member of the Janus Henderson Executive Committee. Prior to this, he held numerous roles with State Street from 2010, including Chief Administrative Officer of Charles River Development, Head of Global Exchange and most recently Chief Operating Officer and Interim Head of Analytics at State Street Alpha, State Street Corporation’s front-to-back Investment Management Platform division. Before State Street, he held Senior Vice President roles with Fidelity Investments from 2006 and with McKinsey & Company from 1994, where he progressed to Partner and a leader in the service operations and telecom practices. Mr. Lowry began his career as an officer in the United States Air Force in 1988, where he advanced to the rank of Captain.

Mr. Lowry received a BS in engineering from Duke University (summa cum laude), an MS in electrical engineering from Northeastern University and an MBA from Harvard Business School. He serves on advisory boards for FinTech Sandbox and Boston’s Institute of Contemporary Art. He has 28 years of global industry experience.

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MICHELLE ROSENBERG General Counsel and Corporate Secretary Age 49

Michelle Rosenberg is General Counsel and Company Secretary of Janus Henderson Investors, a position she has held since 2018. Previously, she was Senior Vice President, Head of Legal, North America since 2017. Before this, Ms. Rosenberg was Deputy General Counsel of Janus Capital Group. In her current role, she is responsible for global oversight of the Legal, Internal Audit, and Corporate Secretariat teams. She represents Janus Henderson with global regulators and industry groups and serves on several management committees, including Janus Henderson’s Executive Committee and the Diversity, Equity & Inclusion Committee. Additionally, she is President and Chief Executive Officer of the Janus Investment Fund and the Janus Aspen Series. Prior to Janus Henderson, Ms. Rosenberg worked at Fidelity Management & Research Company, where she supported various legal initiatives, particularly investment advisory and investment company issues, during her tenure.

Ms. Rosenberg received a BA from Bates College, and currently sits on their Board of Trustees, and a juris doctorate from the University of Florida, Levin College of Law. She has 25 years of financial industry experience.

ROGER THOMPSON Chief Financial Officer Age 55

Roger Thompson is Chief Financial Officer at Janus Henderson Investors, a position he has held since 2013. He is also a member of Janus Henderson’s Executive Committee. He joined the Company from J.P. Morgan Asset Management, where most recently he was Global Chief Operating Officer; previously, he was Head of UK and prior to that was International CFO. Mr. Thompson held a broad range of roles at J.P. Morgan and worked in Tokyo, Singapore, and Hong Kong. He trained as an accountant with PricewaterhouseCoopers.

Mr. Thompson graduated with a BA (honours) in accountancy and economics from Exeter University. He is a chartered accountant and has 30 years of financial industry experience.

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PROPOSAL 3
RENEWAL OF THE BOARD’S AUTHORITY TO REPURCHASE COMMON STOCK

The Board believes that it is advantageous to renew the authority for the Company to repurchase its own shares in certain circumstances. Under our Articles of Association, the Company may repurchase its own shares subject to and in accordance with the Companies (Jersey) Law 1991 (“Jersey Companies Law”), which generally requires authorization by a special resolution approved by shareholders. Accordingly, the Board proposes to seek this authority in a form consistent with the Jersey Companies Law and US securities laws.

Proposal 3, which will be proposed as a special resolution in accordance with Jersey law, seeks shareholders’ approval of the purchase by the Company of a maximum number of shares which, taken together with the number of underlying shares represented by CDIs that are purchased pursuant to the special resolution in Proposal 4, is [•], representing approximately 10% of the issued share capital of the Company as of February 24, 2023.

The authority sought by this resolution will expire the earlier of (i) the conclusion of the Company’s 2024 Annual Meeting or (ii) November 1, 2024.

The Board will continuously review a possible repurchase of shares and CDIs, taking into account the Company’s financial position, share/ CDI price and other investment opportunities. The Board would use this authority only if it believes at the time that such purchase would be in the best interests of shareholders generally.

Any purchases of common stock would be by means of market purchases. The special resolution below sets the maximum and minimum prices for any such purchases. Common stock purchased under this authority may be held as treasury shares. The Jersey Companies Law allows the Company to purchase and hold treasury shares in its issued capital rather than cancelling those shares. Treasury shares do not carry voting rights and have no entitlement to dividends. Treasury shares may be cancelled, sold, or used to meet the Company’s obligations under its employee share plans. Any shares of common stock purchased, but not held as treasury shares, would be cancelled.

As of February 24, 2023, pursuant to the authority approved by shareholders at the 2022 Annual Meeting, the Company repurchased on the open market and cancelled [•] shares of common stock since the 2022 Annual Meeting. Such authority will expire at the close of the 2023 Annual Meeting, unless renewed by shareholders.

The text of the resolution in respect of Proposal 3 (which is proposed as a special resolution) is as follows:

RESOLVED, that, pursuant to Article 57 of the Companies (Jersey) Law 1991, the Company be and is hereby generally and unconditionally authorized to make purchases on a stock exchange of its common stock, subject to the following conditions:

■	the maximum number of shares of common stock authorized to be purchased is [•], minus the number of underlying shares represented by CDIs that are purchased pursuant to Proposal 4;
■	the minimum price (exclusive of expenses) that may be paid for a share of common stock is $1.50 par value per share;
■	the maximum price (exclusive of expenses) that may be paid for each share of common stock is an amount that is equal to 105% of the average closing stock price of the preceding five trading days on the New York Stock Exchange;
■	this authority shall expire the earlier of (i) the conclusion of the Company’s 2024 Annual Meeting or (ii) November 1, 2024;
■	a contract to purchase shares under this authority may be made before this authority expires, and concluded in whole or in part after this authority expires; and
■	pursuant to Article 58A of the Companies (Jersey) Law 1991, the Company may hold as treasury shares any shares of common stock of the Company purchased pursuant to the authority conferred in this resolution.

Vote Required and Recommendation

As a special resolution, this proposal will be approved if the number of votes cast “FOR” equals or exceeds two-thirds of the total number of votes cast on this matter. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SPECIAL RESOLUTION GRANTING AUTHORITY TO REPURCHASE COMMON STOCK.

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PROPOSAL 4
RENEWAL OF THE BOARD’S AUTHORITY TO REPURCHASE CDIs

As discussed in Proposal 3, the Company is required to seek authorization by a special resolution approved by shareholders to repurchase its own shares, which also applies to repurchases of CDIs.

Proposal 4, which will be proposed as a special resolution in accordance with Jersey law, seeks shareholders’ approval of the purchase by the Company of a maximum number of CDIs that the underlying common stock are represented by which, taken together with any shares of common stock purchased by the Company pursuant to Proposal 3, is [•], representing approximately 10% of the issued share capital of the Company as of February 24, 2023.

The authority sought by this resolution will expire the earlier of (i) the conclusion of the Company’s 2024 Annual Meeting or (ii) November 1, 2024.

The Board will continuously review a possible repurchase of shares and CDIs, taking into account the Company’s financial position, share/CDI price and other investment opportunities. The Board would use this authority only if it believes at the time that such purchase would be in the best interests of shareholders generally.

Any purchases of CDIs would be by means of purchases on the open market. Any CDIs purchased in Australia will then be converted into common stock (“Converted Shares”). The special resolution below sets the maximum and minimum prices for any such purchases. Shares represented by CDIs purchased under this authority may be held as treasury shares. The Jersey Companies Law allows the Company to purchase and hold treasury shares in its issued capital rather than cancelling those shares. Treasury shares do not carry voting rights and have no entitlement to dividends. Treasury shares may be cancelled, sold or used to meet the Company’s obligations under its employee share plans. Any Converted Shares purchased, but not held as treasury shares, would be cancelled.

As of February 24, 2023, pursuant to the authority approved by shareholders at the 2022 Annual Meeting, the Company repurchased on the open market and cancelled [•] shares of common stock, of which [•] were CDIs that were converted to common stock before being cancelled, since the 2022 Annual Meeting. Such authority will expire at the close of the 2023 Annual Meeting, unless renewed by shareholders.

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the Company be and is hereby generally and unconditionally authorized (pursuant to Article 57 of the Companies (Jersey) Law 1991) to make purchases on a stock exchange of its CDIs, subject to the following conditions:

■	the maximum number of CDIs authorized to be purchased is [•], minus the number of shares purchased pursuant to Proposal 3;
■	the minimum price (exclusive of expenses) that may be paid for each CDI is the Australian dollar equivalent of $1.50;
■	the maximum price (exclusive of expenses) that may be paid for each CDI is an amount equal to 105% of the average closing CDI price of the preceding five trading days on the Australian Securities Exchange;
■	this authority shall expire the earlier of (i) the conclusion of the Company’s 2024 Annual Meeting or (ii) November 1, 2024;
■	a contract to purchase CDIs under this authority may be made before this authority expires, and concluded in whole or in part after this authority expires; and
■	pursuant to Article 58A of the Companies (Jersey) Law 1991, the Company may hold as treasury shares any shares of common stock represented by the CDIs purchased pursuant to the authority conferred in this resolution.

Vote Required and Recommendation

As a special resolution, this proposal will be approved if the number of votes cast “FOR” equals or exceeds two-thirds of the total number of votes cast on this matter. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SPECIAL RESOLUTION GRANTING AUTHORITY TO PURCHASE CDIs.

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PROPOSAL 5
REAPPOINTMENT AND REMUNERATION OF AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s auditors. The Audit Committee evaluates the selection of the Company’s auditors each year and determines whether to reappoint the current auditors or consider other firms. Certain key factors that the Audit Committee considers as part of this evaluation include the quality or service provided, the benefits of tenure versus fresh perspective, business acumen, auditor independence, and the appropriateness of fees relative to both efficiency and audit quality. Based on its annual review, the Audit Committee believes that the continued retention of PricewaterhouseCoopers LLP (“PwC”) as our auditors is in the best interests of the Company and our shareholders. Therefore, the Audit Committee has reappointed PwC, which has served as the Company’s auditors since 2019, to serve as the Company’s auditors.

Pursuant to the Jersey Companies Law, shareholders are required to approve the reappointment of the Company’s auditors each year, and the appointment runs until the conclusion of the next annual general meeting (unless the auditors are removed by resolution of shareholders in a general meeting). Shareholders are also requested to ratify the appointment of PwC as the Company’s independent registered public accounting firm for purposes of US securities laws for the fiscal year ending December 31, 2023, and to authorize the directors to determine the fees to be paid to the auditors.

The text of the resolution in respect of Proposal 5 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that PricewaterhouseCoopers LLP be appointed as the auditors of the Company from the conclusion of this 2023 Annual Meeting until the conclusion of the Company’s 2024 Annual Meeting, that the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2023, be ratified, and that the directors be authorized to determine the fees to be paid to the auditors.

Representatives of PwC are expected to be present at the 2023 Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Vote Required and Recommendation

As an ordinary resolution, this proposal will be approved if the number of votes cast “FOR” exceeds 50% of the total number of votes cast on this matter. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR AUDITORS, TO RATIFY THEIR APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND TO AUTHORIZE THE DIRECTORS TO DETERMINE THE FEES TO BE PAID TO THE AUDITORS.

Pre-Approval Policy

All services performed by PwC were approved in accordance with the approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that our independent auditor may perform. Under the policy, any service to be provided to the Company by its independent auditor must be pre-approved by the Audit Committee. Generally, pre-approval is provided at regularly scheduled committee meetings, however, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Audit Committee Chair. The Audit Committee Chair must update the Audit Committee at the next regularly scheduled committee meeting of any services that were granted specific approval.

The Audit Committee generally approves a narrow range of fees associated with each proposed service to incorporate appropriate oversight and control of the independent auditor relationship.

At each meeting, the Audit Committee reviews the status of services and fees incurred year-to-date against the original approved services and the forecast of remaining services and fees for the fiscal year.

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Fees Incurred for Auditor

The following table shows the fees paid or accrued by the Company and its consolidated funds for audit and other services provided by PwC for fiscal years ended December 31, 2022 and 2021:

	2022	2021
Audit fees(1)	$4,532,932	$4,446,684
Audit-related fees(2)	336,301	320,520
Tax fees(3)	16,273	54,377
All other fees(4)	825,125	976,221
TOTAL	$5,710,631	$5,797,802
(1)	Audit services consisted of the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, reviews of the condensed consolidated financial statements included in its quarterly reports on Form 10-Q, attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002, and other audit services that are normally provided in connection with statutory or regulatory filings.
(2)	Audit-related fees consisted of financial accounting and SEC reporting consultations, issuance of consent letters, audit of the Company’s benefit plans and other audit services not required by statute or regulation.
(3)	Tax compliance fees consisted of tax return filings for certain foreign jurisdictions and assistance with tax audits and miscellaneous state and federal income tax-related issues.
(4)	All other fees are associated with our ETFs and fees associated with the Finance Conduct Authority (FCA) Client Assets Sourcebook (CASS) audit.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of PwC.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the Company’s financial reporting process. The Audit Committee’s responsibilities include, among others: (i) overseeing the integrity of the Company’s financial statements; (ii) evaluating the qualifications, independence and performance of the Company’s independent auditors; (iii) reviewing the organizational structure and qualifications of the members of the Company’s internal audit department; and (iv) obtaining reports from management and the independent auditors concerning the Company’s compliance with applicable legal and regulatory standards. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. For more information about our Audit Committee’s responsibilities, see our Audit Committee Charter, which is available on the Company’s website at ir.janushenderson.com under “Corporate Governance – Governance Policies & Statements.”

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2022. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The Audit Committee

Alison Davis (Chair)
John Cassaday
Kalpana Desai
Kevin Dolan
Eugene Flood Jr.
Anne Sheehan

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

When and where will the 2023 Annual Meeting be held?

The 2023 Annual Meeting will be held on Wednesday, May 3, 2023, at 3:00 p.m. (Denver time) at our Denver office, located at 151 Detroit Street, Denver, Colorado 80206, USA.

How do I attend?

To attend the 2023 Annual Meeting in person, you must be entitled to vote, as described below. If you cannot attend the Meeting in person, you can listen to the Meeting via a listen-only webcast. A link to the webcast will be accessible from www.janushenderson.com/AGM2023 prior to the Meeting.

Shareholders also can listen to the Meeting via a listen-only dial-in by calling:

United States and Canada	866 952 8559 (toll free)
United Kingdom	0808 101 1183 (toll free)
Australia	1 800 144 837 (toll free)
All other countries	+1 785 424 1743
Conference ID	JH GROUP

Because the webcast and dial-in will be listen-only, listening to the webcast or dial-in will not constitute formal attendance at the 2023 Annual Meeting and you will not be able to vote or ask questions through the webcast or dial-in. Please submit your proxy voting instructions as soon as possible through one of the methods described below to ensure your votes are counted at the Meeting.

When is the Record Date?

The Record Date is March 6, 2023. On that date, the Company had [•] shares of common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote.

Who may vote?

You are entitled to vote or direct the voting of your shares if, on the Record Date, you were a:

■	shareholder of record or a beneficial owner of shares in “street name” as of 5:00 p.m. (New York time);
■	holder of CHESS Depositary Interests (“CDIs”) as of 5:00 p.m. (Sydney time);
■	holder of Janus Henderson Depository Interests (“UK DIs”) through CREST as of 5:00 p.m. (London time); or
■	holder of UK DIs via the Janus Henderson Corporate Sponsored Nominee Facility (“CSN”) as of 5:00 p.m. (London time).

How do I vote?

There are different voting procedures depending on whether you hold your Company shares as:

■	common stock listed on the NYSE;
■	CDIs quoted on the ASX; or
■	UK DIs held through CREST or via the CSN.

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Please read the instructions below carefully to ensure you understand the voting arrangements that apply to you.

Holders of Common Stock Listed on NYSE

Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

By Internet. You may submit your proxy by internet at www.investorvote.com/JHG. You will need your Control Number, which is provided on your proxy card or the Notice of Internet Availability of Proxy Materials. You may submit your proxy by internet 24 hours a day, seven days a week, through 11:59 p.m. (Denver time) on Tuesday, May 2, 2023.
By Telephone. To submit your proxy by telephone, please call 1-800-652-8683. You may submit your proxy by telephone 24 hours a day, seven days a week, through 11:59 p.m. (Denver time) on Tuesday, May 2, 2023.
By Mail. If you received your proxy materials by mail, you may submit your proxy card by mail using the enclosed postage-paid envelope or by mailing it to: Janus Henderson Group Share Registry, Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02040-5067. Submissions by mail must be received by 11:59 p.m. (Denver time) on Tuesday, May 2, 2023.
At the Meeting. Submitting a proxy now will not limit your right to change your vote at the 2023 Annual Meeting if you attend the Meeting in person. For information about attending the Meeting, please see “How do I attend?” above.

Beneficial Owners. If your shares of common stock are held in an account with a broker, bank, or other nominee, you are considered the beneficial owner of those shares, which are held in “street name.” As the beneficial owner, you have the right to instruct the broker on how to vote your shares. To do so, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. If you do not provide voting instructions to your broker by the applicable deadline, your broker may vote your shares on your behalf only with respect to Proposal 5 – Reappointment and Remuneration of Auditors. Your broker is not permitted to vote on Proposals 1 through 4 if you do not provide voting instructions.

401(k) Participants. If you hold your common stock through the Janus Henderson Group plc 401(k) Plan, you may submit your proxy by internet at www.investorvote.com/JHG through 9:00 a.m. (New York time) on Monday, May 1, 2023. Please refer to your voting instruction form for additional information on how to vote.

Holders of CHESS Depositary Interests Quoted on ASX

By Internet. You may submit your voting instructions by the internet via our website at www.janushenderson.com/AGM2023. You will need your Control Number and your Shareholder Reference Number (“SRN”), which are provided on your voting instruction form, and your registered postcode or country of residence if outside Australia. You may submit your voting instructions by internet 24 hours a day, seven days a week, until 5:00 p.m. (Sydney time) on Sunday, April 30, 2023.
By Mail. If you received your proxy materials by mail, you may submit your voting instruction form by mail using the enclosed postage-paid envelope or by mailing it to: Computershare Investor Services Pty Limited, GPO Box 4578, Melbourne, VIC 3001, Australia; or Private Bag 92119, Auckland 1142, New Zealand. Submissions by mail must be received by 5:00 p.m. (Sydney time) on Sunday, April 30, 2023.
By Facsimile. You may submit your voting instructions by faxing them to 03 9473 2555 in Australia or 09 488 8787 in New Zealand by 5:00 p.m. (Sydney time) on Sunday, April 30, 2023.
At the Meeting. If you would like to attend and vote at the 2023 Annual Meeting, you may instruct CHESS Depositary Nominees Pty Limited to nominate you as its proxy by submitting the voting instruction form via one of the above methods. Voting at the Meeting is on Wednesday, May 3, 2023, before the Meeting commences at 3:00 p.m. (Denver time). If your voting instruction form (and any necessary supporting documents) is not received by 5:00 p.m. (Sydney time) on Sunday, April 30, 2023, your proxy appointment will not be effective. For information about attending the Meeting, please see “How do I attend?” above.

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Holders of UK Depositary Interests

By Internet. You may direct Computershare to vote the common stock underlying your UK DIs via a Form of Instruction accessible via the internet on Computershare’s website by visiting www.investorcentre.co.uk/eproxy. You will be asked to enter the Control Number, your SRN, and your unique PIN, which are detailed on the accompanying Form of Instruction. Alternatively, UK DI holders who wish to submit an instruction through the CREST electronic voting appointment service may do so by using the procedures described in the CREST manual (available from www.euroclear.com). Instructions must be validly returned and received by 9:00 a.m. (London time) on Friday, April 28, 2023.
By Mail. If you received your proxy materials by mail, you may submit your Form of Instruction by mail using the enclosed postage-paid envelope or by mailing it to: Janus Henderson Group Share Registry, Computershare, The Pavilions, Bridgwater Road, Bristol BS99 6ZY. To be effective, all Forms of Instruction must be lodged with Computershare by 9:00 a.m. (London time) on Friday, April 28, 2023. Computershare, as your proxy, will then make arrangements to vote your underlying shares according to your instructions.
At the Meeting. If you would like to attend and vote in person at the 2023 Annual Meeting, please inform Computershare at csnditeam@computershare.co.uk, who will provide you with a Letter of Representation with respect to your UK DI holding that will enable you to attend and vote the shares underlying your interests at the Meeting on Computershare’s behalf. Your completed Letter of Representation must be delivered to a Computershare representative on Wednesday, May 3, 2023, before the Meeting commences at 3:00 p.m. (Denver time).

Holders of UK Depositary Interests via the Corporate Sponsored Nominee Facility

By Internet. You may direct Computershare, as provider of the Corporate Sponsored Nominee Service in which your UK Dis are held, how to vote the ordinary shares underlying your Dis via the internet on Computershare’s website by visiting www.investorcentre.co.uk/eproxy. You will be asked to enter the Control Number, your SRN, and your unique PIN, which are detailed on the accompanying Form of Direction. Instructions must be validly returned and received by 9:00 a.m. (London time) on Thursday, April 27, 2023.
By Mail. If you received your proxy materials by mail, you may submit your Form of Direction by mail using the enclosed postage-paid envelope or by mailing it to: Janus Henderson Group Share Registry, Computershare, The Pavilions, Bridgwater Road, Bristol BS99 6ZY. To be effective, all Forms of Direction must be lodged with Computershare by 9:00 a.m. (London time) on Thursday, April 27, 2023. Computershare, as your custodian, will then make arrangements to vote the shares underlying your interests according to your instructions.
At the Meeting. If you would like to attend and vote in person at the 2023 Annual Meeting, please inform Computershare at csnditeam@computershare.co.uk, who will provide you with a Letter of Representation with respect to your UK DI holding that will enable you to attend and vote the shares underlying your interests at the Meeting on Computershare’s behalf. Your completed Letter of Representation must be delivered to a Computershare representative on Wednesday, May 3, 2023, before the Meeting commences at 3:00 p.m. (Denver time).

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What are the voting deadlines?

Holding Type	Voting via Internet	Voting via Telephone	Voting via Mail
Common Stock	11:59 p.m. (Denver time) on Tuesday, May 2, 2023(1)	11:59 p.m. (Denver time) on Tuesday, May 2, 2023	11:59 p.m. (Denver time) on Tuesday, May 2, 2023
CDIs(2)	5:00 p.m. (Sydney time) on Sunday, April 30, 2023	N/A	5:00 p.m. (Sydney time) on Sunday, April 30, 2023
UK DIs(3)	9:00 a.m. (London time) on Friday, April 28, 2023	N/A	9:00 a.m. (London time) on Friday, April 28, 2023
CSN (UK DIs via CSN)	9:00 a.m. (London time) on Thursday, April 27, 2023	N/A	9:00 a.m. (London time) on Thursday, April 27, 2023
(1)	Holders of common stock through the Janus Henderson Group plc 401(k) Plan must submit their votes before 9:00 a.m. (New York time) on Monday, May 1, 2023.
(2)	CDI holders may return their instructions via facsimile by 5:00 p.m. (Sydney time) on Sunday, April 30, 2023.
(3)	UK DI holders may return their instructions via CREST by 9:00 a.m. (London time) on Friday, April 28, 2023

What happens if I do not give specific voting instructions?

If you are a shareholder of record, holder of CDIs, holder of UK DIs, or holder of UK DIs via the CSN, your proxy may vote in his or her discretion with respect to any proposal for which you fail to provide voting instructions on. In addition, if you appoint the Chair of the Meeting as your proxy and fail to provide voting instructions, the Chair intends to vote your shares in accordance with the Board’s recommendations.

If you are a beneficial owner of common stock and fail to provide voting instructions to your broker, then your broker may vote your shares on your behalf only with respect to Proposal 5 – Reappointment and Remuneration of Auditors. Your broker is not permitted to vote on Proposals 1 through 4 if you do not provide voting instructions, which will result in a so-called “broker non-vote.”

What if I change my mind after I vote?

You can revoke your proxy at any time before your shares are voted if you:

■	submit a timely later-dated proxy or voting instruction form;
■	provide timely subsequent telephone or internet voting instructions; or
■	vote in-person at the Meeting.

What happens if other matters come up at the 2023 Annual Meeting?

If you are a shareholder of record, holder of CDIs, holder of UK DIs, or holder of UK DIs via the CSN, your proxy will have discretion to vote as he or she thinks fit on any other business that may properly come before the Meeting, including amendments to any resolution, and at any adjourned or postponed meeting.

If you are a beneficial owner of common stock, your broker may vote your shares on your behalf only on “routine” matters that may properly come up at the Meeting.

We do not expect any other matters to come up at the meeting.

What constitutes a quorum?

The presence, in person or represented by proxy, of at least one-third of the Company’s issued and outstanding shares of common stock (excluding any shares held in treasury) entitled to vote at the Annual General Meeting as of the record date constitutes a quorum.

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How is it determined whether a matter has been approved?

In tabulating the voting results, only FOR and AGAINST votes are counted. Broker non-votes and abstentions are counted only for purposes of determining whether a quorum is present.

Proposal		Vote required to elect directors and adopt the other proposals	Board Vote Recommendation
1	Election of Directors	A nominee must receive the affirmative vote of a majority of the votes cast (ordinary resolution for each nominee)	“FOR” each director nominee
2	Advisory Say-on-Pay Vote on Executive Compensation	The affirmative vote of a majority of the votes cast (ordinary resolution)	“FOR”
3	Renewal of the Board’s Authority to Repurchase Common Stock	The affirmative vote of two-thirds of the votes cast (special resolution)	“FOR”
4	Renewal of the Board’s Authority to Purchase CDIs	The affirmative vote of two-thirds of the votes cast (special resolution)	“FOR”
5	Reappointment and Remuneration of Auditors	The affirmative vote of a majority of the votes cast (ordinary resolution)	“FOR”

Who pays to prepare, mail, and solicit the proxies?

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, and electronic transmission on our behalf by directors, officers, or employees of the Company or its subsidiaries, without additional compensation. We will reimburse brokers and other nominees that are requested to forward soliciting materials to the beneficial owners of the shares they hold of record.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of the proxy materials?

We distribute our proxy materials to most shareholders over the Internet using “Notice and Access” delivery, as permitted by SEC rules. We elected to use this method for most shareholders because it reduces our print and mail costs and the environmental impact of the Meeting. See “Householding” below for additional information.

Where can I find the voting results of the 2023 Annual Meeting?

The preliminary voting results will be announced at the 2023 Annual Meeting. The final voting results will be disclosed by the Company in a Current Report on Form 8-K to be filed with the SEC and disclosed on the ASX Market Announcements Platform within four business days following the Meeting and made available on the Company’s website at www.janushenderson.com/AGM2023.

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OTHER INFORMATION

This Proxy Statement includes website addresses and references to additional materials found on those websites. The information on our Corporate Governance webpage, the Impact Report, and any other information on our website that we may refer to herein is not incorporated by reference into, and does not form any part of, this Proxy Statement. Any targets or goals discussed in our Impact Report and in this Proxy Statement may be aspirational, and as such, no guarantees or promises are made that these goals will be met. Furthermore, statistics and metrics disclosed in this Proxy Statement and in the Impact Report are estimates and may be based on assumptions that turn out to be incorrect.

Forward-Looking Statements

Certain statements in this Proxy Statement not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions, and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this Proxy Statement include, but are not limited to, risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022, and in other filings or furnishings made by the Company with the SEC from time to time.

Shareholder Proposals for 2024 Annual Meeting

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials to be distributed in connection with our 2024 Annual Meeting must submit their proposals in accordance with that rule so they are received by the Company Secretary at the address set forth below no later than the close of business on November 24, 2023. If the date of our 2024 Annual Meeting is more than 30 days before or after May 3, 2024, then the deadline to timely receive such material will be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our Articles of Association require that shareholders who intend to propose, outside of Rule 14a-8 under the Exchange Act, any resolution, including nominating candidates for election as directors, at our 2024 Annual Meeting must provide notice of such proposals in writing to our Company Secretary between the close of business on January 4, 2024, and the close of business on February 3, 2024. However, if the date of our 2024 Annual Meeting is more than 30 days before or more than 60 days after May 3, 2024, the shareholder’s notice must be delivered in writing (i) no earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and (ii) no later than the close of business on the later of (a) the 90th day prior to such 2024 Annual Meeting or (b) the 10th day after public announcement of the date of such 2024 Annual Meeting is first made by the Company. The notice must set forth the information required by our Articles of Association.

Such proposals should be sent to our Company Secretary in writing to Janus Henderson Group plc, Attn: Company Secretary, 151 Detroit Street, Denver, Colorado 80206, USA. To be included in the Company’s proxy materials, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Jersey law.

In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

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Householding

SEC rules permit companies and intermediaries (such as banks and brokers) to send a single copy of the proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, to two or more shareholders who share the same address, subject to certain conditions. This “householding” rule benefits both the shareholders and the Company by reducing the volume of duplicate information shareholders receive, reducing the Company’s printing and mailing costs, and reducing the environmental impact of our meeting. Accordingly, a single copy of the Notice of Internet Availability of Proxy Materials (or proxy materials) will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders.

If one set of these documents was sent to your household for the use of all the Company’s shareholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these documents were sent to your household and you want to receive one set, please contact our transfer agent, Computershare, P.O. Box 43078, Providence, RI 02940-3078, USA; toll-free 866-638-5573; or www. computershare.com/investor.

IF A BROKER, BANK, OR OTHER NOMINEE HOLDS YOUR SHARES, PLEASE CONTACT YOUR BROKER, BANK, OR OTHER NOMINEE DIRECTLY IF YOU HAVE QUESTIONS ABOUT DELIVERY OF MATERIALS, REQUIRE ADDITIONAL COPIES OF THE PROXY MATERIALS, OR WISH TO RECEIVE MULTIPLE COPIES OF THE PROXY MATERIALS, WHICH WOULD REQUIRE YOU TO STATE THAT YOU DO NOT CONSENT TO HOUSEHOLDING.

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2022, will be presented to the shareholders at the 2023 Annual Meeting.

Shareholder Inquiries

For shareholder inquiries, please contact the Janus Henderson Group Share Registry.

United States	Australia

Janus Henderson Group Transfer Agent P.O. Box 43078 Providence, RI 02940-3078	Janus Henderson Group Share Registry GPO Box 4578 Melbourne, Victoria 3001

T: 866 638 5573 (toll free) T: +1 781 575 2374	T: 1300 137 981 T: +61 (0) 3 9415 4081 F: +61 (0) 3 9473 2555
web.queries@computershare.com
web.queries@computershare.com.au

United Kingdom	New Zealand

Janus Henderson Group Depositary Computershare Investor Services The Pavilions Bridgwater Road Bristol BS13 8AE T: +44 (0)370 703 0109 web.queries@computershare.co.uk	Janus Henderson Group Share Registry Private Bag 92119 Auckland 1142 T: 0800 888 017 F: +64 (0) 9 488 8787 web.queries@computershare.com.nz

Janus Henderson Group plc	Company registration number: 101484	ABN: 67 133 992 766
Registered office: 13 Castle Street, St Helier, Jersey JE1 1ES

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ANNEX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company presents its financial results in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates our profitability and our ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation below of our non-GAAP financial measures to the most directly comparable GAAP measures.

	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
RECONCILIATION OF REVENUE TO ADJUSTED REVENUE
Revenue	$2,203.6	$2,767.0	$2,298.6
Management fees	(193.2)	(208.4)	(180.5)
Shareowner servicing fees	(185.2)	(214.7)	(170.3)
Other revenue	(119.9)	(131.0)	(110.3)
ADJUSTED REVENUE(1)	$1,705.3	$2,212.9	$1,837.5
RECONCILIATION OF OPERATING EXPENSES TO ADJUSTED OPERATING EXPENSES
Operating expenses	$1,713.8	$1,946.1	$2,170.3
Employee compensation and benefits(2)	(16.8)	—	(2.3)
Long-term incentive plans(2)	(21.1)	0.4	0.5
Distribution expenses(1)	(498.3)	(554.1)	(461.1)
General, administrative and occupancy(2)	(9.5)	(10.8)	(11.0)
Impairment of goodwill and intangible assets(3)	(35.8)	(121.9)	(546.5)
Depreciation and amortization(3)	(3.7)	(7.8)	(12.4)
ADJUSTED OPERATING EXPENSES	$1,128.6	$1,251.9	$1,137.5
Adjusted operating income	576.7	961.0	700.0
Operating margin(4)	22.2%	29.7%	5.6%
Adjusted operating margin(5)	33.8%	43.4%	38.1%
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO JHG TO ADJUSTED NET INCOME ATTRIBUTABLE TO JHG
Net income (loss) attributable to JHG	$372.4	620.0	$130.3
Employee compensation and benefits(2)	16.8	—	2.3
Long-term incentive plans(2)	21.1	(0.4)	(0.5)
General, administrative and occupancy(2)	9.5	10.8	11.0
Impairment of goodwill and intangible assets(3)	35.8	121.9	546.5
Depreciation and amortization(3)	3.7	7.8	12.4
Interest expense(6)	—	—	0.1
Investment gains (losses), net(6)	0.4	0.2	(1.4)
Other non-operating income (expenses), net(6)	0.3	(14.2)	(37.8)
Income tax provision(7)	26.2	(6.6)	(120.5)

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	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Adjusted net income attributable to JHG	433.8	739.5	542.4
Less: allocation of earnings to participating stock-based awards	(13.1)	(21.1)	(16.4)
ADJUSTED NET INCOME ATTRIBUTABLE TO JHG COMMON SHAREHOLDERS	$420.7	$718.4	$541.5
Weighted-average common shares outstanding — diluted (two class)	162.0	168.5	179.9
Diluted earnings per share (two class)(8)	$2.23	$3.57	$0.70
Adjusted diluted earnings per share (two class)(9)	$2.60	$4.26	$3.01
(1)	We contract with third-party intermediaries to distribute and service certain of our investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by us and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees we collect are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and service fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, we perform the distribution and servicing activities and retain the applicable fees. Revenues for distribution and servicing activities performed by us are not deducted from GAAP revenue.
(2)	Adjustments for the years ended December 31, 2022, 2021, and 2020 include rent expense for subleased office space. The adjustments for the year ended December 31, 2022, also include the acceleration of long-term incentive plan expense related to the departure of certain employees. The adjustments for the year ended December 31, 2020, also include integration costs related to the Merger, including severance costs, legal costs and consulting fees. JHG management believes these costs do not represent our ongoing operations.
(3)	Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. Adjustments also include impairment charges of our goodwill, certain mutual fund investment management contracts, client relationships and trademarks. JHG management believes these non-cash and acquisition related costs do not represent our ongoing operations.
(4)	Operating margin is operating income divided by revenue.
(5)	Adjusted operating margin is adjusted operating income divided by adjusted revenue.
(6)	Adjustments for the year ended December 31, 2022, primarily relate to accumulated foreign currency translation expense related to liquidated JHG entities, rental income from subleased office, and a one-time charge related to the sale of Intech. Adjustments for the year ended December 31, 2021, primarily relate to rental income from subleased office space and a one-time contingent consideration adjustment in relation to the sale of Geneva. JHG management believes these expenses do not represent our ongoing operations.
(7)	The tax impact of the adjustments is calculated based on the U.S. or foreign statutory tax rate as they relate to each adjustment. Certain adjustments are either not taxable or not tax deductible. The impairment of goodwill and intangible assets impacted all periods but the impact was more significant in 2020. In addition, the 2021 adjustment includes non-cash deferred tax expense resulting from the revaluation of certain UK deferred tax assets and liabilities due to the enactment of the Finance Act 2021, which increased the UK corporation tax rate from 19% to 25% beginning in April 2023.
(8)	Diluted earnings per share is net income attributable to JHG common shareholders divided by weighted average diluted common shares outstanding.
(9)	Adjusted diluted earnings per share is adjusted net income attributable to JHG common shareholders divided by weighted average diluted common shares outstanding.

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